     As filed with the Securities and Exchange Commission on July 12, 2002

                      Registration Statement No. 333-______

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                           1ST COLONIAL BANCORP, INC.
            -------------------------------------------------------
              (Exact Name of Small Business Issuer in Its Charter)

          Pennsylvania                        6711                  01-0715542
---------------------------------   -------------------------   --------------------
   (State or Jurisdiction of           (Primary Standard           (IRS Employer
         Incorporation or          Industrial Classification     Identification No.)
          Organization)                   Code Number)

                1040 Haddon Avenue, Collingswood New Jersey 08108
                                 (856) 858-1100
       ------------------------------------------------------------------
          (Address and Telephone Number of Principal Executive Offices)


                1040 Haddon Avenue, Collingswood New Jersey 08108
                                 (856) 858-1100
--------------------------------------------------------------------------------
(Address of Principal Place of Business or Intended Principal Place of Business)


                1040 Haddon Avenue, Collingswood New Jersey 08108
                                 (856) 858-1100
                            Attn: Gerard M. Banmiller
                      President and Chief Executive Officer
                                 (856) 858-1100
           (Name, Address, and Telephone Number of Agent for Service)

                                   ----------

                        With copies of communication to:

                            Edward C. Hogan, Esquire
                                  Stevens & Lee
                               1415 Route 70 East
                                    Suite 506
                          Cherry Hill, New Jersey 08034
                                 (856) 857-4004

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

===================================================================================================
   Title of Each
     Class of                            Proposed Maximum   Proposed Maximum
   Securities to         Amount to       Offering Price(1)     Aggregate          Amount of
   be Registered       be Registered        Per Unit         Offering Price    Registration Fee
   -------------       -------------     ----------------     --------------    ----------------
Units, each                621,762              $9.65           $6,000,003        $    552
consisting of one
share of Common
Stock, no par
value, and one
Warrant to
purchase one share
of Common Stock

Common Stock, no           621,762(2)           $9.40           $5,844,563        $    538
par value(2)

        Total                                                                       $1,090
===================================================================================================


(1)   Estimated solely for the purpose of calculating the registration fee.

(2)   Issuable upon exercise of the Warrants.

                                     -------

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

Subject to completion, dated _________ __, 2002

                                     [LOGO]

                           1ST COLONIAL BANCORP, INC.

                              ______________ UNITS

                                     -------

        We are offering for sale a minimum of _______ and a maximum of ______ units at a price of $______ per unit. Each unit consists of one share of common stock, no par value, and one warrant to purchase one share of common stock at an exercise price of $_______ . The warrants will expire three years after the date of issuance. The offering will begin on ________ ___, 2002 and will terminate on _________ ___, 2002 (subject to any extension of the offering by our Board of Directors).

        Our common stock is not listed on any stock exchange or on the NASDAQ Stock Market. There has been only a limited trading market in our common stock. On _____________, 2002, the last reported sale price of the common stock on the NASDAQ OTC Bulletin Board was $_______.

        There is no existing trading market for the units or the warrants, and it is unlikely that an active market will develop for either the units or the warrants.

        YOU SHOULD CAREFULLY CONSIDER THE INFORMATION CONTAINED UNDER THE HEADING " RISK FACTORS" AT PAGE ___.

                                    -------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THESE SECURITIES ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

                               ------------------

                                                       Underwriting            Proceeds to
                             Price to Public           Discount(1)             Company (2)
                             ---------------           -----------             -----------
Per Unit...............         $_____                       None                  $_______

Total..................         $_____                       None                  $_______


-------

(1) We have not engaged any underwriter in connection with this offering. Offers and sales of the units will be effected by certain of our officers, who will not be separately paid for such activities. No discounts or commissions will be paid to such officers. See "The Offering - Plan of Distribution."

(2)   Before deducting offering expenses payable by us estimated to be $_______.

                                  -------------

        The units are offered, subject to prior sale, and subject to our right to withdraw, cancel or modify such offer and to reject any order in whole or in part. The offering covered by this prospectus will expire on _____________, 2002, unless we decide to extend the offer. It is expected that delivery of the certificates representing the common stock and the warrants purchased as part of the units during the offering will be made on or about _____ __, 2002 at the offices of the Company, Collingswood, New Jersey.

        The date of this prospectus is ______ __, 2002.

        THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                              AVAILABLE INFORMATION

        We have filed with the Securities and Exchange Commission in Washington, D.C., a Registration Statement on Form SB-2 under the Securities Act of 1933, with respect to the units. This prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement. You should review the Registration Statement and the exhibits thereto for further information with respect to 1st Colonial Bancorp, Inc. and the units. Statements in this prospectus about the contents of any contract or other document are not necessarily complete, and those statements are qualified in all respects by such reference. The Registration Statement, together with exhibits, may be inspected without charge, and copied at prescribed rates at the principal or regional offices of the Commission at the addresses indicated above. Copies also may be obtained at prescribed rates from the public reference facilities maintained by the Commission, at 450 Fifth Street, N.W., Washington, D.C. and can be inspected without charge and copied at prescribed rates at the Commission's regional office at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Electronic copies of the Registration Statement can be viewed at the Commission's Website at http://www.sec.gov.

        In connection with the offering, the Company will become subject to the informational requirements of Section 15(d) of the Securities Exchange Act of 1934, and in accordance therewith, will file reports and other information with the Commission. Such reports and other information can be inspected without charge and copied at prescribed rates at the public reference facilities maintained by the Commission at Room 1024 Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549 and at its regional office located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such material can also be obtained at prescribed rates from the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, DC 20549 and its public reference facilities in Chicago, Illinois. Electronic copies can be viewed at the Commission's website at http://www.sec.gov.

        1st Colonial National Bank is a wholly owned subsidiary of 1st Colonial Bancorp, Inc. Prior to 1st Colonial Bancorp, Inc.'s acquisition of the Bank on June 30, 2002, the Bank filed periodic and current reports on Forms 10-KSB, 10-QSB and 8-K with the Office of the Comptroller of the Currency under Section 13 of the Securities Exchange Act. Copies of such reports may be obtained promptly and without charge from the Bank by contacting Gerard M. Banmiller, President and Chief Executive Officer, 1st Colonial National Bank, 1040 Haddon Avenue, Collingswood, New Jersey 08108. Copies of such documents are also available for inspection or copying at prescribed rates at the offices of the Comptroller of the Currency, 250 E Street, S.W., Washington, D.C. 20219.

                           FORWARD-LOOKING STATEMENTS

        The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by us or on our behalf. The presentations and certain of the other disclosures in this prospectus, including any statements preceded by, followed by or which include the words "may," "could," "should," "will," "would," "believe," "expect," "anticipate," "estimate," "intend," "plan," "assume" or similar expressions constitute forward-looking statements.

        These forward-looking statements, implicitly and explicitly, include the assumptions underlying the statements and other information with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates, intentions, financial condition, results of operations, future performance and business, including our

        -- plans for the use of the proceeds of this offering;

        -- expectations for continued acceptance and success in the banking and business communities in our market area;

        -- expectations as to the amount, mix, yield and other characteristics of the deposits and loans we expect to acquire and make; and

        -- expectations and estimates with respect to our revenues, expenses, earnings, return on equity, return on assets, efficiency ratio, asset quality and other financial data and capital and performance ratios.

        Although we believe that the expectations reflected in our forward-looking statements are reasonable, these statements involve risks and uncertainties that are subject to change based on various important factors (some of which are beyond our control). The following factors, among others, could cause our financial performance to differ materially from our goals, plans, objectives, intentions, expectations, and other forward-looking statements:

        -- the strength of the United States economy in general and the strength of the regional and local economies in which we conduct operations;

        -- the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System;

        -- inflation, interest rate, market and monetary fluctuations;

        -- our ability to raise in the offering (and in future offerings, if necessary) the capital necessary on a timely basis to support our continued deposit growth and planned branch expansion;

        -- our ability to maintain and continue to obtain the desired customers and employees;

        -- our ability to successfully integrate the assets, liabilities, customers, systems and management we acquire into our operations;

        -- our timely development of new products and services in a changing environment, including the features, pricing and quality compared to the products and services of our competitors;

        -- the willingness of prospective customers to substitute our products and services for the bank products and services they currently use, and the impact of competition from banks, thrifts and others in our market;

        -- changes in the timing and structure of our growth and related transactions and other changed facts and circumstances resulting from the passage of time;

        -- the impact of changes in financial services policies, laws and regulations, including laws, regulations and policies concerning taxes, banking, securities and insurance, and the application thereof by regulatory bodies;

        -- technological changes;

        -- change in consumer spending and savings habits;

        -- regulatory or judicial proceedings; and

        -- the other risks set forth under "Risk Factors" on page __.

        If one or more of the factors affecting our forward-looking information and statements proves incorrect, then our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements contained in this prospectus. Therefore, we caution you not to place undue reliance on our forward-looking information and statements.

        We do not intend to update our forward-looking information and statements, whether written or oral, to reflect change. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

                                     SUMMARY

        The following summary contains all of the material terms of the offering, but is qualified in its entirety by, and should be read in conjunction with, the more detailed information and the financial statements (including the notes thereto) appearing in this prospectus. The terms "us," "we" and "the Company" as used herein refer to 1st Colonial Bancorp, Inc. and its wholly owned subsidiary, 1st Colonial National Bank (the "Bank").

THE COMPANY

        We are a Pennsylvania corporation headquartered in Collingswood, New Jersey, and the parent company of 1st Colonial National Bank. The Bank opened for business on June 30, 2000, and provides a wide range of business and consumer financial services through its office located in Collingswood, New Jersey. Emphasizing customer service and a community bank attitude, the Bank has grown quickly. With $72.3 million in assets, $41.2 million in loans, and $59.5 million in deposits at March 31, 2002, the Bank had net income of $361,000 in 2001, its first full year of operations, and $109,000 for the quarter ended March 31, 2002.

        We were organized as the holding company for the Bank in connection with the reorganization approved by the Bank's shareholders at the annual meeting on June 12, 2002. As a bank holding company registered under the Bank Holding Company Act of 1956, we are subject to the supervision and regulation of the Board of Governors of the Federal Reserve System (the "FRB"). The Bank is a national bank whose deposits are insured by the Bank Insurance Fund ("BIF") of the Federal Deposit Insurance Corporation ("FDIC"). Our operations and those of the Bank are subject to supervision and regulation by the FRB, the FDIC and the Office of the Comptroller of the Currency ("OCC").

        Our goal is to grow the Bank's assets and income by continuing to stress customer service as a locally owned and operated community bank. A successful offering of the units will provide us with the necessary capital to fund additional demand for loans and to open or acquire additional branches.

        Our principal executive offices are located at 1040 Haddon Avenue, Collingswood, NJ 08108, and our telephone number is (856) 858-1100.

                                  THE OFFERING

Securities offered............................    A minimum of _____ and a maximum of _______
                                                  units, each unit consisting of one share of
                                                  common stock and one warrant.

Shares of common stock outstanding prior to the
offering(1)...................................    ______________ shares

Shares of common stock outstanding after the      A minimum of _______ and a maximum of
offering(1)...................................    ______________ shares

Warrants.....................................     Each warrant entitles the
                                                  holder thereof to purchase one
                                                  share of common stock at an
                                                  exercise price of $_________,
                                                  subject to adjustment upon the
                                                  occurrence of certain events.
                                                  The warrants, which are
                                                  immediately exercisable, will
                                                  expire three years from
                                                  their date of issuance.

The offering and plan of distribution.........    We are offering the units to our existing
                                                  shareholders and to the general public.  In
                                                  the event of an oversubscription, units will
                                                  first be allocated to our existing
                                                  shareholders and any remaining shares will be
                                                  allocated to other subscribers.  The units
                                                  will be offered by our officers.
                                                  Subscriptions for the units may be made by
                                                  completing the subscription agreement
                                                  accompanying this prospectus and mailing the
                                                  subscription agreement and the aggregate
                                                  purchase price for the units to us or by
                                                  hand-delivering them to the Bank's office at
                                                  1040 Haddon Avenue, Collingswood, New Jersey
                                                  08108. See "The Offering--Plan Of
                                                  Distribution."

Minimum offering.............................     The offering is conditioned upon the sale of
                                                  at least ___ units and the receipt of minimum
                                                  offering proceeds of $_________.

Our right to terminate the offering..........     We reserve the right to terminate the
                                                  offering at any time until it has expired and
                                                  for any reason.  If we terminate the
                                                  offering, we will have no obligation to you
                                                  other than to return any payment we have
                                                  received from you, without interest or
                                                  penalty.

Escrow of subscription funds.................     Pending our acceptance or
                                                  rejection of your subscription
                                                  and the closing or termination
                                                  of the offering, all money
                                                  received with your
                                                  subscription will be placed in
                                                  escrow with Sterling Bank. No
                                                  interest will be paid to
                                                  you on such funds.

Delivery of shares...........................     Assuming we receive
                                                  subscriptions for the minimum
                                                  number of units offered, we
                                                  will send you certificates
                                                  representing the shares of
                                                  common stock and warrants that
                                                  you purchased as soon as
                                                  practicable after
                                                  ____________, 2002. If you
                                                  hold your common stock through
                                                  The Depository Trust Company
                                                  (known as DTC), or arrange for
                                                  delivery and payment through
                                                  DTC, DTC will credit the
                                                  appropriate account
                                                  for the shares that you purchase.


Purchase intentions of our directors and
executive officers............................    Our directors and executive
                                                  officers as a group (10
                                                  persons) have indicated their
                                                  intention to purchase, in the
                                                  aggregate, approximately ____
                                                  units in the offering. These
                                                  indications of intent are
                                                  based upon each director's and
                                                  officer's evaluation of his or
                                                  her own financial and other
                                                  circumstances. Upon their
                                                  acquisition of such units, our
                                                  directors and executive
                                                  officers, as a group, will own
                                                  beneficially _____ shares, or
                                                  a minimum of ____% and a
                                                  maximum of ____% of the outstanding common
                                                  stock after completion of the offering.

Dividends....................................     Neither we nor the Bank has paid cash
                                                  dividends in the past, and we do not intend
                                                  to pay cash dividends for the foreseeable
                                                  future.

Use of proceeds...............................    The proceeds of the offering
                                                  will be used to fund the
                                                  Bank's continued growth. Among
                                                  the possibilities we are
                                                  considering is establishing
                                                  additional bank branches. In
                                                  addition, we will contribute
                                                  the proceeds to the Bank to
                                                  enable it to increase its
                                                  lending capacity.

Market for the securities....................     The common stock is not listed on any
                                                  securities exchange or on the NASDAQ National
                                                  or SmallCap Markets.  The common stock does
                                                  trade from time to time on the

                                                  NASDAQ OTC Bulletin Board.  There is no existing trading
                                                  market for the units or the warrants, and it
                                                  is unlikely that an active market will
                                                  develop for the units or the warrants.

Risk factors..................................    An investment in the Company and the units
                                                  involves certain risks.  Prospective
                                                  purchasers of the units should consider the
                                                  information discussed under the heading "Risk
                                                  Factors."

-------

(1) Does not include __________ shares of common stock reserved for issuance upon exercise of the warrants and 136,935 shares issuable upon the exercise of currently outstanding options and warrants to purchase common stock.

               EXCEPT AS OTHERWISE NOTED, ALL STOCK PRICES, SHARE AMOUNTS, AND NUMBERS OF SHARES SUBJECT TO OUTSTANDING WARRANTS AND OPTIONS REPORTED HEREIN HAVE BEEN ADJUSTED TO REFLECT THE 10% STOCK SPLIT EFFECTED IN THE FORM OF A STOCK DIVIDEND DISTRIBUTED BY THE BANK IN JANUARY 2002.

                         SUMMARY SELECTED FINANCIAL DATA

        The selected financial data at or for year ended December 31, 2001 presented below are derived from the Bank's financial statements for the year ended December 31, 2001, which have been audited by KPMG LLP, independent auditors, whose report thereon is included in this prospectus. The selected financial data at or for period ended December 31, 2000 presented below are derived from the Bank's financial statements for the period ended December 31, 2000, which have been audited by Stockton Bates, LLP, independent auditors, whose report thereon is included in this prospectus.

        The selected financial information at or for the three month periods ended March 31, 2002 and 2001 are derived from the Bank's unaudited financial statements. The results of operations for the three months ended March 31, 2002 are unaudited and are not necessarily indicative of the results of operations to be expected for the twelve months ending December 31, 2002. The selected financial information should be read in conjunction with the financial statements, including the related notes thereto, included in this prospectus.


                                                  For the                     For the period
                                           Three Months Ended     For the          from
                                                March 31,       Year Ended    June 30, 2000
                                          -------------------   December 31,  (inception) to
                                          2002         2001        2001      December 31, 2002
                                          ----         ----        ----      -----------------
                                          (Dollars in thousands, except per share data)
INCOME STATEMENT DATA:

Interest income ...................   $      933   $      645   $    3,188    $      757
Interest expense ..................          245          244        1,264           262
                                      ----------   ----------   ----------    ----------
Net interest income ...............          688          401        1,924           495
Provision for loan losses .........          100           45          225           110
                                      ----------   ----------   ----------    ----------
Net interest income after provision
  for loan losses .................          588          356        1,699           385
Other income ......................           30           26          169            13
Other expense .....................          436          332        1,601           995
                                      ----------   ----------   ----------    ----------

Income (loss) before income taxes .          182           50          267          (597)
Income tax expense (benefit) ......           73           --          (94)           --
                                      ----------   ----------   ----------    ----------

Net income (loss) .................   $      109   $       50   $      361    $     (597)
                                      ==========   ==========   ==========    ==========

PER SHARE DATA:

Net Income
    Basic .........................        $0.11        $0.06        $0.39        $(0.67)
    Diluted .......................         0.11         0.06         0.38         (0.67)
Cash dividends ....................           --           --           --            --
Book value ........................        $6.64        $6.09        $6.61         $5.94
Weighted average shares outstanding    1,024,586      892,595      934,543       892,595

                                                     At March 31,           At December 31,
                                                 2002         2001        2001          2000
                                                 ----         ----        ----          ----
                                                          (dollars in thousands)
BALANCE SHEET DATA:

Total Assets ..............................   $ 72,259     $ 46,136     $ 79,773     $ 30,728
Cash and due from banks ...................      1,980        1,035        2,869        1,275
Federal funds sold ........................     14,132       14,644       21,061        4,580
Investment securities(1) ..................     13,823       10,764       18,413        9,964
Loans .....................................     41,660       19,012       36,596       14,293

Allowance for loan losses .................       (425)        (155)        (335)        (110)

Bank premises and equipment ...............        436          443          442          436

Deposits ..................................     59,477       38,619       67,265       23,294

Short-term borrowings .....................      5,776        1,953        5,460        1,993

Stockholders' equity ......................   $  6,805     $  5,439     $  6,769     $  5,302

PERFORMANCE RATIOS:

Return on average assets(2) ...............       0.62%        0.57%        0.68%       (5.32%)
Return on average stockholders' equity(2) .       6.50%        3.79%        6.17%      (22.34%)
Net interest margin .......................       4.09%        4.86%        3.82%        4.73%
Dividend payout ratio(3) ..................         --           --           --           --
Equity to assets ratio ....................       9.42%       11.79%        8.49%       17.25%

-------

(1)  Includes securities held to maturity and securities available for sale.

(2) Annualized for the period from the commencement of operations at June 30, 2000 to December 31, 2000.

(3) Neither the Company nor the Bank has paid any cash dividends since operations commenced on June 30, 2000.

                                  RISK FACTORS

        You should review and consider carefully the following factors, together with the other information contained in this prospectus, in deciding whether you should make an investment in the units.

RISKS RELATED TO THE OFFERING

        THERE IS NO ACTIVE, LIQUID MARKET FOR THE COMMON STOCK, THE WARRANTS, OR THE UNITS. There is currently no established public market for the units, the common stock or the warrants. The common stock trades from time to time on the NASDAQ OTC Bulletin Board. However, the NASDAQ OTC Bulletin Board does not provide a liquid market for trading, and it may be more difficult for shareholders to sell large blocks of the common stock or the warrants. No assurances can be given that an active public trading market for the common stock or the warrants will develop or if such a market develops, that it will be sustained.

        WE DO NOT INTEND TO PAY CASH DIVIDENDS ON THE COMMON STOCK FOR THE FORESEEABLE FUTURE. We intend to retain all earnings within the Company and the Bank to provide capital for future growth. Accordingly, we do not intend to pay cash dividends on the common stock in the foreseeable future. Moreover, we are a legal entity separate and distinct from the Bank. We have no material assets other than our ownership of the Bank. Our earnings are wholly dependent on the earnings of the Bank, as we have no significant operations of our own. Accordingly, our earnings and our ability to pay dividends are dependent on our receipt of the earnings of the Bank in the form of dividends. Any restriction on the ability of the Bank to pay dividends would significantly and adversely affect our ability to pay dividends on our common stock.

        The Bank's ability to pay dividends or make other capital distributions to us is governed by regulations imposed by the FDIC and the OCC, the Bank's primary regulators. See "Supervision and REGULATION."

        THERE WILL BE NO INTEREST PAID ON ANY SUBSCRIPTION FUNDS THAT WE RECEIVE FROM YOU. Until subscriptions for at least ____ units have been received (as to which there can be no assurances), all funds received from subscribers for the purchase of units will be held in an escrow account with Sterling Bank. In the event subscriptions for such minimum amount are not received, such funds will be returned in full to each subscriber without interest. Unless terminated sooner or extended by the Bank, the Offering will terminate on __________, 2002. Until such time, subscribers will not have the right to have their funds returned to them.

        THE OFFERING PRICE OF $_____ PER UNIT WAS DETERMINED BY THE COMPANY'S BOARD OF DIRECTORS AND NOT BY AN INVESTMENT BANKER OR OTHER EXPERT IN VALUING SECURITIES. The Board based its determination on consideration of a number of factors, including in part the bid price for the common stock of $_____ as reflected on the OTC Bulletin Board on the date of this prospectus, an estimated value of $____ per warrant, and the tangible book value per share of the common stock of $6.64 as of March 31, 2002. Except for the foregoing, the Board of Directors has not taken any steps to determine whether the offering price bears any relationship to established criteria of value such as assets, earnings or book value, and the offering price should not be regarded as an indication of future market price. In the event you want to dispose of your common stock or your warrants, you may not be able to find a buyer willing to pay the price that you paid per unit.

        IN THE FUTURE, WE MAY NEED TO ISSUE ADDITIONAL SHARES OF COMMON STOCK OR SECURITIES CONVERTIBLE INTO COMMON STOCK TO RAISE ADDITIONAL CAPITAL. IF WE ARE ABLE TO SELL SUCH SHARES, THEY MAY BE ISSUED AT A PRICE THAT DILUTES THE BOOK VALUE OF SHARES OUTSTANDING AT THAT TIME. Our future capital requirements will depend on many factors including:

        - the growth in the Bank's interest-bearing assets and level of non-interest income;

        -    loan quality;

        -    the cost of deposits and any necessary borrowings; and

        - the costs associated with our growth, such as increased salaries and employee benefits expense and office and occupancy costs.

        If these or other factors cause the Bank's capital levels to fall below the minimum regulatory requirements, or if the Bank's existing sources of cash from operations are insufficient to fund its activities or future growth plans, we may need to raise additional capital.

        One of the primary capital requirements of the OCC and other bank regulators is that each financial institution maintain a satisfactory Leverage Ratio. The Leverage Ratio consists of Tier 1 capital (common and qualifying preferred stockholders' equity less goodwill) divided by quarterly average assets. At March 31, 2002, the Bank's Leverage Ratio of 9.5% exceeded the required minimum Leverage Ratio of 8.0%, but was less than the Bank's Leverage Ratio of 10.0% at December 31, 2001. This decrease was largely due to the growth in the Bank's deposits.

        In the event we are unable to raise such capital, we may not be able to undertake our current expansion strategy and management will be required to reorient its long term strategy for the company. There can be no assurance that we will be able to generate or attract additional capital in the future on favorable terms. In addition, the issuance of additional securities to raise additional capital may result in dilution to our then current shareholders.

        OUR OFFICERS AND DIRECTORS OWN A SUBSTANTIAL PERCENTAGE OF OUR OUTSTANDING COMMON STOCK AND ARE IN A POSITION TO CONTROL THE COMPANY. Upon completion of the offering, directors and executive officers of the company and their affiliates will control a substantial percentage of the common stock. Executive officers and directors of the company will own a minimum of ______% and a maximum of ____% of the outstanding shares of the common stock after the offering. As a result, it will be difficult to undertake any corporate actions requiring shareholder approval, or to elect a board of directors of the company, without the support of the directors, executive officers and their affiliates.

RISKS RELATED TO OUR BUSINESS

        ESTABLISHING NEW BRANCHES INVOLVES START UP COSTS THAT WILL DECREASE NET INCOME IN THE SHORT TERM. Growth through the establishment of new branches involves certain risks and costs that might not be incurred if we acquired an existing branch along with its associated deposits and loans. Conversely, the inability to establish new branches would impair the Bank's growth. In establishing new branches, we are required to enter into a market which may already be served by existing institutions and compete without the benefit of existing customer relationships. The Bank must fund the majority of a branch's start up costs prior to the time the branch opens for business and attracts deposits. It typically takes up to twelve months for a branch to contribute to a bank's profitability.

        WE MAY NOT BE ABLE TO SUSTAIN OUR CURRENT RATE OF GROWTH. We have experienced significant growth, and our future business strategy is to continue to expand. In particular, we intend to use a portion of the funds raised in this offering to establish or acquire additional branches. Our ability to continue to grow depends, in part, upon our ability to expand our market share, successfully attract core deposits, and identify loan and investment opportunities as well as opportunities to generate fee-based income. Our ability to manage growth successfully will also depend on whether we can continue to efficiently fund asset growth and maintain asset quality and cost controls, as well as on factors beyond our control, such as economic conditions and interest rate trends. The growth of our loans and deposits has been the principal factor in our increase in gross revenues. In the event that we are unable to sustain our historical growth rate, our earnings could be adversely impacted, particularly if we have to pay above-market rates on deposits in order to attract funds. We recognize the challenge in managing growth and increasing recurring fee-based income while controlling costs and maintaining asset quality and its potential impact on our financial performance.

        WE MAY HAVE DIFFICULTY MANAGING OUR GROWTH. We expect to continue to experience significant growth in the number of our employees and customers and the scope of our operations. This growth may place a significant strain on our management and operations. Our ability to manage this growth will depend upon our ability to continue to attract, hire and retain skilled employees. Our success will also depend on the ability of our officers and key employees to continue to implement and improve our operational and other systems, to manage multiple, concurrent customer relationships and to hire, train and manage our employees. Our future success is heavily dependent upon growth and acceptance of new products and services. If we cannot scale our business appropriately or otherwise adapt to anticipated growth and new product introductions, a key part of our strategy may not be successful.

        THERE IS A POTENTIAL FOR A PROLONGED ECONOMIC DOWNTURN, MARKET DISRUPTION AND OTHER EFFECTS RESULTING FROM THE TERRORIST ATTACKS ON NEW YORK AND WASHINGTON D.C. AND ACTIONS BY THE UNITED STATES AND OTHER GOVERNMENTS IN REACTION THERETO WHICH MAY LEAD TO A DETERIORATION IN OUR ASSET QUALITY AND ADVERSELY AFFECT OUR EARNINGS AND CASH FLOW. Our business faces various material risks, including credit risk or that the demand for our products will decrease. In a recession or other economic downturn, these risks would probably become more acute. In an economic downturn, our credit risk and litigation expense, due to increased loan workout and foreclosures, will increase. Also, decreases in consumer confidence, real estate values, interest rates and investment returns, usually associated with a downturn, could combine to make the types of loans we originate less profitable.

        PROVISIONS UNDER PENNSYLVANIA LAW, IN OUR CHARTER DOCUMENTS AND OTHER LAWS AND REGULATIONS APPLICABLE TO US MAY MAKE IT HARDER FOR OTHERS TO OBTAIN CONTROL OF THE COMPANY EVEN THOUGH SOME SHAREHOLDERS MIGHT CONSIDER SUCH A DEVELOPMENT FAVORABLE. Provisions of our articles of incorporation and applicable provisions of Pennsylvania law and federal law may delay, inhibit or prevent someone from gaining control of the Company through a tender offer, business combination, proxy contest or some other method even though some of our shareholders might believe a change in control is desirable. See "Description of Capital Stock."

        WE DEPEND ON OUR EXECUTIVE OFFICERS AND KEY PERSONNEL TO IMPLEMENT OUR BUSINESS STRATEGY AND COULD BE HARMED BY THE LOSS OF THEIR SERVICES. We believe that our growth and future success will depend in large part upon the skills of our management team, Gerard M. Banmiller, the President and Chief Executive Officer, James E. Strangfeld, the Executive Vice President and Senior Loan Officer, and Robert Faix, the Chief Financial Officer. The competition for qualified personnel in the financial services industry is intense, and the loss of our key personnel or an inability to continue to attract, retain and motivate key personnel could adversely affect our business. We cannot assure you that we will be able to retain our existing key personnel or to attract additional qualified personnel. Although we have obtained key man life insurance on our senior executive officers and have employment agreements with them which contain noncompete provisions, the loss of the services of one or more of our executive officers could impair our ability to continue to develop our business strategy. See "Management - Executive Officer Agreements."

        WE FACE SUBSTANTIAL COMPETITION FOR CUSTOMERS, AND MANY OF OUR COMPETITORS HAVE MUCH GREATER RESOURCES IN TERMS OF CAPITAL AND PRODUCTS. The banking business in southern New Jersey is extremely competitive. The region has experienced a high number of bank mergers and acquisitions in the last several years and the resulting institutions have significant resources. The Bank currently operates from only one branch and competes for customers with New Jersey-based and out-of-state financial institutions that have longer operating histories, more capital, extensive branch and automated teller machine networks and established customer bases. In addition, the Bank's market area may be served in the future by new, locally-based institutions. The Bank's competition also includes Internet-based banks, securities firms, insurance companies, credit unions, mortgage companies, mutual funds and other entities, in addition to traditional banking institutions such as savings and loan associations, savings banks, and commercial banks. Most of the Bank's competitors are larger than the Bank and, accordingly, have higher lending limits and resources. Banks compete for customers based on the convenience of customer access, interest rates paid on deposits and charged on loans, the level of bank fees and other factors. As a bank with only one branch, the Bank is at a competitive disadvantage to its many competitors that have more than one branch. The Bank is not currently able to offer certain products and services that its competitors provide, such as trust and certain investment and insurance products and services, and may not be able to develop those services in the future.

        OUR NET INCOME IS DIRECTLY AFFECTED BY CHANGES IN MONETARY POLICY AND INTEREST RATES OVER WHICH WE HAVE NO CONTROL. Our operating results may be significantly affected (favorably or unfavorably) by market rates of interest which, in turn, are affected by prevailing economic conditions, by the fiscal and monetary policies of the United States Government and by the policies of various regulatory agencies. Our earnings will depend primarily upon the difference between income earned on our loans and investments and the interest paid on our deposits and borrowings. Like many financial institutions, we may be subject to the risk of fluctuations in interest rates, which, if significant, may have a material adverse effect on our net income.
See "Supervision and Regulation."

        THE BANK'S PRIMARY MARKET IS SMALL, WITH A LIMITED NUMBER OF POTENTIAL DEPOSITORS AND BORROWERS. This small market may limit the ability of the Bank to grow, and will cause the Bank's risks to be concentrated. Changes in the local economy, such as plant closings, layoffs, or a decline in real estate values could have an adverse effect on the Bank.

        THE BANK'S FUTURE SUCCESS WILL DEPEND, IN PART, ON ITS ABILITY TO ADAPT TO TECHNOLOGICAL CHANGES AND USE TECHNOLOGY TO PROVIDE PRODUCTS AND SERVICES THAT ARE DESIRED BY CUSTOMERS. Many of the Bank's competitors have substantially greater resources to invest in technological improvements and have more experience in managing technological change. Adoption of rapid technological changes by the banking industry or the Bank's customers could put the Bank at a competitive disadvantage if we do not have the capital or personnel necessary to implement such changes.

        THE LAWS AND REGULATIONS GOVERNING OUR BUSINESS AND THE BUSINESS OF THE BANK ARE SUBJECT TO CHANGE AT ANY TIME. The Federal and state laws and regulations applicable to us and the Bank give regulatory authorities extensive discretion in connection with their supervisory and enforcement responsibilities, and generally have been promulgated to protect depositors and the deposit insurance funds and not for the purpose of protecting stockholders. These laws and regulations can materially affect our future business and that of the Bank. Laws and regulations may be changed at any time, and the interpretation of such laws and regulations by bank regulatory authorities is also subject to change. We can give no assurance that future changes in laws and regulations or changes in their interpretation will not adversely affect our business or that of the Bank. See "Supervision and Regulation."

                                 USE OF PROCEEDS

        The net proceeds from the sale of the units is estimated to be approximately $__________ if the minimum number of units are sold and $______________ if the maximum number of units are sold, after deducting offering expenses.

        We intend to contribute the proceeds of the offering to the Bank to fund its ongoing expansion. The proceeds may be used to fund the creation or acquisition of additional branches of the Bank. The Bank may also use a portion of the proceeds to enable it to increase its lending capacity and to provide the necessary capital to support the Bank's growth.

        The ability of any bank to accept deposits and otherwise increase its asset size is limited by regulatory requirements mandating that the bank maintain certain minimum amounts and types of capital when compared to the amounts and types of its assets. The increase in capital resulting from the use of the net proceeds of this offering, assuming the minimum amount is raised, should allow the Bank to continue attracting deposits at current levels through 2003. However, we may experience faster growth and may need to raise additional capital prior to the end of 2003. See "Risk Factors -- In the future, we may need to issue additional shares of common stock or securities convertible into common stock to raise additional capital. If we are able to sell such shares, they may be issued at a price that dilutes the book value of shares outstanding at that time."

        Proceeds used for branch expansion would be used to pay for leasehold improvements to the facilities; security systems, furniture, fixtures, machines, data processing systems and software and other bank-related equipment; legal, accounting, and consulting fees; marketing costs; salaries and employee benefits; rent; insurance; taxes; telephone charges; preparation and printing of forms and supplies; other miscellaneous operating expenses, and expenses incurred in connection with obtaining the branch approval from the OCC.


                        MARKET FOR COMPANY'S COMMON STOCK

        Our common stock is quoted on the OTC Bulletin Board under the symbol FCLL. As of ___________, 2002, the bid price for the common stock was $_______, and the asked price was $________. The following table sets forth the high and low last sale information, as reported by the OTC Bulletin Board, as of the most recent practicable date and for the periods indicated below:

                                     OTC BULLETIN BOARD*
                                     ------------------

                                                         High**           Low**
                                                         ----             ---
         As of __________, 2002                           $__.__         $__.__
         Quarter ended June 30, 2002                        9.75           9.00
         Quarter ended March 31, 2002                      10.25           9.25
         Quarter ended December 31, 2001                    9.55           8.18
         Quarter ended September 30, 2001                  12.96           9.77
         Quarter ended June 30, 2001                        9.09           7.96
         Quarter ended March 31, 2001                       8.63           8.50
         Quarter ended December 31, 2000                    8.18           7.62
         Quarter ended September 30, 2000                   8.18           7.50
         Quarter ended June 30, 2000                        ***            ***

        -------------------

* These quotations may reflect inter-dealer prices, without retail mark-up, mark-down, or commissions, and, therefore, may not necessarily represent actual transactions. Prior to July 1, 2002, these prices reflect prices for the common stock of the Bank.

** Prices are adjusted to reflect the 10% stock split effected in the form of a stock dividend distributed by the Bank on January 15, 2002.

*** The Bank completed its initial public offering on June 29, 2000, selling 811,450 shares at a purchase price of $8.00 per share. (The number of shares sold in the initial public offering and the price per share have not been adjusted to give effect to the stock split described above.)

        As of June 30, 2002, there were options outstanding to purchase 48,935 shares of common stock and warrants outstanding to purchase 88,000 shares of common stock.

        As of June 30, 2002, there were 150 holders of record of our common stock.

        Investec PMG Capital Corp. and Midwest Research Securities Corp., a subsidiary of First Tennessee National Bank, make a market in our common stock. StockTrans, Inc. serves as transfer agent and registrar for our common stock.

                                 DIVIDEND POLICY

        Neither we nor the Bank has ever paid a cash dividend. The payment of cash dividends by the Bank is limited under federal banking law. See "Supervision and Regulation--Limits on Dividends" and "Description of Capital Stock -- Common Stock -- Dividends." On January 15, 2002, the Bank distributed a 10% stock split effected in the form of a stock dividend.

                                 CAPITALIZATION

        Prior to our acquisition of all of the capital stock of the Bank on June 30, 2002, we had only the minimum capital required for regulatory purposes. The following table sets forth our pro forma capitalization assuming our acquisition of the Bank had been completed as of March 31, 2002, and as adjusted to give effect, after deducting offering expenses, to the sale of both the minimum and the maximum number of units offered by this prospectus. As adjusted numbers are based upon an offering price of $_______ per unit.

                                                                         March 31, 2002
                                                           Actual            As Adjusted
                                                           ------            -----------
                                                                (Dollars in Thousands)
                                                                           Minimum   Maximum
                                                                        Units Sold  Units Sold
                                                                        ----------  ----------
Stockholders' equity:(1)
  Common Stock, no par value 5,000,000
    shares authorized, 1,024,586 shares issued and
    ______________ shares issued as adjusted.........     $1,025         $           $
Additional paid in capital...........................      5,975
Retained earnings (deficit)..........................       (220)          (220)         (220)
Net unrealized gains (losses) on available for
  sale securities....................................         25             25            25
                                                       ---------         ------      --------
      Total stockholders' equity.....................     $6,805         $           $
                                                          ======

-------

(1) Does not include _____________ shares of common stock reserved for issuance upon exercise of the warrants and an aggregate of 136,935 shares of common stock reserved for issuance under currently outstanding options and warrants to purchase common stock.

        Both we and the Bank are subject to minimum capital requirements promulgated by the FRB, the FDIC and the OCC, our respective primary regulators. See "Supervision and Regulation - Capital Requirements." The tables below indicate the capital ratios of the Company and the Bank at March 31, 2002, and as adjusted to give effect to the proceeds of the offering and the contribution of the proceeds to the Bank.

THE COMPANY (1)

                                                              March 31, 2002
                                            ---------------------------------------------------
                                                                                  Regulatory
                                                                                Minimum to be
                                            Actual          As Adjusted(2)     Well Capitalized
                                            ------          --------------     ----------------
Risk based capital:
  Tier 1 capital..................          14.7%               __.__%               6.0%
  Total capital...................          15.7%                                   10.0%
Leverage ratio....................           9.5%                                    5.0%


THE BANK

                                                           March 31, 2002
                                       -------------------------------------------------------
                                                                                Regulatory
                                                                               Minimum to be
                                       Actual           As Adjusted(2)       Well Capitalized
                                       ------           --------------       ----------------
Risk based capital:
  Tier 1 capital...............        14.7%                __.__%                   6.0%
  Total capital................        15.7%                __.__%                  10.0%
Leverage ratio.................         9.5%                __.__%                   8.0%

---------

(1) Assumes that our acquisition of the Bank was completed on March 31, 2002.

(2)     Assumes that the minimum number of units are sold in the offering.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis of financial condition and results of operations should be read in conjunction with the Company's financial statements and the notes relating thereto included herein.

        Unaudited results of operations for the three month period ended March 31, 2002 are compared to the unaudited results of operations for the comparable period ended March 31, 2001. Such information is based upon the historical financial information available as of the dates indicated. Results of operations for the three-month period ended March 31, 2002 are not necessarily indicative of results to be attained for any other period.

GENERAL

        The Bank is a national banking association. The Bank conducts community banking activities by accepting deposits from the public and investing the proceeds in loans and investment securities. The Bank's lending products include commercial loans and lines of credit, consumer and home equity loans, and multi-family residential and non-residential real estate loans. In order to manage its liquidity and interest rate risk, the Bank maintains an investment portfolio consisting of municipal, U.S. government and mortgage-backed securities, most of which are investment grade quality. The Bank's loan and investment portfolios are funded with deposits as well as collateralized borrowings secured by the Bank's investment securities. The Bank's earnings are largely dependent upon its net interest income (the difference between what it earns on its loans and investments and what it pays on its deposits and borrowings). In addition to net interest income, the Bank's net income is impacted by its loan loss provision, non-interest income (mostly deposit fees and income from sale of loans held for sale) and non-interest expense (such as salaries and benefits, professional fees, occupancy cost and data processing expenses).

        QUARTER ENDED MARCH 31, 2002

FINANCIAL CONDITION

        The Bank's assets totaled $72.3 million at March 31, 2002, as compared to $79.8 million at December 31, 2001, a decrease of $7.5 million or 9.4%. The Bank's assets at March 31, 2002, consisted primarily of cash and cash equivalents, including federal funds sold, which totaled $16.1 million, investment securities, which totaled $13.8 million and loans, which totaled $41.7 million. Bank premises and equipment totaled $436,000 at March 31, 2002, consisting primarily of leasehold improvements. The Bank's assets at December 31, 2001 consisted primarily of cash and cash equivalents, including federal funds sold, which totaled $23.9 million, investment securities which totaled $18.4 million, and loans which totaled $36.6 million. Bank premises and equipment totaled $442,000 at December 31, 2001, consisting primarily of leasehold improvements. The decline in assets was driven by a decline in deposits, which totaled $59.5 million at March 31, 2002, as compared to $67.3 million at December 31, 2001, a decrease of $7.8 million or 11.6%. This decrease was the direct result of a decline in two large deposit accounts that experienced significant growth in the last week of 2001. The decrease was funded by a decrease in federal funds sold. In addition, maturing and called investments were reinvested in high quality loans. This action will have a positive impact on our net interest margin.

Non-interest bearing demand deposits totaled $11.7 million and interest-bearing demand deposits totaled $17.5 million at March 31, 2002, as compared to $10.6 million and $12.4 million, respectively, at December 31, 2001. Savings deposits, including money market deposits, totaled $17.3 million and certificates of deposit totaled $12.9 million at March 31, 2002, as compared to $30.2 and $14.1 million, respectively, at December 31, 2001.

RESULTS OF OPERATIONS

        Net income for the three months ended March 31, 2002 was $109,000 as compared to $50,000 for the comparable prior period. Net interest income increased by $287,000 to $688,000 primarily due to a $34.8 million increase in average earning assets. Total loans, the highest yielding asset, increased $23.5 million or 131.2% from the previous period. Total investment securities increased $4.8 million or 48.0% from March 31, 2001. The Bank's net interest margin was 4.09% for the quarter ended March 31, 2002 as compared to 4.86% during the quarter ended March 31, 2001. As the loan portfolio continued to increase, the provision for loan losses increased to $100,000 for the three months ended March 31, 2002 compared to $45,000 for the prior period. Non-interest income, primarily service charges on deposit accounts, increased $4,000 to $30,000 for the quarter ended March 31, 2002. Non-interest expense increased to $436,000 for the three months ended March 31, 2002 compared to $332,000 for the prior period. Most of this increase related to growth-related increases in employee salary and benefits, data processing costs and postage and courier fees. The Bank also recorded income tax expense for the three months ended March 31, 2002 of $73,000. The Bank did not record any income tax expense in the prior period.

LIQUIDITY

        Liquidity represents the ability to meet present and future financial obligations through either the sale or maturity of existing assets or the acquisition of additional funds through liability management. Liquid assets include cash, federal funds sold, securities classified as available for sale, and loans maturing within one year. As a result of the Bank's management of liquid assets, and the ability to generate liquidity through borrowings, management believes that the Bank maintains overall liquidity sufficient to satisfy its deposit requirements and meet its customers' credit needs.

        At March 31, 2002, cash, securities classified as available for sale, and federal funds sold were 41.0% of total assets. Asset liquidity is also provided by managing loan and investment securities maturities. To the extent possible, loans are funded with deposits or other funding with coinciding maturity or repricing dates.

        Net cash provided by operating activities for the three months ended March 31, 2002 was $280,000 as compared to $42,000 in the prior period. The change in net cash provided by operating activities relates primarily to the change in the level of mortgage loans held for sale. Net cash used in investing activities was $626,000 compared to $5.5 million in the prior period. The net change was due to investment maturity proceeds being used to fund planned deposit attrition. Funds used in financing activities were $7.5 million for the period ended March 31, 2002 compared to funds provided by financing activities of $15.3 million for the prior period. The primary reason was anticipated decline in deposit balances that built up during the quarter ended December 31, 2001.

CAPITAL RESOURCES

        The assessment of capital adequacy depends on a number of factors such as asset quality, liquidity, earnings performance, changing competitive conditions, economic forces and growth and expansion activities. The Bank seeks to maintain a capital base to support its growth and expansion activities, to provide stability to current operations and to promote public confidence.

        The Banks' capital position exceeds regulatory minimums. The primary indicators relied on by the Office of the Comptroller of the Currency and other bank regulators in measuring strength of capital position are the Tier 1 Risk-Based Capital Ratio, Total Risk-Based Capital Ratio and Leverage Ratio. Tier 1 Capital consists of common and qualifying preferred stockholders' equity less goodwill. Total Capital consists of Tier 1 Capital, and a portion of the allowance for possible loan losses. Risk-based capital ratios are calculated with reference to risk weighted assets, which consist of both on and off balance sheet risks (such as letters of credit and unused lines of credit). At March 31, 2002, the Bank's Tier 1 and Total Risk Based Capital Ratios of 14.7% and 15.7%, respectively, are in excess of the mandated minimum requirements of 4.0% and 8.0%, respectively.

        The Leverage Ratio consists of Tier 1 capital divided by quarterly average assets. At March 31, 2002, the Bank's Leverage Ratio of 9.5% exceeded the required minimum leverage ratio of 8.0%.

        YEAR ENDED DECEMBER 31, 2001 AND PERIOD ENDED DECEMBER 31, 2000

RESULTS OF OPERATIONS

        The Bank commenced operations on June 30, 2000, so the results of operations for the period ended December 31, 2000 only reflect a partial year. Net income increased to $361,000 for the year ended December 31, 2001 as compared to a net loss of $597,000 for the period ended December 31, 2000. Total interest income increased to $3.2 million from $757,000 primarily due to the growth and mix of assets. Non-interest income increased by $156,000 due to increased deposit fees and a $65,000 gain on sale of investments. Non-interest expenses (excluding prior year organizing expense of $307,000) increased $913,000 due to a full year of operations.

NET INTEREST INCOME. The principal source of revenue for the Bank is net interest income. Net interest income is the difference between income earned on loans and securities and the interest paid on deposits and borrowed funds. Interest-earning assets are comprised primarily of loans and securities, while deposits represent the major portion of interest-bearing liabilities. Changes in the volume and mix of interest-earning assets and interest-bearing liabilities, as well as their respective yields and rates, have a significant impact on the level of net interest income. Net interest margin is calculated as the tax-equivalent net interest income divided by the average earning assets and represents the Bank's net yield on its earning assets.

        Interest on loans is included in interest income on the accrual method over the terms of the loans based upon the principal balances outstanding. Income recognition of interest is discontinued when, in the opinion of management, the collectibility of such interest becomes doubtful. A loan is generally classified as non-accrual when principal or interest has been in default for a period of 90 days or more or because of a deterioration in the financial condition of the borrower such that payment in full of principal or interest is not expected. Loans past due 90 days or more and still accruing interest are loans that are generally well secured and in process of collection.

        The following table illustrates the average balances of total interest-earning assets and total interest-bearing liabilities for the periods indicated, showing the average distribution of assets, liabilities, stockholders equity, and the related income, expense, and corresponding weighted average yields and costs. The average balances used for the purposes of these tables and other statistical disclosures were calculated by using the daily average balances. Non-accruing loans would be included in these average balances.


                                              AVERAGE BALANCE, INTEREST INCOME AND EXPENSE,
                                                         AVERAGE YIELD AND RATES

                                                                                                 FOR PERIOD FROM JUNE 30, 2000
                                                    YEAR ENDED DECEMBER 31,                       (INCEPTION) TO DECEMBER 31,
                                                             2001                                             2000
                                        ------------------------------------------------  -----------------------------------------
                                                           Interest         Yield/           Average       Interest         Yield/
                                        Average Balance Income/ Expense      Rate            Balance    Income/ Expense    Rate(1)
                                        ------------------------------------------------  ------------------------------------------
ASSETS
Interest earning assets:
   Federal funds sold                     $  11,776     $      $418.0         3.55%         $   6,004     $     197.9        6.43%
Securities: (2)
   Municipal Bonds                              564              16.5         2.93%                 -             -          -
   U.S. treasury securities                     226              14.0         6.19%               439            14.5        6.45%
   Obligations of U.S. agencies              12,772             787.1         6.16%             6,846           225.5        6.43%
   Other                                        163               9.7         5.95%               162             5.0        6.02%
                                          ---------       -----------                       ---------     -----------
      Total Securities                       13,725             827.3         6.03%             7,447           245.0        6.42%
Loans (3)                                    24,923           1,943.5         7.80%             6,936           314.1        8.84%
                                          ---------       -----------                       ---------     -----------
   Total interest earning assets             50,424           3,188.8         6.32%            20,387           757.0        7.25%

Non-interest earning assets:
   Cash and due from banks                    2,036                                             1,339
   Other assets                                 767                                               454
   Less:  allowance for loan losses            (194)                                              (42)
                                          ---------                                         ---------
      Total non-interest earning assets       2,609                                             1,751
                                          ---------                                         ---------

           Total assets                   $  53,033                                         $  22,138
                                          =========                                         =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest bearing liabilities
   Deposits:
      Interest bearing demand             $   9,460       $     278.5         2.94%         $   3,067     $      46.4        2.95%
      Money market savings                   13,883             403.0         2.90%             5,430           107.6        3.87%
      Savings                                 1,807              26.7         1.48%               657             6.5        1.93%
      Other time                              9,667             422.9         4.37%             3,001            83.9        5.46%
                                          ---------       -----------                       ---------     -----------
   Total interest bearing deposits           34,817           1,131.1         3.25%            12,155           244.4        3.92%
      Short-term borrowings                   3,908             133.3         3.41%               769            18.4        4.67%
                                          ---------       -----------                       ---------     -----------
   Total interest bearing liabilities        38,725           1,264.4         3.27%            12,924           262.8        3.97%
                                                          -----------     ---------                       -----------     --------

Non-interest bearing liabilities:
   Demand deposits                            8,327                                             3,583
   Other liabilities                            129                                               359
                                          ---------                                         ---------
Total non-interest bearing liabilities        8,456                                             3,942
                                          ---------                                         ---------

Total liabilities                            47,181                                            16,866
                                          ---------                                         ---------
Stockholders' equity                          5,852                                             5,272
                                          ---------                                         ---------

   Total liabilities ad stockholders'
equity                                    $  53,033                                         $  22,138
                                          =========                                         =========

Interest spread                                                               3.05%                                          3.34%
Net Interest income/net interest margin                   $   1,924.4         3.82%                       $     494.2        4.73%
                                                          ===========                                     ===========

-------------------------------
  (1) Yields recalculated based on balances being outstanding for 187 days in 2000, with results annualized for comparability of presentation.

  (2) Yields are based on historical costs.

  (3) Includes average balance of loans held for sale of $160,300 in 2001 and $10,000 in 2000. Interest income on loans held for sale was $14,100 in 2001 and $300 in 2000.

        Future net interest income will be affected by changes in both average interest rates and average volumes of interest-earning assets and interest-bearing liabilities. The following table sets forth certain information regarding changes in interest income and interest expense for the periods indicated for each category of interest-earning assets and interest-bearing liabilities. Information is provided on changes attributable to (i) changes in volume (changes in average volume multiplied by prior rate), (ii) changes in rate (changes in average rate multiplied by prior average volume), and (iii) changes in rate and volume (changes in average volume multiplied by change in average rate).

                                                                        Period from June 30,
                                               Year Ended                 2000 (inception)
                                            December 31, 2001           to December 31, 2000
                                            -----------------           --------------------

                                                        (Dollars in thousands)
                                                      Increase (Decrease) Due to
                                                                        Rate/
                                          Volume          Rate         Volume          Total
                                          ------          ----         ------          -----
Interest Income:
  Federal funds sold                     $  371        $ (173)        $ (166)        $   32
  Investment securities                     403           (29)           (24)           350
  Loans receivable                        1,590           (72)          (187)         1,331
                                         ------        ------         ------         ------
    Total interest-earning assets         2,364          (274)          (378)         1,712

Interest Expense:
  Deposit accounts                          888           (81)          (152)           655
  Borrowings                                147           (10)           (40)            97
                                         ------        ------         ------         ------
    Total interest-bearing
liabilities                               1,035           (91)          (191)           752
                                         ------        ------         ------         ------

Increase in net interest income          $1,329        $ (183)        $ (186)        $  960
                                         ======        ======         ======         ======

-------------------------
(1) Actual balances in 2000 were outstanding for 187 days. Calculation presented assumes balances were outstanding for the entire year.

NON-INTEREST INCOME. The Bank derives a significant portion of its non-interest income from fees assessed on retail and business deposit account holders. Fees from deposit account holders for the year ended December 31, 2001 were approximately $47,000 compared to approximately $7,000 for the period ended December 31, 2000. In addition, during 2001 the Bank recorded income from the sale of Mortgages Held for Sale in the amount of $46,000 and gains on the disposition of available-for-sale securities in the amount of $65,000. There was no comparable income in the previous period.

NON-INTEREST EXPENSE. Total non-interest expense for the year ended December 31, 2001 was $1.6 million. These expenses consisted primarily of salaries and benefits of $770,000, occupancy and equipment expenses of $168,000, advertising expense of $58,000, and data processing expense of $144,000. Expenses for the period ended December 31, 2000 were $995,000 and consisted primarily of salaries and benefits of $314,000, occupancy and equipment expense of $105,000, advertising expense of $46,000 and data processing expense of $47,000. During the period ended December 31, 2000, the Bank recorded a one-time nonrecurring expense of $307,000 incurred in connection with the formation and opening of the Bank.

INCOME TAXES. The Bank accounts for income taxes under the asset and liability method. Deferred income taxes are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. During 2001, the Bank recorded a deferred tax asset in the amount of $219,000. The Bank also recorded a current tax liability of $125,000. This resulted in recording a net tax benefit of $94,000 for the year ended December 31, 2001. There was no income tax provision recorded in the period ended December 31, 2000.

FINANCIAL CONDITION

        Loan Portfolio. The Bank is an active lender with a loan portfolio that includes commercial mortgages, commercial loans, consumer installment loans and home equity loans. All residential mortgage loans originated by the Bank are sold in the secondary market. The Bank's commercial loan portfolio is largely made up of loans secured by owner occupied commercial real estate with an average loan to value ratio under 80%. There is no significant concentration in the portfolio within any business or industrial segment. The Bank's consumer portfolio consists of home equity, automobile and personal loans. Approximately 77.8% of the consumer portfolio consists of home equity loans. The average loan to value ratio of these loans is under 80%. The Bank's lending activity extends to individuals and small and medium sized businesses located primarily within northern Camden County, New Jersey. Consistent with its focus on providing community-based financial services, the Bank does not attempt to diversify its loan portfolio geographically by making significant amounts of loans to borrowers outside its market area. For a description of the Bank's market area, see "Business - Service Area."

        Net loans consist of total loans minus the allowance for loan losses and deferred loan fees. Net loans were $36.3 million at December 31, 2001 as compared to $14.2 million at December 31, 2000.

        The following table summarizes the Bank's loan portfolio by type of loan on dates indicated, net of deferred loan fees.

                                                          AT DECEMBER 31,
                                   --------------------------------------------------------------
                                               2001                            2000
                                   -----------------------------   ------------------------------
TYPE OF LOAN                                          (Dollars in Thousands)
Commercial                            $ 26,053             71.85%      $  9,364             66.02%
Construction                             2,108              5.81%           439              3.10%
Residential mortgage                       119              0.33%            --              0.00%
Consumer                                 8,316             22.93%         4,490             31.66%
                                      --------          --------       --------          --------
                                        36,596            100.92%        14,293            100.78%
Less allowance for loan losses            (355)            -0.92%          (110)            -0.78%
                                      --------          --------       --------          --------
                                      $ 36,261            100.00%      $ 14,183            100.00%
                                      ========          ========       ========          ========

TYPE OF COLLATERAL
Residential real estate               $ 10,972             30.26%      $  5,043             35.56%
Non-residential real estate             15,332             42.28%         3,658             25.79%
Autos and equipment                      3,331              9.19%         1,345              9.48%
Depository accounts                        375              1.03%           268              1.89%
Marketable securities                      482              1.33%           571              4.03%
Unsecured                                2,289              6.31%         1,600             11.28%
Other                                    3,815             10.52%         1,808             12.75%
                                      --------          --------       --------          --------
                                        36,596            100.92%        14,293            100.78%
Less allowance for loan losses            (335)            -0.92%          (110)            -0.78%
                                      --------          --------       --------          --------
                                      $ 36,261            100.00%      $ 14,183            100.00%
                                      ========          ========       ========          ========

        The following table sets forth the estimated maturity of the Bank's loan portfolio at December 31, 2001. The table does not include prepayments or scheduled principal repayments.

                                           MATURITY DISTRIBUTION
                            ----------------------------------------------------
                            WITHIN        ONE-FIVE       OVER FIVE
                            ONE YEAR        YEARS          YEARS          TOTAL
                            --------        -----          -----          -----
Commercial                  $ 6,788        $17,831        $ 1,434        $26,053
Construction                  1,881            227             --          2,108
Residential mortgage             --             --            119            119
Consumer                        150          3,084          5,082          8,316
                            -------        -------        -------        -------
Total                       $ 8,819        $21,142        $ 6,635        $36,596
                            =======        =======        =======        =======

        The following table sets forth the dollar amount of all loans due after December 31, 2001 that have pre-determined interest rates and which have floating or adjustable rates.

                                           FLOATING OR
                          FIXED RATES   ADJUSTABLE RATES    TOTAL
                          -----------   ----------------    -----
Commercial                  $20,271        $ 5,782        $26,053
Construction                     80          2,028          2,108
Residential mortgage            119             --            119
Consumer                      6,370          1,946          8,316
                            -------        -------        -------
Total                       $26,840        $ 9,756        $36,596
                            =======        =======        =======


        Loans held for sale are residential mortgage loans, that have been committed for by various investors such as mortgage companies. Funds for these sales have not yet been received from the investors, which have, in some cases, two weeks or more to deliver. The Bank usually receives funds within one week of the loan closing. The Bank receives interest income from the investor from the date the loan closes to the date funds are received from the investor. At December 31, 2001, there were $182,000 in loans held for sale. There were no loans held for sale at December 31, 2000. Interest earned from loans held for sale totaled $14,000 for 2001 and is included in interest and fees on loans.

        Asset Quality. The Bank manages asset quality and controls credit risk through diversification of the loan portfolio and the application of policies designed to foster sound underwriting and loan monitoring practices. The Bank's senior officers are charged with monitoring asset quality, establishing credit policies and procedures subject to approval by the Board of Directors, seeking the consistent application of these policies and procedures across the Bank and adjusting policies as appropriate for changes in market conditions.

        Non-performing assets include non-performing loans and foreclosed real estate held for sale. Non-performing loans consist of loans where the principal, interest, or both, is 90 or more days past due and loans that have been placed on non-accrual. When loans are placed on non-accrual, accrued income from the current period will be reversed from current earnings. Consumer loans are to be charged off when principal or interest is 120 or more days delinquent or will be placed on non-accrual if the collateral is insufficient to recover the principal. The Bank had no non-performing loans or non-accrual loans at December 31, 2001. As of December 31, 2001, for purposes of accounting and reporting in accordance with SFAS 15, the Bank had no troubled debt restructuring. As of December 31, 2001, for purposes of accounting and reporting in accordance with SFAS 114, the Bank's had no "impaired" loans.

        Allowance For Loan Losses. The Bank determines the provision for loan losses through a quarterly analysis of the adequacy of the loan loss reserve. Factors such as economic conditions and trends, the volume of non-performing loans, concentrations of credit risk, adverse situations that may affect the ability of borrowers to pay, and prior loss experience within the various categories of the portfolio are considered when reviewing the risks in the portfolio. Larger exposures are analyzed individually. While management believes the allowance for loan losses is currently adequate, future additions to the allowance may be necessary based on changes in general economic conditions and/or the condition of specific borrowers. The adequacy of the allowance is reviewed quarterly by the Board of Directors and senior management of the Bank. The full Board of Directors reviews quarterly the relevant ratios with respect to the allowance. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

        The Bank has no credit exposure to foreign countries or foreign borrowers or highly leveraged transactions.

        The following table sets forth, the year-end balances and changes in the allowance for loan losses and certain ratios as of December 31, 2001 and December 31, 2000:

                            ALLOWANCE FOR LOAN LOSSES


                                                           December 31,
                                                   -----------------------------
                                                      2001              2000
                                                   -----------       ----------
Allowance for loan losses, beginning of period        $   110         $     0
Loans charged-off                                           0               0
Recoveries                                                  0               0

Net charge-offs                                             0               0
Provision charged to operations                           225             110
                                                      -------         -------
Balance, end of year                                  $   335         $   110
                                                      =======         =======

Average gross loans (for year)                        $24,923         $ 6,936
Total gross loans at year end                         $36,596         $14,293

Allowance as a percentage of total gross loans           0.92%           0.77%

        Loans charged off will represent the Bank's recognition of losses previously provided for in the overall allowance for loan losses through the provisions charged to operations in the respective periods. Management has, through its analysis of the adequacy of the allowance for loan losses completed as of December 31, 2001 (including the $225,000 provision taken in 2001), determined the allowance to be adequate. Future additions to the allowance for loan losses through provisions charged to operations will be determined as a result of management's continuing analysis of the adequacy of the allowance for loan losses.

        The following schedule sets forth the allocation of the allowance for loan losses among various categories. The allocation is based upon the historical experience of the Bank's management at other institutions and management's review of the specific amount or specific loan category in which future losses may ultimately occur. However, the entire allowance for loan losses is available to absorb future loan losses in any category. The Bank is unable to accurately predict in what category future charge-offs and recoveries may actually occur.


                     ALLOCATION OF ALLOWANCE FOR LOAN LOSSES


                                         AT DECEMBER 31,
                    ----------------------------------------------------
                                    (Dollars in Thousands)
                              2001                       2000
                    ------------------------   ------------------------
                      Amount      Percent*      Amount         Percent*
Commercial          $  257         71.2%            88         65.5%
Construction            19          5.8%             0          3.1%
Consumer                59         23.0%            17         31.4%
Unallocated             --          0.0%             5          0.0%
                    ------       ------         ------       ------
                    $  335       $100.0%        $  110        100.0%
                    ======       ======         ======       ======

* Percentages indicate percent of loans in each category to total loans.

        Securities. The Bank's securities portfolio serves several purposes. Portions are held as investments. The remaining portions are used to assist the Bank in liquidity and asset/liability management. Total amortized cost of securities at December 31, 2001 was $18.3 million or 22.9% of total assets compared to $9.9 million or 32.1% of total assets at December 31, 2000.

        Securities are classified as held to maturity when management has the intent and the Bank has the ability at the time of purchase to hold the securities to maturity. Investments held to maturity are carried at cost adjusted for amortization of premiums and accretion of discounts. Securities to be held for indefinite periods of time are classified as securities available for sale. Securities available for sale include securities that may be sold in response to changes in market interest rates, changes in the security's prepayment risk, increases in loan demand, general liquidity needs and other similar factors. The Bank's recent purchases of available for sale securities have been limited primarily to U.S. government and agency securities with short- to medium-term maturities.

        Securities available for sale are reflected at fair value with unrealized gains and losses, net of tax, if any, being included in the Bank's equity account. The fair value of the securities available for sale, as of December 31, 2001 was $17.2 million. The fair market value adjustment of $163,000 resulted in a tax adjusted unrealized gain recorded in stockholders' equity of $98,000 as of December 31, 2001 compared to a fair value of $10.0 million and an increase in stockholders' equity of $114,000 as of December 31, 2000.

        The following tables summarize the carrying amount of the Bank's municipal securities held to maturity and of securities available for sale for the stated periods.

                              SECURITIES PORTFOLIO

                                                   December 31
                                             (Dollars in thousands)
                                           -------------------------
                                               2001           2000
                                           -----------    ----------
Municipal securities                         $ 1,216        $    --
Securities available for sale:
    U.S. Government/Equity Securities         15,725          9,964
    Mortgage-backed securities                 1,472              0
                                             -------        -------
Total securities                             $18,413        $ 9,964
                                             =======        =======

        The carrying amount and weighted average yield of the Bank's investments held to maturity and securities available for sale at December 31, 2001 and December 31, 2000, by contractual maturity, are reflected in the following tables. Actual maturities will differ from contractual maturities because certain borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

        CARRYING VALUE AND AVERAGE YIELD OF INVESTMENTS HELD TO MATURITY
                      AND SECURITIES AVAILABLE FOR SALE(1)

                                                December 31, 2001               December 31, 2000
                                                -----------------               -----------------
                                              Amount        Average Yield     Amount       Average Yield
                                             --------       -------------    --------      -------------
                                                (Dollars in thousands)         (Dollars in thousands)
Due in one year or less                       $ 2,744             4.94%       $ 1,447             6.49%
Due after one year up to five years            13,752             4.69%         7,365             6.85%
Due after five years up to ten years            1,013             6.05%           990             6.53%
Due after ten years                               700             6.36%            --              N/A
Equity securities                                 204             6.00%           162             6.00%
                                              -------                         -------
Total Securities                              $18,413             4.88%       $ 9,964             6.72%
                                              =======                         =======

------------------------
(1)Yields are based on historical costs.

        Deposits. The Bank's predominant source of funds is depository accounts. The Bank's deposit base is comprised of demand deposits, savings and money market accounts and other time deposits.

        The following table sets forth the distribution of average deposits by major category and the average rate paid in each year as applicable.

                        DISTRIBUTION OF AVERAGE DEPOSITS

                                                                              Period from June 30,
                                                  Year Ended                    2000 (inception)
                                               December 31, 2000              to December 31, 2000
                                               -----------------              --------------------
                                                              (Dollars in thousands)
                                             Average         Average         Average         Average
                                             Balance           Rate          Balance           Rate
                                            ---------       --------        ---------       ---------
Non-interest bearing demand deposits          $ 8,327          0.00%          $ 3,583          0.00%
Interest bearing demand deposits                9,460          2.94%            3,067          2.95%
Money market deposits                          13,883          2.90%            5,430          3.87%
Savings deposits                                1,807          1.48%              657          1.93%
Time deposits                                   9,667          4.37%            3,001          5.46%
                                              -------                         -------
        Total/Weighted Average Rate           $43,144          2.62%          $15,738          3.03%
                                              =======                         =======

        The following table is a summary of time deposits of $100,000 or more (all of which are certificates of deposit) by remaining maturities as of December 31, 2001:

                MATURITIES OF TIME DEPOSITS OF $100,000 AND OVER

                                Amount        Percent
                             ----------      ---------
                               (Dollars in thousands)
Three months or less          $ 8,264           73.0%
Three to six months             2,114           18.7%
Six to twelve months              948            8.4%
Over twelve months                  0            0.0%
                              -------          -----
Total                         $11,326          100.0%
                              =======          =====


        Total deposits at December 31, 2001 were $67.3 million and averaged $43.1 million during the year compared to $23.3 million and $15.7 million, respectively, for 2000. Certificates of deposit totaled $14.1 million at December 31, 2001 compared to $3.9 million at December 31, 2000.

        As new deposits are generated from the Bank's existing branch as well as any future branches, the Bank expects to use these funds, to the extent that they grow faster than loan growth, for investment securities and other earning assets. Management expects to manage the growth of deposits in any new branches as it does in its current operations, by interest rate management and marketing. The Bank's strategy for deposit acquisition and development has been to attract and retain core deposits, and the Bank has not priced its deposits to attract short term relationships.

        Short-Term Borrowings. The Bank has no funding dependence on short-term borrowings. Typically the short-term borrowings are in the form of securities sold under repurchase agreements and are an accommodation for significant depositor relationships that have excess large investable balances for short periods. The majority of these repurchase agreements mature within 45 days.

        The following table summarizes short-term borrowings and weighted average interest rates paid:

            SHORT-TERM BORROWINGS AND WEIGHTED AVERAGE INTEREST RATES

                                                                             Period from June 30,
                                                           Year Ended         2000 (inception) to
                                                        December 31, 2001      December 31, 2000
                                                        -----------------      -----------------
                                                                (Dollars in Thousands)

Average daily amount of short-term borrowings
    outstanding during the period                             $3,908                $  769
Weighted average interest rate on average daily
    short-term borrowings                                       3.41%                 4.75%
Maximum outstanding short-term borrowings
    outstanding at any month-end                              $6,071                $1,993
Short-term borrowings outstanding at period end               $5,460                $1,993
Weighted average interest rate on short-term
    borrowings at period end                                    1.91%                 5.38%

        Interest Sensitivity. An important element of both earnings performance and the maintenance of sufficient liquidity is management of the interest sensitivity gap. The interest sensitivity gap is the difference between interest sensitive assets and interest sensitive liabilities in a specific time interval. The gap can be managed by repricing assets or liabilities, by selling securities or loans held for sale, by replacing an asset or liability at maturity or by adjusting the interest rate during the life of an asset or liability. Matching the amounts of assets and liabilities repricing in the same time interval contributes to preserving net interest margins and minimizing the impact on net interest income in periods of rising or falling interest rates. The Bank evaluates interest sensitivity risk and then formulates guidelines regarding asset generation and pricing, funding sources and pricing, and off-balance sheet commitments (such as letters of credit, lines of credit and credit card lines) in order to manage sensitivity risk. These guidelines are based on management's outlook regarding future interest rate movements, the state of the regional and national economy, and other financial and business risk factors.

        The following table illustrates the interest sensitivity gap position of the Bank at December 31, 2001. It summarizes the contractual repayment terms or nearest repricing dates of the Bank's interest earning assets and interest-bearing liabilities. This table presents a position that existed at one particular day (December 31, 2001) and therefore is not necessarily indicative of the Bank's position at any other time.

                          INTEREST SENSITIVITY ANALYSIS


                                                      Maturing or Repricing In:
                                        ---------------------------------------------------------
                                        Within 3      4 - 12      1 - 5      Over 5      Total
                                          Months      Months      Years      Years
                                        ----------- ----------- ---------- ----------- ----------
Interest earning assets
  Federal funds sold                     $21,061     $     -     $     -    $     -     $21,061
  Investments held to maturity               931         285           -          -       1,216
  Securities available for sale            3,507      10,696       2,507        324      17,034
  Loans and mortgages available for
sale                                      10,389       3,249      20,845      2,295      36,778
                                         -------     -------     -------    -------     -------
Total interest earning assets            $35,888     $14,230     $23,352    $ 2,619     $76,089
                                         =======     =======     =======    =======     =======

Interest bearing liabilities
  Deposits:
    Interest bearing demand              $ 1,236     $ 4,821     $ 4,945    $ 1,361     $12,363
    Money market                          12,674       9,368       5,510          -      27,552
    Savings                                  386         360       1,438        479       2,663
    Time deposits $100,000 and over        8,263       3,063           -          -      11,326
    Other time deposits                    1,073       1,486         186          -       2,745
    Other borrowed money                   5,460           -           -          -       5,460
                                         -------     -------     -------    -------     -------
Total interest bearing liabilities       $29,092     $19,098     $12,079    $ 1,840     $62,109
                                         =======     =======     =======    =======     =======

  Period gap                             $ 6,796     $(4,868)    $11,273    $   779     $13,980
                                         =======     =======     =======    =======     =======
  Cumulative gap                         $ 6,796     $ 1,928     $13,201    $13,980
                                         =======     =======     =======    =======
  Ratio of cumulative gap to
    total earning assets                  8.91%       2.53%      17.31%      18.33%

        While securities available for sale are presented in the foregoing table according to the earlier of their stated maturities or call dates, such investments can, if necessary, be sold at any time in reaction to interest rate changes or funding demands.

        The Bank had $6.8 million more in assets than liabilities that reprice in 90 days and was, therefore, in an asset-sensitive (positive gap) position for this interval at December 31, 2001. Generally, a positive gap position indicates that more assets may reprice in that time period than liabilities, so that declining rates may have a negative impact on interest rate spreads and earnings. The Bank had $4.8 million more in liabilities than assets that reprice in 4 to 12 months and was, therefore, in a liability-sensitive (negative gap) position for this interval at December 31, 2001. A negative gap position with respect to a given time period indicates that more liabilities may reprice within that time period than assets, with the result that rising rates may have a negative impact on interest rate spread and therefore on earnings. The Bank manages its interest rate sensitivity gap to control the exposure of its net interest margin such that a 200 basis point increase or decrease in market rates will impact net interest income by no more than approximately 10% in any one year period. At December 31, 2001, the Bank estimates that if interest rates increased by 200 basis points, net interest income for 2002 would decrease by 8.5%.

        As noted previously, securities available for sale, while presented in the table at their stated maturities, can be sold any time and are an active interest sensitivity gap management tool. For example, if the securities available for sale were accelerated into the 4-12 months maturity/repricing column in the above chart, the negative period gap position would decrease from $4.9 million to a period negative gap position of $2.2 million. The cumulative gap would increase to a positive $4.6 million. Further, the magnitude and timing of changes to deposit rate changes can be managed to further minimize the exposure of net interest margin. For example, savings deposits and certain interest bearing demand deposits, while recorded at their first possible repricing opportunity, would not likely react as quickly to a market rate change as their first recorded repricing opportunity would indicate.

LIQUIDITY

         Liquidity represents an institution's ability to meet present and future financial obligations through either the sale or maturity of existing assets or the acquisition of additional funding. Liquid assets include cash, interest-bearing deposits with banks, federal funds sold, securities classified as available for sale, and loans maturing within one year. As a result of the Bank's management of liquid assets and the ability to generate liquidity through borrowings, management believes that the Bank maintains overall liquidity sufficient to satisfy its deposit requirements and meet its customers' credit needs.

        At December 31, 2001, cash, securities classified as securities available for sale, and federal funds sold were 50.1% of total earning assets. Asset liquidity is also provided by managing loan maturities. At December 31, 2001, approximately $13.6 million or 37.1% of loans would mature or reprice within a one-year period. To the extent possible, loans are funded with deposits or other funding with coinciding maturity or repricing dates.

        Net cash provided by operating activities for the year ended December 31, 2001 was $225,000 compared with cash used for the period ended December 31, 2000 of $712,000. The difference can be attributed to the $361,000 of net income recorded in fiscal year 2001 compared to the $597,000 net loss in fiscal year 2000.

        Net cash used in investing activities was $30.7 million for the year ended December 31, 2001 compared with $24.5 million for the period ended December 31, 2000. The growth in loans and investments account for this change.

        Cash provided by financing activities was $48.5 million in fiscal year 2001 compared with $31.1 million in fiscal year 2000. Most of this increase was attributable to an increase in deposits and short term borrowings.

CAPITAL RESOURCES.

         The assessment of capital adequacy depends on a number of factors such as asset quality, liquidity, earnings performance, changing competitive conditions, economic forces and growth and expansion activities. The Bank seeks to maintain a capital base to support its growth and expansion activities, to provide stability to current operations and to promote public confidence.

        The Bank's capital position continues to exceed regulatory minimums. The primary indicators relied on by the OCC and other bank regulators in measuring strength of capital position are the Tier 1 Risk-Based Capital, Total Risk-Based Capital and Leverage Ratios. Tier 1 Capital consists of common and qualifying preferred stockholders equity less goodwill. Total Capital consists of Tier 1 Capital, qualifying subordinated debt and a portion of the allowance for loan losses. Risk-based capital ratios are calculated with reference to risk weighted assets, which consist of both on and off balance sheet risks (such as letters of credit, lines of credit and credit card lines).

        The Bank manages capital ratios to exceed regulatory minimums. The Bank's Tier 1 Risk-Based Capital Ratio was 15.0% at December 31, 2001. The Bank's Total Risk-Based Capital Ratio was 16.0% at December 31, 2001. These ratios are in excess of the mandated minimum requirements of 4.00% and 8.00% respectively. The Leverage Ratio consists of Tier 1 capital divided by quarterly average assets. At December 31, 2001, the Bank's Leverage Ratio was 10.0%, which exceeded the required minimum leverage ratio of 8.00%. Management anticipates these ratios to decline as capital is leveraged in support of deposit and asset growth. The 8.0% leverage ratio requirement (which will reduce to 4.00% on June 30, 2003) may limit the Bank's ability to establish or acquire additional branches, and to otherwise grow its assets.

        The following table shows the Bank's regulatory capital ratios and shareholders' equity to total assets as of December 31, 2001:

                                 CAPITAL RATIOS

                                                                   December 31, 2001
                                                             -----------------------------
                                                             Regulatory            Actual
                                                              Minimum               Ratio
                                                             ----------          ---------
Tier 1 Risk-Based Capital Ratio                                  4.00%              15.0%
Total Risk-Based Capital Ratio                                   8.00%              16.0%
Tier 1 Leverage Ratio                                            8.00%              10.0%
Shareholders' Equity to Total Assets                             None                9.0%

CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

        The Bank enters into contractual obligations in the normal course of business as a source of funds for its asset growth and its asset/liability management, to fund acquisitions, and to meet required capital needs. These obligations require us to make cash payments over time as detailed in the table below (For further information regarding our contractual obligations refer to Notes 6, 11 and 12 of our Financial Statements, herein.):

                             PAYMENTS DUE BY PERIOD


                                                          LESS
CONTRACTUAL OBLIGATIONS AT                               THAN 1           1-3            4-5         AFTER 5
DECEMBER 31, 2001 (IN THOUSANDS)           TOTAL          YEAR          YEARS          YEARS          YEARS
Borrowings                                $ 5,460        $ 5,460        $    --        $    --        $    --
Certificates of deposit                    14,071         13,885            145             41             --
Operating leases                              405             45             90             97            173
Capital leases                                 75             64             11             --             --
                                          -------        -------        -------        -------        -------
Total contractual cash obligations        $20,011        $19,454        $   246        $   138        $   173
                                          =======        =======        =======        =======        =======


The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to manage its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit. These financial instruments involve elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of these financial instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

The Bank's exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. We use the same credit policies in making commitments and conditional obligations as we do for on-balance sheet instruments. Unless noted otherwise, the Bank does not require and is not required to pledge collateral or other security to support financial instruments with credit risk.

                                     AMOUNT OF COMMITMENT EXPIRATION PER PERIOD
                                     (IN THOUSANDS)


                                      TOTAL            LESS
OTHER COMMERCIAL COMMITMENTS          AMOUNTS          THAN 1            1-3               4-5              AFTER 5
AT DECEMBER 31, 2001                  COMMITTED        YEAR             YEARS             YEARS              YEARS
Commitments to extend credit          $6,643          $6,643          $      --          $      --          $      --
                                      ------          ------          ---------          ---------          ---------

Total commercial commitments          $6,643          $6,643          $      --          $      --          $      --
                                      ======          ======          =========          =========          =========

For further information regarding the Bank's commitments, refer to Note 13 to the "Notes to Financial Statements", herein.

                                    BUSINESS

GENERAL

        The Company is a Pennsylvania business corporation and bank holding company registered under the Bank Holding Company Act of 1956. The Company was incorporated on February 26, 2002 for the purpose of acquiring the Bank, thereby enabling the Bank to operate within a holding company structure. Management believes that a holding company facilitates potential acquisitions of other financial institutions and provides financial flexibility for the growth of the Company and the Bank. On June 30, 2002, the Company acquired 100% of the outstanding shares of the Bank. At March 31, 2002, the Company had no assets or liabilities.

        The principal activities of the Company are owning and supervising the Bank. The Bank is a community-oriented, full service commercial bank providing commercial and consumer financial services to businesses and individuals in the Camden County, New Jersey area. The Company believes that it will continue to gain market share in its geographic market. The Company competes with the many existing and larger financial institutions in its geographic market by emphasizing personalized service, responsive decision making and an overall commitment to excellence.

        The Bank offers commercial and consumer loans of all types, including real estate loans, residential mortgage loans, home equity loans and lines of credit, auto loans and other credit products. The Bank's deposit services include business and individual demand and time deposit accounts, NOW accounts, money market accounts, Individual Retirement Accounts and holiday accounts. The Bank's strategy for deposit acquisition and development has been to attract and retain core deposits, and the Bank traditionally has not priced its deposits to attract short term relationships. The Bank does not accept brokered deposits. The Bank is not authorized to offer trust services and does not presently offer the sale of investment products such as mutual funds to its customers.

        The Bank provides a number of convenience-oriented services and products to its customers, including direct payroll and social security deposit services, bank-by-mail services, letters of credit, access to a national automated teller machine network, safe deposit boxes, night depository facilities, notary services and travelers checks. The Bank also offers telephone banking services that enable its customers to obtain account information, effectuate transfers between accounts, order new checks and make stop payment requests.

        The Bank has outsourced virtually all of its data processing operations pursuant to a contract with The InterCept Group Inc. for the provision of data processing services with respect to deposit accounts, checking accounts, loan accounts and other matters, as well as ATM processing services. The Bank also has an agreement with Minotola National Bank for certain credit card processing services and Paragon Systems for certain escrow deposit processing services.

        At March 31, 2002, the Bank had loans of approximately $41.2 million (net of a $425,000 allowance for loan losses), representing approximately 57.1% of total assets. Securities, primarily U.S. treasury and U.S. government agency securities, totaled approximately $13.8 million or approximately 19.1% of total assets.

        The Bank's lending activity is concentrated primarily in commercial loans (69.8% of its loan portfolio at March 31, 2002) and consumer loans (23.6% of its loan portfolio at March 31, 2002). The Bank's commercial loan portfolio is largely made up of loans secured by commercial and multi-family real estate with an average loan to value ratio under 80%. All residential mortgage loans originated by the Bank are sold in the secondary market. There is no material concentration in the portfolio within any business or industry segment. The Bank's strategy is to make commercial loans based on its analysis of a borrower's ability to repay the loan out of its operating cash flows. With few exceptions, the Bank also obtains real estate or other collateral for a loan, and typically requires repayment guarantees by principals of a borrower. Most of the Bank's commercial loans are made to a diverse group of businesses of small and medium size. The Bank has no land or residential development loans. The Bank's consumer portfolio consists primarily of home equity, automobile and personal loans. Approximately 79% of the consumer portfolio at March 31, 2002 is home equity loans. The average loan to value ratio of these loans is approximately 80%.

        Risk elements in the loan portfolio include loans past due, non-accrual loans, other real estate owned and a concentration of loans to one type of borrower. The Bank closely monitors the loan portfolio to reduce the risk of delinquent and problem credits. Strict underwriting criteria, which include loan to value and debt to income ratios are followed, which also helps reduce credit risk in the loan portfolio. An external loan review function is responsible for evaluating loan quality including adherence to underwriting criteria. This review is performed for the Bank by Ardmore Banking Advisors. This function reports directly to the Audit Committee of the Board of Directors. The OCC, as the Bank's primary regulator, also reviews the Bank's loan portfolio as part of its review process. The majority of the Bank's loan portfolio is geographically concentrated in Camden County, New Jersey.

        As of December 31, 2001, the Bank employed 13 persons, all but one on a full-time basis.

SERVICE AREA

        The Bank is located in the southern part of the Borough of Collingswood, New Jersey, near the municipal border with Haddon Township, New Jersey. Haddon Township is immediately west of the Borough of Haddonfield and Cherry Hill Township. The majority of the Bank's customers come from the immediate Collingswood area and surrounding communities, within an area extending about two and one-half miles from the Bank site. This primary market area consists of portions of Collingswood, Audubon, Oaklyn and Haddon Heights Boroughs, portions of Cherry Hill and Pennsauken Townships and all of Haddon Township.

        The Bank's broader market area is the northern region of Camden County. This northern region encompasses 21 municipalities within a land area of 68.5 square miles. It is bordered by Burlington County to the north, the Delaware River to the west and Gloucester County to the south. Philadelphia remains an important factor in the economic viability of the region, with direct commuter access provided by a commuter train line, which extends through central Camden County, and the Ben Franklin and Betsy Ross bridges. This region includes the City of Camden, New Jersey. Following a period of decline in its manufacturing and industrial base, the City of Camden has built several waterfront projects and has several other projects underway or planned that are intended to stabilize the area's job base and expand the economy of the entire county.

PROPERTIES

        The Bank is located at 1040 Haddon Avenue, Collingswood, New Jersey. The property, which houses the Bank's administrative headquarters and a full service banking office, is leased by the Bank. The building has two stories containing approximately 3,800 total square feet of space. It was built in 1980 and was operated as a branch by various area banks until its closure in 1998. In addition to the existing vault, safe deposit boxes, drive-through teller window and night depository facility, the facility includes multiple customer service representative locations and an automated teller machine. The annual base rental for the first five years of the lease term is $45,000, not including taxes, utilities and insurance. The initial term of the lease is for 10 years, with options in favor of the Bank to renew the lease for two additional five-year terms. In the opinion of management, the property is well maintained and suitable to the Bank's present needs and operations.

        At this time, the Bank has no other branches other than the Collingswood location. However, management anticipates that it will apply to the OCC for approval to open at least one new branch location during 2002. The Bank moved its accounting and operations functions to space leased by the Bank at 900 Haddon Avenue, Collingswood, New Jersey.

COMPETITION

        The banking business in the service area of the Bank, as well as the balance of New Jersey and the Philadelphia area, is highly competitive with respect to both loans and deposits and is dominated by a number of major regional and super-regional banks and non-depository institutions which have many offices. Many of these institutions, particularly the larger banking firms that have enhanced their local presence through mergers in recent years, have substantially greater resources and offer a wider array of services than the Bank. In addition, many of these institutions are permitted to make larger loans than the Bank. In addition, the present bank regulatory environment has undergone significant change. This change affects the banking industry and competition between banks and non-bank financial institutions. There have been significant regulatory, statutory and case law changes in the bank merger and acquisition area, in the products and services banks can offer, and in the non-banking activities in which bank holding companies can engage. The Bank faces competition for loans and deposits from institutions such as credit unions, mortgage brokers, mortgage banking companies, mutual funds, money market funds, investment bankers, insurance companies and others. Under new legislation, these non-bank financial institutions can acquire and own banks. It is not possible to assess at this time what impact these regulatory changes will have on the Bank. See "Supervision and Regulation."

        The Bank competes with these institutions primarily on the basis of service, quality and hours of operation. The Bank believes that its local presence of senior management and its Board of Directors, and their collective familiarity with its service area, affords the Bank an advantage in service, quality and understanding the needs of its customer base.

LEGAL PROCEEDINGS

        The Company and the Bank are periodically parties to or otherwise involved in legal proceedings arising in the normal course of business, such as claims to enforce liens, claims involving the making and servicing of real property loans, and other issues incident to the Bank's business. Management does not believe that there is any pending or threatened proceeding against the Company or the Bank which, if determined adversely, would have a material effect on the business or financial position of the Company or the Bank.

                           SUPERVISION AND REGULATION

GENERAL

        We are registered as a bank holding company and are subject to supervision and regulation by the Board of Governors of the Federal Reserve System under the Bank Holding Act of 1956, as amended. As a bank holding company, our activities and those of the Bank are limited to the business of banking and activities closely related or incidental to banking. Bank holding companies are required to file periodic reports with and are subject to examination by the Federal Reserve Board.

        The Federal Reserve Board has issued regulations under the Bank Holding Company Act that require a bank holding company to serve as a source of financial and managerial strength to its subsidiary banks. As a result, the Federal Reserve Board, pursuant to such regulations, may require us to stand ready to use our resources to provide adequate capital funds to the Bank during periods of financial stress or adversity.

        The Bank Holding Company Act prohibits us from acquiring direct or indirect control of more than 5% of the outstanding shares of any class of voting stock, or substantially all of the assets of, any bank, or from merging or consolidating with another bank holding company, without prior approval of the Federal Reserve Board. Additionally, the Bank Holding Company Act prohibits us from engaging in or from acquiring ownership or control of more than 5% of the outstanding shares of any class of voting stock of any company engaged in a non-banking business, unless such business is determined by the Federal Reserve Board to be so closely related to banking as to be a proper incident thereto. The types of businesses that are permissible for bank holding companies to own have been expanded by recent federal legislation; see discussion of Gramm-Leach-Bliley Act below.

        The Bank is a national bank chartered under the National Bank Act, and is subject to regulation, supervision and examination by the OCC and, in certain respects, by the Federal Reserve Board and the Federal Deposit Insurance Corporation (the "FDIC"). The FDIC, through the Bank Insurance Fund, insures all deposits held by the Bank up to a maximum of $100,000 for any one customer.

        The OCC, which has primary supervisory authority over the Bank, regularly examines banks in such areas as reserves, loans, investments, management practices, and other aspects of operations. These examinations are designed for the protection of the Bank's depositors rather than the Bank's shareholders. The Bank must furnish annual and quarterly Call Reports to the OCC, which has the authority under the Financial Institutions Supervisory Act to prevent a national bank from engaging in an unsafe or unsound practice in conducting its business.

        The various laws and regulations administered by the OCC affect corporate practices, such as the payment of dividends, incurrence of debt and acquisition of other financial institutions and companies, and affect business practices, such as the payment of interest on deposits, the charging of interest on loans, the types of business conducted and the location of offices.

        The OCC authorized the opening of the Bank in June 2000. This authorization is subject to certain conditions. These conditions include the Bank providing the OCC with at least thirty (30) days prior notice of any significant deviations or changes from the Bank's proposed operating plan during the first three years of the Bank's operation. In addition, the OCC must review and pre-approve any new executive officers or directors that the Bank may desire to appoint during the Bank's first two years of operation. The Bank is also required to maintain a leverage ratio of 8.0% for the first three years of operation. See "--Capital Requirements." Any failure by the Bank to satisfy such conditions could result in the revocation of its OCC authorization and the inability of the Bank to continue the business of banking.

GRAMM-LEACH-BLILEY ACT

        In November 1999 the Gramm-Leach-Bliley Act (the "GLB Act") became law. The GLB Act made significant changes in U.S. banking law, principally by repealing the 1933 Glass-Steagall Act. Under the GLB Act, banks and other financial companies, such as securities firms and insurance companies, are now able to combine and be commonly owned. The GLB Act also permits bank holding companies and banks to engage in a broader range of financially related activities than was available to them before the passage of the GLB Act, including insurance and securities underwriting, merchant banking and real estate development and investment. The GLB Act, however, does not authorize banks or their affiliates to engage in commercial activities that are not financial in nature, such as manufacturing.

        The GLB Act creates a new category of bank holding company called a "financial holding company." In order to avail itself of the expanded financial activities permitted under the GLB Act, a bank holding company must notify the Federal Reserve that it elects to be a financial holding company. A bank holding company can make this election if it, and all its bank subsidiaries, are well capitalized, well managed, and have at least a satisfactory Community Reinvestment Act rating, each in accordance with the definitions prescribed by the Federal Reserve and the regulators of the company's subsidiary banks. Once a bank holding company makes such an election, and provided that the Federal Reserve does not object to such election, the financial holding company may engage in financial activities (i.e., securities underwriting, insurance underwriting, and certain other activities that are financial in nature as to be determined by the Federal Reserve) by simply giving a notice to the Federal Reserve within thirty days after beginning such business or acquiring a company engaged in such business. This makes the regulatory approval process to engage in financial activities much more streamlined than it was under prior law. We have no present intention of electing to become a financial holding company.

        The GLB Act also permits certain financial activities to be undertaken by a subsidiary of a national bank. Generally, for financial activities that are conducted as a principal, such as a securities underwriter or dealer holding an inventory, a national bank must be one of the 100 largest national banks in the United States and have debt that is rated investment grade.

However, smaller national banks may own a securities broker or an insurance agency, or certain other financial agency entities under the GLB Act. Under prior law, national banks could only own an insurance agency if it was located in a town of fewer than 5,000 residents, or under certain other conditions. Under the GLB Act, there is no longer any restriction on where the insurance agency subsidiary of a national bank is located or does business.

        The GLB Act also contains a number of provisions that affect the operations of all financial institutions. One of the provisions relates to the financial privacy of consumers, authorizing the federal banking regulators to adopt rules that would limit the ability of banks and other financial entities to disclose non-public information about consumers to entities that are not affiliates. Under these rules, banks must establish a disclosure policy for non-public customer information, disclose the policy to their customers, and give their customers the opportunity to object to non-public information being disclosed to a third party.

USA PATRIOT ACT

        In October 2001 the President signed into law the USA PATRIOT Act. This Act was in direct response to the terrorist attacks on September 11, 2001, and strengthens the anti-money laundering provisions of the Bank Secrecy Act. Most of the new provisions added by the Act apply to accounts at or held by foreign banks, or accounts of or transactions with foreign entities. The Bank does not have a significant foreign business and does not expect this Act to materially affect its operations. The Act does, however, require the banking regulators to consider a bank's record of compliance under the Bank Secrecy Act in acting on any application filed by a bank. As the Bank is subject to the provisions of the Bank Secrecy Act (i.e., reporting of cash transactions in excess of $10,000), the Bank's record of compliance in this area will be an additional factor in any applications filed by it in the future. To the Bank's knowledge, its record of compliance in this area is satisfactory.

CAPITAL REQUIREMENTS

        Under federal regulations, we and the Bank each must maintain a minimum ratio of qualified total capital to risk-weighted assets of 8.0%. Risk-weighted assets are determined by multiplying the various categories of assets by the appropriate risk-weighing factor (ranging from 0% to 100%) under applicable regulations. Certain off-balance sheet items, such as standby letters of credit, are included in assets for these purposes at a "credit equivalent" value, determined by multiplying the off-balance sheet item by a credit conversion factor established by applicable regulations. At least half of the total capital must be comprised of common equity, retained earnings and a limited amount of permanent preferred stock, less goodwill ("Tier 1 capital"). The remainder ("Tier 2 capital") may consist of a limited amount of subordinated debt, other preferred stock, certain other instruments and a limited amount of loan and lease loss reserves. The sum of Tier 1 capital and Tier 2 capital is "total risk-based capital." Federal regulations also require a minimum ratio of Tier 1 capital to risk-weighted assets of 4.0%.

        In addition, federal regulations have established a minimum leverage ratio (Tier 1 capital to quarterly average assets less goodwill) of 3.0% for banks and bank holding companies that meet certain specified criteria, including that they have the highest regulatory rating. All other banks and bank holding companies are required to maintain a leverage ratio of 3.0% plus an additional amount of at least 100 to 200 basis points. The regulations also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. New banks, such as the Bank, are required to maintain a leverage ratio of 8.0% for the first three years of operation (in the Bank's case, until June 2003).

        Bank regulators continue to indicate their desire to raise banking organization capital requirements beyond their current levels. However, management is unable to predict whether higher capital ratios will be imposed and, if so, at what levels and on what schedule.

        Any national bank not in compliance with applicable capital requirements may be subject to certain growth restrictions, issuance of a capital directive by the appropriate federal regulator, and various other possible enforcement actions by the appropriate federal regulators, including a cease and desist order, civil monetary penalties, and the establishment of restrictions on operations. In addition, the institution could be subject to appointment of a receiver or conservator or a forced merger into another institution.

LIMITS ON DIVIDENDS

        The amount of dividends that may be paid by the Bank depends upon the Bank's earnings and capital position, and is limited by federal law, regulations and policies.

        As a national bank subject to the regulations of the OCC, the Bank must obtain approval for any dividend if the total of all dividends declared in any calendar year would exceed the total of its net profits, as defined by applicable regulations, for that year, combined with its retained net profits for the preceding two years, less any required transfers to surplus. In addition, the Bank may not pay a dividend in an amount greater than its undivided profits then on hand after deducting its losses and bad debts. For this purpose, bad debts are generally defined to include the principal amount of loans which are in arrears with respect to interest by six months or more unless such loans are fully secured and in the process of collection. Moreover, for purposes of this limitation, the Bank is not permitted to add the balance in its allowance for loan loss account to its undivided profits then on hand; however, it may net the sum of its bad debts as so defined against the balance in its allowance for loan loss account and deduct from undivided profits only bad debts as so defined in excess of that amount.

        In addition, the OCC is authorized to determine under certain circumstances relating to the financial condition of a national bank that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. The payment of dividends that deplete a bank's capital base could be deemed to constitute such an unsafe or unsound practice.

LOANS TO ONE BORROWER LIMITATION

        Under applicable OCC regulations, a national bank's total outstanding loans and extensions of credit to one borrower may not exceed 15 percent of the bank's capital and surplus, plus an additional 10 percent of the bank's capital and surplus if the amount that exceeds the bank's 15 percent general limit is fully secured by readily marketable collateral, which is defined to include certain financial instruments and bullion. To qualify for the additional 10 percent limit, the bank must perfect a security interest in the collateral under applicable law and the collateral must have a current market value at all times of at least 100 percent of the amount of the loan or extension of credit that exceeds the bank's 15 percent general limit.

COMMUNITY REINVESTMENT

        Under the Community Reinvestment Act ("CRA"), a bank has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires the OCC, in connection with its examination of national banks, to assess the institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution. The OCC is required to provide a written evaluation of an institution's CRA performance utilizing a four tiered descriptive rating system, which rating is disclosed to the public.

        The Community Reinvestment Act has been amended by the GLB Act to provide that small banks (those under $250 million in assets) that received an "outstanding" on their last CRA exam will not have to undergo another CRA exam for five years, or for four years if their last exam was "satisfactory." In addition, any CRA agreement entered into between a bank and a community group must be disclosed, with both the bank and the group receiving any grants from the bank detailing the amount and use of the funding provided.

PROMPT CORRECTIVE ACTION

        The federal banking agencies are required to take "prompt corrective action" in respect of banks that do not meet minimum capital requirements. There currently are five capital tiers: "well capitalized," "adequately capitalized," "under capitalized," "significantly under capitalized" and "critically under capitalized." The Bank is "well capitalized." The following table sets forth the minimum capital ratios that a bank must satisfy in order to be considered well capitalized or adequately capitalized under OCC regulations:

                                                           Adequately              Well
                                                           Capitalized          Capitalized
                                                           -----------         ------------
       Total Risk-Based Capital Ratio                            8%                  10%
       Tier 1 Risk-Based Capital Ratio                           4%                   6%
       Leverage Ratio                                            4%                   5%


        As a condition to obtaining its charter, the Bank must maintain a Leverage Ratio of at least 8% until July 1, 2003.

        The FDIC's regulations establish specific actions that are permitted or, in certain cases required, to be taken by regulators with respect to institutions falling within one of the three undercapitalized categories. Depending on the level of the institution's capital, the agency's correction powers can include: requiring a capital restoration plan; placing limits on asset growth and restrictions on activities; requiring the institution to issue additional stock (including voting stock) or be acquired by another institution in a transaction supervised by the FDIC; placing restrictions on transactions with affiliates; restricting the interest rate the institution may pay on deposits; ordering a new election for the institution's board of directors; requiring that certain senior executive officers or directors be dismissed; prohibiting the institution from accepting deposits from correspondent banks; prohibiting the payment of principal or interest on subordinated debt; and, in the most severe cases, appointing a receiver for the institution. A bank that is undercapitalized is required to submit a capital restoration plan. Under certain circumstances, a "well capitalized", "adequately capitalized" or "undercapitalized" institution may be required to comply with restrictions applicable to the next lowest capital category.

SAFETY AND SOUNDNESS STANDARDS

        The OCC and the other federal banking agencies have adopted "Interagency Guidelines Establishing Standards for Safety and Soundness" ("Guidelines"). These operational and managerial standards address an institution's general practices, and are designed to provide a framework for the federal bank regulators to determine whether those practices are sound in principle and whether procedures are in place to ensure that they are applied in the normal course of business. The guidelines cover such areas as internal controls, loan documentation, credit underwriting, interest rate exposure, asset growth and compensation. Banks failing to meet these standards are required to submit compliance plans to their appropriate federal regulators.

        The OCC is also required to perform annual on-site bank examinations, place limits on real estate lending by banks and impose more stringent auditing requirements.

INSURANCE OF ACCOUNTS AND REGULATIONS BY THE FDIC

        The Bank is a member of the Bank Insurance Fund, which is administered by the FDIC. Deposits are insured up to the applicable limits by the FDIC and such insurance is backed by the full faith and credit of the United States government. As insurer, the FDIC imposes deposit insurance premiums and is authorized to conduct examination of, and to require reporting by, FDIC-insured institutions. It also may prohibit any FDIC-insured institution from engaging in any activity the FDIC determines by regulation or order to pose a serious risk to the Bank Insurance Fund.

        The FDIC's deposit insurance premiums are assessed through a risk-based system under which all insured depository institutions are placed into one of nine categories and assessed insurance premiums based upon their level of capital and supervisory evaluation. Under the system, institutions classified as well capitalized (i.e., a core capital ratio of at least 5%, a ratio of Tier 1 or core capital to risk-weighted assets ("Tier 1 risk-based capital") of at least 60% and a risk-based capital ratio of at least 10%) and considered healthy pay the lowest premium, while institutions that are less than adequately capitalized (i.e., core or Tier 1 risk-based capital ratios of less than 4% or a total risk-based capital ratio of less than 8%) and considered of substantial supervisory concern pay the highest premium. Risk classification of all insured institutions is made by the FDIC for each semi-annual assessment period.

        The FDIC is authorized to increase assessment rates, on a semi-annual basis, if it determines that the reserve ratio of the Bank Insurance Fund will be less than the designated reserve ratio of 1.25% of Bank Insurance Fund insured deposits. In setting these increased assessments, the FDIC must seek to restore the reserve ratio to that designated reserve level, or such higher reserve ratio as established by the FDIC.

        The current premium schedule for Bank Insurance Fund insured institutions ranges from 0 to 27 basis points per $100 of deposits. In addition, all insured institutions are required to pay a Financing Corporation assessment, in order to find the interest on bonds issued to resolve thrift failures in the 1980s. The current annual rate for all insured institutions is 1.84 basis points for each $100 in domestic deposits. These assessments are revised quarterly and will continue until the bonds mature in the year 2017.

LEGISLATIVE PROPOSALS AND REFORMS

        In addition to the USA Patriot Act, other legislative and regulatory proposals regarding changes in banking, and the regulation of banks, thrifts and other financial institutions, are considered from time to time by the executive branch of the federal government, Congress and various state governments. Certain of these proposals, if adopted, could significantly change the regulation of banks and the financial services industry. We cannot predict whether any of these proposals will be adopted or, if adopted, how these proposals will affect the Bank.

IMPACT OF MONETARY POLICIES

        The profitability of the banking business depends in large part on the difference between the interest rate paid by the Bank on its deposits and its other borrowings, and the interest rate received by the Bank on loans extended to its customers and securities held in the Bank's portfolio, comprise the major portion of the Bank's earnings. In addition, the Bank may from time to time attempt to generate revenues by assessing fees on its services, to the extent the competitive market will allow such fees.

        The earnings and growth of the Bank and of the banking industry as a whole is affected not only by general domestic and foreign economic conditions, but also by the monetary and fiscal policies of the United States and its agencies, particularly the Federal Reserve Board. The Federal Reserve Board affects the national economy by its open market operations in United States government securities, limitations upon savings and time deposit interest rates, and adjustments to the discount and reserve retention rates applicable to borrowings by banks which are members of the Federal Reserve System. These actions of the Federal Reserve Board influence the growth of bank loans, investments and deposits and affect interest rates charged on loans and paid on deposits. The nature and impact of any future changes in monetary policies cannot be predicted but, in any event, may have a material effect on the Bank.

TRANSACTIONS WITH AFFILIATES

        National banks must comply with Sections 23A and 23B of the Federal Reserve Act ("Sections 23A and 23B") relative to transactions with affiliates in the same manner and to the same extent as if the bank were a Federal Reserve member bank. A bank holding company, its subsidiaries and any other company under common control are considered affiliates of the bank. Generally, Sections 23A and 23B: (i) limit the extent to which the insured association or its subsidiaries may engage in certain covered transactions with an affiliate to an amount equal to 10% of such institution's capital and surplus and place an aggregate limit on all such transactions with affiliates to an amount equal to 20% of such capital and surplus, and (ii) require that all such transactions be on terms substantially the same, or at least as favorable to the institution or subsidiary, as those provided to a non-affiliate. The term "covered transaction" includes the making of loans, the purchase of assets, the issuance of a guarantee and similar types of transactions. Any loan or extension of credit by the Bank to an affiliate must be secured by collateral in accordance with Section 23A. Exemptions from Section 23A or 23B may be granted only by the Federal Reserve. The Bank has not been significantly affected by the rules regarding transactions with affiliates.

        The Bank's authority to extend credit to executive officers, directors and 10% shareholders, including us, as well as entities controlled by such persons, is governed by Sections 22(g) and 22(h) of the Federal Reserve Act, and Regulations O thereunder. Among other things, these regulations generally require that such loans be made on terms and conditions substantially the same as those offered to unaffiliated individuals and not involve more than the normal risk of repayment. Generally, Regulations O also places individual and aggregate limits on the amount of loans the Bank may make to such persons based, in part, on the Bank's capital position, and requires certain board approval procedures to be followed.

                                   MANAGEMENT

        The table set forth below contains information concerning our directors, including their principal occupations or employment during the past five years and their ages.

                                                                                    Director
Name                                                                       Age       Since(1)
----                                                                       ---       --------
Linda M. Rohrer                                                             54         2000

Since 1985, Ms. Rohrer has owned and served as the President of Rohrer and Sayers Real Estate, a commercial and residential real estate sales company. Ms. Rohrer served as a director of Community National Bank of New Jersey from October 1988 to May
1996.

Gerard M. Banmiller                                                         54         2000

Mr. Banmiller has been President and Chief Executive Officer of the Bank since its opening in June 2000. From October 1999 to June 2000, Mr. Banmiller organized the Bank on a full-time basis. He served as a Regional President of Hudson United
Bank from August 1998 until September 1999. He served as a director and President of Community National Bank of New
Jersey from its formation in 1987 until its acquisition by Hudson United Bank in August 1998.

Thomas A. Clark, III                                                        48         2000

Mr. Clark is a practicing attorney. Since 1992, he has been a shareholder of the law firm of Cureton, Caplan, Hunt, Scaramella & Clark, P.C. (formerly Cureton, Caplan & Clark,
P.C.).

Letitia G. Colombi                                                          57          2000

Since May 2001, Ms. Colombi has served as the Mayor of the Borough of Haddonfield, New Jersey, and since 1985, she has been a Borough Commissioner and the Director of Public
Works for Haddonfield. From August 1998 until April 2000, she served as a member of an advisory board at Hudson United
Bank. Ms. Colombi served as a director of Community
National Bank of New Jersey from October 1988 to August 1998.

Gerald J. Defelicis                                                         75          2000

Since 1984, Mr. DeFelicis has been retired, having served from 1945 to 1984 with Sun Company, Inc., where he held the position of Manager of Systems Policy and Strategic
Facilities. From August 1998 to April 2000, Mr. DeFelicis served as a member of an advisory board at Hudson United
Bank.  Mr. DeFelicis served as a director of Community
National Bank of New Jersey from 1987 to August 1998.

John J. Donnelly IV                                                         47          2001

Since 1998, Mr. Donnelly has served as President of J.J.
Donnelly Inc., a general contractor in the commercial construction industry. From 1992 to 1998, Mr. Donnelly served as President of John J. Donnelly Inc.

Eduardo F. Enriquez                                                         45          2000

Since 1994, Dr. Enriquez has been self-employed as a Doctor of Medicine. Since 1997, he has been a member of the Physicians Counsel to the Board of Trustees of Virtua Health
Systems. Since 1998, he has been a partner/owner of World
Gym in Cherry Hill, New Jersey.

Stanley H. Molotsky                                                         66          2000

Mr. Molotsky is a counselor in financial matters. Since 1988, Mr. Molotsky has been the owner and operator of SHM Financial
Group, a financial counseling firm.

----------------
(1)  Includes service as a director of the Bank.

EXECUTIVE OFFICERS

        Set forth below is certain information concerning our executive officers.

Gerald M. Banmiller

        Mr. Banmiller is the President and Chief Executive Officer of the Company and the Bank. He is also a director. Please see "Board of Directors" above for more information regarding Mr. Banmiller.

James E. Strangfeld

        Mr. Strangfeld serves as an Executive Vice President and the Senior Loan Officer of the Bank. From 1996 until being engaged by the Bank in 2000, Mr. Strangfeld served as a Regional Executive with PNC Bank in Cherry Hill, New Jersey, where he directed the consumer banking operations for 40 branches in Burlington and Camden Counties. From 1986 to 1996, he served as Senior Vice President/Manager Community Lending for Chemical Bank New Jersey, where he directed all functions of its New Jersey Community Lending Department, which was designed to service small business customers.

Robert C. Faix

        Mr. Faix serves as Senior Vice President and Chief Financial Officer of the Bank. From June 2000 until being engaged by the Bank in May 2001, Mr. Faix served as the Senior Vice President and Chief Financial Officer of Crusader Holding Corp., the holding company for Crusader Savings Bank. From July 1999 through June 2000, Mr. Faix served as Senior Vice President and Chief Financial Officer for the Student Finance Corp., a subprime student lender located in Newark, Delaware. From June 1998 through June 1999, Mr. Faix served as the Vice President and Controller of Keystone Bank, N.A., a commercial bank located in Horsham, Pennsylvania. From May 1995 through June 1998, Mr. Faix served as the Senior Vice President and Chief Financial Officer of American Heritage FCU, a credit union located in Philadelphia, Pennsylvania.

SECURITY OWNERSHIP OF MANAGEMENT

        The following table sets forth certain information concerning the number of shares of our common stock held as of June 30, 2002 by each director, each executive officer, and all directors and executive officers as a group.

Amount and Nature of Beneficial Ownership(1)

                                                         Sole Voting       Shared
                                            Total            and         Voting and    Percent
Name of                                   Beneficial     Investment      Investment       of
Beneficial Owner                          Ownership         Power          Power       Class(2)
----------------                          ---------         -----          -----       --------
Linda M. Rohrer(3)                          62,995          62,995             --          6.13%

Gerard M. Banmiller(4)                      44,543          18,143         26,400          4.33%

Thomas A. Clark, III(5)                     22,008          22,008             --          2.15%

Letitia G. Colombi(6)                        5,509           2,072          3,437          0.54%

Gerald J. DeFelicis(7)                      15,133          15,133             --          1.48%

John J. Donnelly, IV(8)                     14,575          14,575             --          1.42%

Eduardo F. Enriquez(9)                      15,133          15,133             --          1.48%

Stanley H. Molotsky(10)                     17,883          17,883             --          1.74%

James E. Strangfeld(11)                      4,755           2,555          2,200          0.46%

Robert C. Faix                                 550             220            330          0.05%
                                            ------          ------         ------

All nominees and executive
officers as a group
(10 persons)(13)                           203,084         170,717         32,367         19.50%

---------------------

(1) Based on information furnished by the respective individuals, as of June 30, 2002, and our books and records as of such date. Under applicable regulations, shares are deemed to be beneficially owned by a person if he or she directly or indirectly has or shares the power to vote or dispose of the shares. Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares. Under applicable regulations, a person is deemed to have beneficial ownership of shares which may be received upon the exercise of outstanding stock options if the option is exercisable within 60 days.

(2) The percentage is calculated on a fully diluted basis (as if such person's or group's vested options were exercised).

(3) Includes 2,220 shares that Ms. Rohrer has the right to acquire upon the exercise of vested stock options.

(4) Includes 26,400 shares jointly owned by Mr. Banmiller with his spouse, and 4,805 shares that Mr. Banmiller has the right to acquire upon the exercise of vested stock options.

(5) Includes 6,875 shares owned by the Cureton Caplan Hunt Scaramella & Clark Profit Sharing Plan over which Mr. Clark has control, and 1,383 shares that Mr. Clark has the right to acquire upon the exercise of vested stock options.

(6) Includes 3,437 shares owned by Ms. Colombi's spouse, and 1,383 shares that Mrs. Colombi has the right to acquire upon the exercise of vested stock options.

(7) Includes 1,383 shares that Mr. DeFelicis has the right to acquire upon the exercise of vested stock options.

(8) Includes 825 shares that Mr. Donnelly has the right to acquire upon the exercise of vested stock options.

(9) Includes 1,383 shares that Mr. Enriquez has the right o acquire upon the exercise of vested stock options.

(10) Includes 1,383 shares that Mr. Molotsky has the right to acquire upon the exercise of vested stock options.

(11) Includes 2,200 shares owned by Mr. Strangfeld's spouse, and 2,005 shares that Mr. Strangfeld has the right to acquire upon the exercise of vested stock options.

(12) Includes 330 shares jointly owned by Mr. Faix with his spouse, and 220 shares that Mr. Faix has the right to acquire upon the exercise of vested stock options.

(12) Includes 13,002 shares that the directors and officers, in the aggregate, have the right to acquire upon the exercise of vested stock options.

DIRECTOR COMPENSATION

        The Chairman of the Board receives a quarterly retainer of $1,000 for service on the Board, and each director, other than Mr. Banmiller, receives a quarterly retainer of $500. Each committee chairman receives an annual retainer of $500 for chairing such committee. Each director, except for Mr. Banmiller and each committee chairman (other than the loan committee chairman, who receives both the retainer and the per meeting fee), receives $50 per committee meeting attended. An aggregate of $12,000 was paid to directors during the year ended December 31, 2001, for attendance at Board and committee meetings.

        Options to purchase shares of common stock have been granted to directors of the Bank at each annual meeting, and directors of the Company and the Bank will receive additional stock options at each annual stockholders' meeting. See "Stock Option Plan for Outside Directors" below.

REMUNERATION OF EXECUTIVE OFFICERS

        The following table sets forth the compensation paid to our Chief Executive Officer during the years ended December 31, 2001 and 2000 and any executive officer who received cash compensation exceeding $100,000 during such year:

                           SUMMARY COMPENSATION TABLE

                                                                                     Other Annual
Name and                                                                                Compen-
Principal Position                       Year         Salary          Bonus           sation (1)
------------------                       ----         ------          -----           ----------
Gerard M. Banmiller,
    President and Chief
    Executive Officer                    2001         $114,423       $25,000             $17,695
                                         2000(2)        49,681             0               6,238


James E. Strangfeld
    Executive Vice
    President                            2001         $ 98,654       $20,000             $ 3,851
                                         2000(2)        45,000             0               3,643

---------------------

(1) Consists of an automobile expense allowance, life, health and long-term disability insurance annual premiums, and club membership dues.

(2) Consists of amounts paid by the Bank from June 30, 2000, the date the Bank opened for business, to December 31, 2000.

EMPLOYMENT AGREEMENTS

        Gerard M. Banmiller, the President, Chief Executive Officer and a director of the Bank, has an employment agreement with the Bank. This agreement has an initial three-year term and provides for annual one-year extensions on each anniversary of June 29, 2000, the date the Bank received regulatory authority to open for business, unless the Bank or Mr. Banmiller gives prior written notice of nonrenewal to the other party. On and after January 1, 2002, Mr. Banmiller is entitled to receive an annual base salary of not less than $100,000. In addition, Mr. Banmiller is entitled to participate in any incentive compensation and employee benefit plans that the Bank maintains.

        In the event the Bank terminates Mr. Banmiller's employment for "Cause" as defined in his agreement, he will be entitled to receive his accrued but unpaid base salary and an amount for all accumulated but unused vacation time earned through the date of his termination.

        In the event the Bank terminates Mr. Banmiller's employment without Cause, he will be entitled to receive, during the remaining term of his agreement, an annual amount equal to the greater of (i) his highest base salary received during one of the two years immediately preceding the year in which he is terminated, or (ii) his base salary in effect immediately prior to his termination. In addition, during the remaining term of his agreement, Mr. Banmiller will annually be entitled to (i) an amount equal to the higher of the aggregate bonuses paid to him in one of the two years immediately preceding the year in which he is terminated and (ii) an amount equal to the sum of the highest annual contribution made on his behalf (other than his own salary reduction contributions) to any tax qualified and non-qualified defined contribution plans maintained by the Bank in the year in which he is terminated or in one of the two years immediately preceding such year. Mr. Banmiller will also be entitled to certain retirement, health and welfare benefits.

        In the event Mr. Banmiller terminates his employment with the Bank for "Good Reason," as defined in his agreement, he will be entitled to receive the same annual amounts and benefits he would be entitled to receive if he was terminated without Cause, but for a period of three years from the date of termination of employment. In the event Mr. Banmiller terminates his employment with the Bank without Good Reason, he will be entitled to receive his accrued but unpaid base salary until the date of termination and an amount for all accumulated but unused vacation time through the date of the termination of his employment. In the event of Mr. Banmiller's death or disability during the term of his employment, he and his eligible dependents or his spouse and her eligible dependents, as the case may be, will be entitled to receive the same annual amounts and benefits Mr. Banmiller would be entitled to receive if he was terminated without Cause, but only for a period of one year from the date of termination of employment. They will also be entitled to certain health and welfare benefits.

        In the event that Mr. Banmiller is required to pay any excise tax imposed under Section 4999 of the Internal Revenue Code (or any similar tax imposed under federal, state or local law), as a result of any compensation and benefits received under his agreement in connection with a change in control, the Bank will pay him an additional amount such that the net amount retained by him, after the payment of such excise taxes (and any additional income tax resulting from such payment by the Bank), equals the amount he would have received but for the imposition of such taxes.

        The employment agreement further provides that in the event Mr. Banmiller's employment is terminated for any reason or he voluntarily terminates his employment, he may not, for a period of 12 months after the date of termination, without the prior written consent of the Bank's Board of Directors, become an officer, director or a shareholder or equity owner of 4.9% or more of any entity engaged in the banking, lending, asset management, mutual fund, financial planning or investment security business within the New Jersey Counties of Camden, Gloucester, Burlington, Salem, Atlantic, Cape May or Cumberland, or any other county in which the Bank has an office. In addition, during his employment and for a period of 12 months following the termination of his employment, except following a change in control of the Bank, Mr. Banmiller may not solicit, endeavor to entice away from the Bank, its subsidiaries or affiliates, or otherwise interfere with the relationship of the Bank or its subsidiaries or affiliates with, any person who is, or was within the then most recent 12-month period, an employee or associate of the Bank or any of its subsidiaries or affiliates.

        The Bank also has an employment agreement with Mr. Strangfeld, the Bank's Executive Vice President and Senior Loan Officer. This agreement is substantially identical to Mr. Banmiller's employment agreement, except that it provides that (i) the executive is entitled to receive an annual base salary of $90,000; (ii) in the event the Bank terminates the executive's employment without cause, he will be entitled to his salary and benefits as determined in the same manner as under Mr. Banmiller's agreement, but for one year only and
(iii) in the event the executive terminates his employment for "Good Reason," he will be entitled to his salary and benefits as determined in the same manner, but for a period of (a) 18 months in the event of a termination prior to a change in control of the Bank or (b) two years in the event of a termination after a change in control of the Bank.

        The Bank also has granted options under the Bank's Employee Stock Option Plan to its executive officers. See "Employee Stock Option Plan" below.

EXECUTIVE COMPENSATION PROGRAM

        The Bank has adopted an Executive Compensation Program (the "Compensation Program") pursuant to which the Bank pays bonuses to its key employees. The Compensation Program is a pay-for-performance based compensation system consisting of incentives that pay key employees for the achievement of performance levels designed to increase shareholder value. These incentives consist of annual incentives, which reward for achievement against pre-established goals and increases in shareholder value, and long-term incentives, which reward for significant increases in the value of the Bank.

        The Compensation Program enables the Bank to reward those key employees whose performance increases shareholder value. The Compensation Program also assists the Bank in its efforts to hire, retain and motivate high-quality executives who it believes can meet the immediate business challenges and improve the long-term performance of the Bank. The Compensation Program is administered by the Compensation Committee of the Board of Directors. Participation is limited to the President, the Executive Vice President, the Senior Vice President and any Division Managers.

        Under the Compensation Program, bonus awards are determined by the Compensation Committee based on a pre-determined mix of corporate and individual performance goals. Sixty percent of the annual award is based on corporate performance. Corporate performance is measured by the year to year percentage increase in average assets (in excess of a hurdle rate) and the year to year percentage increase in return on average assets, each of which receives a fifty percent weighting.

        The remaining forty percent of the annual award is based on individual performance using performance goals designed to reflect a balance between attainable and "stretch" objectives and that are specific to each participant. Individual performance objectives are established at the beginning of the year based on the functions and responsibilities of each executive. Also included in the evaluation of individual performance are goals which measure the executive's contribution to making people-focused cultural changes at the Bank.

        The total bonus pool is determined by multiplying the aggregate base salaries of the Bank's employees who are participating in the Compensation Program by the corporate performance percentage increase, and then dividing that amount (the "Corporate Performance Dollar Bonus") by 0.6. The difference between the total bonus pool and the Corporate Performance Dollar Bonus is the amount eligible to be distributed to individual participants. The individual bonus pool may or may not be distributed entirely. The distribution of individual bonus awards for all participants except the President will be determined by a recommendation of the President that is approved by the Compensation Committee. The Compensation Committee will determine the value of the individual performance bonus of the President.

EMPLOYEE STOCK OPTION PLAN

        We maintain an Employee Stock Option Plan (the "Employee Plan") under which the Stock Option Plan Committee (the "Option Committee") of the Board of Directors is authorized to grant options for the purchase of up to 44,630 shares of common stock. These shares are to be issued from authorized but unissued common stock. Any shares as to which an option expires, lapses unexercised, or is terminated or canceled may be regranted under a new option.

        The Option Committee is authorized to administer and interpret the Employee Plan. The members of the Option Committee are Mr. Clark, Mr. Donnelly, and Mr. DeFelicis. The Option Committee members serve at the discretion of the Board of Directors and are each required to be "outside" directors within the meaning of Section 162(m) of the Internal Revenue Code. The Option Committee has the authority to grant options to key employees under the Employee Plan, based upon the recommendation of the President and Chief Executive Officer, and subject to the approval of a majority of the disinterested members of the Board. Option grants to employees are anticipated to be made annually.

        Only key employees of the Company and the Bank are eligible to receive options under the Employee Plan. The Bank presently has six key employees, including all of the executive officers. Under the Employee Plan, both "Incentive Stock Options," which qualify for certain tax benefits, and options which do not qualify for such tax benefits ("Nonqualified Stock Options") may be granted.

        The exercise price for options granted under the Employee Plan will be equal to at least the fair market value of the stock underlying the option on the date the option is granted. Options granted under the Employee Plan generally may be exercised for up to 10 years after the date of grant.

        With the approval of the Option Committee, an optionee may pay the required exercise price for an option by surrendering shares of common stock with a value equal to such exercise price, subject to certain limitations with respect to payment with shares acquired through the exercise of Incentive Stock Options. The aggregate fair market value (determined at the time the option is granted) of the shares of common stock with respect to which Incentive Stock Options are exercisable for the first time by an optionee during any calendar year may not exceed $100,000. No employee may receive option grants in excess of 11,500 shares under the Employee Plan during any 12 month period. No option may be transferred by the optionee other than by will or by the laws of descent and distribution, and each option is exercisable during the optionee's lifetime only by the optionee, or his guardian or legal representative, unless otherwise approved by the Option Committee.

        Under the Employee Plan, options will vest and become exercisable in five equal annual installments commencing on the first anniversary of the date of grant and continuing on each successive anniversary of such date. Notwithstanding the foregoing, in the event of a "change in control" of the Company, all outstanding options become exercisable in three equal annual installments commencing on the first anniversary of the date of grant and continuing on each successive anniversary of such date. The term "change in control" is defined in the Employee Plan to mean, among other things, shareholder approval of a merger, consolidation or similar transaction in which
(i) the Company 's shareholders do not own, after the transaction, at least 66-2/3% of the voting securities of the surviving institution, or (ii) persons who were members of the Company 's Board of Directors do not constitute at least 66-2/3% of the members of the Board of Directors of the surviving institution.

        Under the Employee Plan, in the event of an optionee's retirement or an optionee whose employment terminates due to death or disability, the optionee or his or her legal representative may exercise the option until the earlier of the expiration of the term of the option or three months after such termination of employment. If an optionee's employment is terminated for any reason except retirement, death or disability, all options granted to such person under the Employee Plan terminate upon the date employment is terminated, unless the Option Committee permits the optionee to exercise such options until the earlier of (i) the expiration of the term of the option or (ii) up to three months after such termination of employment.

        The Board of Directors may amend, suspend or terminate the Employee Plan at any time without shareholder approval; provided, however, that the Board may not, without shareholder approval, amend the Employee Plan so as to (i) increase the number of shares subject to the Employee Plan, (ii) change the class of eligible employees, or (iii) make a change which would otherwise require the approval of shareholders under applicable tax, securities or other laws. In addition, the Board may not modify or amend the Employee Plan with respect to any outstanding options, or impair or cancel any outstanding option, without the consent of the affected optionee.

OPTION GRANTS IN LAST FISCAL YEAR

        The following table sets forth information concerning the grant of stock options during the fiscal year ended December 31, 2001 to our named executive officers.

                                    Number of        Percentage of
                                   Securities        Total Options
                                   Underlying         Granted to          Per Share
                                     Options         Employees in        Exercise or       Expiration
Name                              Granted(1)(2)     Fiscal Year(3)    Base Price(2)(4)      Date(5)
----                              -------------     --------------    ----------------      -------
Gerard M. Banmiller
President and Chief
    Executive Officer                 1,713               43.78%             $9.09       June 15, 2011

James E. Strangfeld
Executive Vice President              1,100               28.11%             $9.09       June 15, 2011

------------------

(1) Amounts represent securities underlying incentive stock options granted under the Employee Plan.

(2) Reflects adjustments resulting from the 10% stock dividend distributed January 15, 2002.

(3) Does not include options to purchase 6,600 shares granted in fiscal year 2001 to directors of the Bank who are not employees.

(4) The exercise price per share is equal to the fair market value on the date the option was granted. The exercise price may be paid in cash, or upon the approval of the Option Committee, in shares of common stock valued at their fair market value on the date of exercise, or in a combination thereof.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

        No options were exercised during the year ended December 31, 2001 by the Bank's named executive officers. The following table sets forth the aggregate options to purchase shares of common stock held by the Bank's named executive officers at December 31, 2001, separately identifying exercisable and unexercisable options, and the aggregate dollar value of in-the-money unexercised options, separately identifying exercisable and unexercisable options.

                                Number of Securities Underlying        Value of Unexercised
                                          Unexercised                      In-the-Money
                                 Options Held at 12/31/01 (1)        Options at 12/31/01 (2)
                                 ----------------------------        -----------------------
Name                             Exercisable     Unexercisable     Exercisable    Unexercisable
----                             -----------     -------------     -----------    -------------
Gerard M. Banmiller                   2,231           10,639            $6,093         $25,926
James E. Strangfeld                     892            4,670            $2,435         $10,747

----------------------

(1) Reflects adjustments resulting from the 10% stock dividend distributed January 15, 2002.

(2) Based upon the mean between the bid and asked prices of the common stock of $10.00 per share on December 31, 2001, less the exercise price of the options.

STOCK OPTION PLAN FOR OUTSIDE DIRECTORS

        Pursuant to the Stock Option Plan for Outside Directors (the "Director Plan") each person (i) who is a director of the Bank and (ii) who is not, as of such date, an employee of the Bank, automatically is granted, on the date of each annual meeting of shareholders at which directors are elected, an option to purchase 750 shares of common stock ("Mandatory Grants"). Future non-employee directors elected by the Board to fill a vacancy will also receive a Mandatory Grant on the date of such initial election as a director. The Option Committee may also grant, from time to time in its discretion, additional options to purchase shares of common stock to directors who are not employees of the Bank ("Discretionary Grants"), subject to the approval of a majority of the disinterested members of the Board of Directors.

        The Director Plan authorizes the Option Committee to administer and interpret the Director Plan. The Director Plan further authorizes the Option Committee to grant options for the purchase of an aggregate amount of up to 44,630 shares of common stock. Any shares as to which an option expires, lapses unexercised, or is terminated or canceled may be subject to a new option.

        Only Nonqualified Stock Options may be granted under the Director Plan. The exercise price for options granted under the Director Plan will be equal to the fair market value of the stock underlying the option on the date the option is granted. Options granted under the Director Plan may be exercised for 10 years after the date of grant. No option may be transferred by the optionee other than by will or by the laws of descent and distribution, and each option is exercisable during the optionee's lifetime only by the optionee, or his guardian or legal representative, unless otherwise approved by the Option Committee.

        Under the Director Plan, options may not be exercised during the 11-month period following the date of grant. In the event of an optionee's retirement, or an optionee whose service as a director terminates due to death or disability, the optionee or his or her legal representative may exercise the option until the earlier of the expiration of the term of the option or three months after such termination of service.

        If an optionee's service as a director is terminated for any reason except retirement, death or disability, all options granted to such person under the Director Plan terminate as of the date such service is terminated, unless the Option Committee permits the optionee to exercise such options until the earlier of (i) the expiration of the term of the option or (ii) up to three months from the date of termination.

        The Board of Directors may amend, suspend or terminate the Director Plan at any time without shareholder approval unless the approval of shareholders is otherwise required under applicable tax, securities or other laws. In addition, the Board of Directors may not modify or amend the Director Plan with respect to any outstanding option or impair or cancel any outstanding option, without the consent of the affected optionee.

        On April 19, 2001, each non-employee director of the Bank was granted options to purchase 750 shares of Bank common stock, at an exercise price of $10.00 per share. On June 12, 2002, each nonemployee director was granted options to purchase 750 shares of common stock, at an exercise price of $9.58 per share, the fair market value of the Bank's stock on that date.

INDEBTEDNESS OF MANAGEMENT

        The Bank offers various types of loans to its directors, officers, and employees. Under applicable Federal law, any loan made to a director, officer, employee or other affiliate is required to be on substantially the same terms and conditions available to non-related borrowers (in particular as to interest rate and collateral). In addition, the risk of nonpayment must not be greater than the risk of nonpayment on loans to non-related borrowers, and the loan must be approved by a majority of the full Board of Directors, with the loan applicant not voting or influencing the vote.

TRANSACTIONS WITH RELATED PERSONS

        Certain directors and officers of the Bank are customers of the Bank and during the year ended December 31, 2001, had banking transactions with the Bank in the ordinary course of business. Similar transactions may be expected to occur in the future. All loans and commitments to loan were made under substantially the same terms, including interest rates, collateral, and repayment terms, as those prevailing at the time for comparable transactions with other persons and, in the opinion of Bank's management, do not involve more than the normal risk of collection or present other unfavorable features.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Our Bylaws provide that the Company will indemnify the directors and officers of the Company to the maximum extent permitted by Pennsylvania law.

        Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees and agents of the corporation against liabilities they may incur in such capacities for any action taken or failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct.

                     DESCRIPTION OF THE COMPANY'S SECURITIES

UNITS

        Each unit consists of one share of common stock and one warrant. Each warrant entitles the holder thereof to purchase one additional share of common stock at a purchase price of $__________. The common stock and the warrants will be transferable separately upon the closing of the offering.

COMMON STOCK

GENERAL

        Our authorized capital consists of 5,000,000 shares of common stock, no par value. Except as described below, each share of common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock.

        Voting Rights. Prior to the issuance of any preferred stock which possesses voting rights, the holders of the common stock will possess exclusive voting rights in the Company. Except for the limitation on the right of a person or group acting in concert to vote shares with voting power in excess of 10% (see "--Certain Restrictions on Acquisition of The Company"), each holder of shares of common stock is entitled to one vote for each share held on matters upon which stockholders have the right to vote. Shareholders are not entitled to cumulate their votes for the election of directors. See "Certain Restrictions on Acquisition of the Company."

        Dividends. Under the Pennsylvania Business Corporation Law, we may only pay dividends if solvent and if payment of such dividend would not render us insolvent. Funds for dividend distribution must initially come from dividends paid to us by the Bank, so that the restrictions on the Bank's ability to pay dividends are indirectly applicable to us. The Bank's ability to pay dividends is restricted by certain regulations.
See "Supervision and Regulation--Limits on Dividends."

        We presently intend to continue the Bank's policy of retaining earnings for the foreseeable future to support its growth. Accordingly, we do not anticipate paying cash dividends to shareholders for the foreseeable future.

        Preemptive Rights; Redemption. Holders of our common stock are not entitled to preemptive rights with respect to any shares of common stock that may be issued in the future. The common stock will not be subject to redemption. Upon receipt by us of the full specified purchase price for the common stock, such common stock will be fully paid and nonassessable.

        Liquidation. In the event of our liquidation, dissolution, or winding up, after payment of all of our debts and liabilities and payment of any liquidation preference plus accrued dividends applicable to any outstanding shares of preferred stock, the holders of common stock would be entitled to receive all assets available for distribution in cash or in kind.

        Transfer. Shares of common stock are freely transferable except for shares that are held by affiliates. Those shares may be transferred in accordance with the requirements of Rule 144 of the Securities Act of 1933.

WARRANTS

        Each warrant entitles the holder thereof to purchase one share of common stock at a purchase price of $__________ for a period of three years after the issuance of the warrants. Upon the closing of the offering, the warrants will be freely tradable without the common stock. Any warrant not exercised on or before the expiration date shall expire and will not thereafter be exercisable. Warrant holders do not have the rights and privileges of holders of common stock.

        We will deliver to purchasers certificates representing one warrant for each unit purchased in the offering. Each warrant certificate will indicate the total number of shares for which the warrant is exercisable. Thereafter, warrant certificates may be exchanged for new certificates of different denominations, and may be exercised or transferred by presenting them at the office of StockTrans, Inc. (the "Warrant Agent"). If a market for the warrants develops, holder may sell their warrants instead of exercising them. There can be no assurance that a market for the warrants will develop, or if developed, will continue.

        Each warrant may be exercised by surrendering the warrant certificate, with the form of election to purchase on the reverse side properly completed and executed, together with payment of the exercise price to the Warrant Agent. The warrants may be exercised in whole or in part, but no fractional shares of common stock will be issued upon exercise of the warrant. If less than all of the warrants evidenced by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining number of warrants. The number of shares purchasable upon exercise and the exercise price of each warrant will be proportionately adjusted upon the occurrence of certain events, including stock dividends, stock splits, reclassification and reorganizations. The warrants will be issued and governed by a warrant agreement between the Company and the Warrant Agent. The warrant certificate provides that the Company and the Warrant Agent may, without the consent of the warrant holders, make changes in the warrant agreement that are required by reason of any ambiguity, manifest error or other mistake in the warrant agreement or warrant certificate, or that do not adversely affect or change the interest of the holders of the warrants.

TRANSFER AGENT AND WARRANT AGENT

        The transfer agent for the common stock and the Warrant Agent for the warrants is StockTrans, Inc. with offices at 44 West Lancaster Avenue, Ardmore, Pennsylvania 19003.



CERTAIN RESTRICTIONS ON ACQUISITION OF THE COMPANY

        Our Articles of Incorporation and By-Laws contain numerous provisions that are intended to encourage potential acquirors to negotiate directly with the Board of Directors, but which also may deter a nonnegotiated tender or exchange offer for our stock or a proxy contest for control of the Company. Certain provisions of Federal and Pennsylvania law may also discourage nonnegotiated takeover attempts or proxy contests. In addition, the terms of the Bank's employment agreements with Gerard M. Banmiller and James E. Strangfeld (see "Management -- Employment Agreements") may also be viewed as having the effect of discouraging such efforts. These provisions may also serve to entrench existing management.

These provisions may also deter institutional interest in and ownership of our stock and, accordingly, may depress the market price for, and liquidity of, our stock.

        FOLLOWING IS A DESCRIPTION OF SUCH PROVISIONS AND THE PURPOSE AND POSSIBLE EFFECTS OF SUCH PROVISIONS. EXCEPT FOR AN AMENDMENT TO OUR ARTICLES OF INCORPORATION TO AUTHORIZE THE ISSUANCE OF PREFERRED STOCK, WHICH MANAGEMENT PRESENTLY INTENDS TO PROPOSE AT THE 2003 ANNUAL MEETING OF SHAREHOLDERS, THE BOARD OF DIRECTORS DOES NOT PRESENTLY INTEND TO PROPOSE ADDITIONAL ANTI-TAKEOVER PROVISIONS FOR THE ARTICLES OF INCORPORATION OR BY-LAWS IN THE FUTURE. BECAUSE OF THE POSSIBLE ADVERSE EFFECT SUCH PROVISIONS MAY HAVE ON SHAREHOLDERS, THIS DISCUSSION SHOULD BE READ CAREFULLY.

        Federal Regulatory Provisions. Under the Federal Change in Bank Control Act (the "Control Act"), a 60 day prior written notice must be submitted to the FRB if any person, or any group acting in concert, seeks to acquire 10% or more of any class of outstanding voting securities of the Company, unless the FRB determines that the acquisition will not result in a change of control of the Company. Under the Control Act, the FRB has 60 days within which to act on such notice, taking into consideration certain factors, including the financial and managerial resources of the acquiror, the convenience and needs of the community served by the bank holding company and its subsidiary banks and the antitrust effects of the acquisition. Under the Bank Holding Company Act, a company is generally required to obtain prior approval of the FRB before it may obtain control of a bank holding company. Control is generally described to mean the beneficial ownership of 25% or more of all outstanding voting securities of a company.

        Pennsylvania Fiduciary Duty Provisions. The Pennsylvania Business Corporation Law provides that (a) the Board of Directors can consider, in determining whether a certain action is in the best interests of the corporation, (1) the effects of any action upon any or all groups affected by such action, including shareholders, employees, suppliers, customers and creditors of the corporation, and upon communities in which offices or other establishments of the corporation are located, (2) the short-term and long-term interests of the corporation, including benefits that may accrue to the corporation from its long-term plans and the possibility that these interests may be best served by the continued independence of the corporation,
(3) the resources, intent and conduct (past, stated and potential) of any person seeking to acquire control of the corporation, and (4) all other pertinent factors; (b) the Board of Directors need not consider the interests of any particular group as dominant or controlling; (c) directors, in order to satisfy the presumption that they have acted in the best interests of the corporation, need not satisfy any greater obligation or higher burden of proof with respect to actions relating to an acquisition or potential acquisition of control; (d) actions relating to acquisitions of control that are approved by a majority of "disinterested directors" are presumed to satisfy the directors' standard unless it is proven by clear and convincing evidence that the directors did not assent to such action in good faith after reasonable investigation; and (e) the fiduciary duty of directors is solely to the corporation and may be enforced by the corporation or by a shareholder in a derivative action, but not by a shareholder directly.

        The Pennsylvania Business Corporation Law explicitly provides that the fiduciary duty of directors shall not be deemed to require directors to act as the board of directors, a committee of the board or an individual director solely because of the effect such action might have on an acquisition or potential or proposed acquisition of control of the corporation or the consideration that might be offered or paid to shareholders in such an acquisition. One of the effects of these fiduciary duty provisions may be to make it more difficult for a shareholder to successfully challenge the actions of our Board of Directors in a potential change in control context. Pennsylvania case law appears to provide that the fiduciary duty standard under the Pennsylvania Business Corporation Law grants directors the statutory authority to reject or refuse to consider any potential or proposed acquisition of the corporation.

        Antitakeover Provisions of Our Articles of Incorporation and Bylaws.

        1. Prohibition of Ownership and Voting of Shares in Excess of 10%. Our Articles of Incorporation impose limitations upon the ability of certain shareholders and groups of shareholders to acquire or vote shares of our stock. The Articles of Incorporation prohibit any person (whether an individual, company or "group acting in concert") from acquiring "voting control." Voting control is generally defined as the beneficial ownership at any time of shares with more than 10% of the total voting power of outstanding stock of the Company. These provisions would not apply to the purchase of shares by underwriters in connection with a public offering. A "group acting in concert" includes persons seeking to combine or pool their voting power or other interests in common stock for a common purpose. Such a group does not include actions by the Board of Directors acting solely in their capacity as the Board.

        Under this provision, shares of common stock, if any, owned in excess of 10% will be treated as "excess shares." In general, all shares of common stock deemed to be excess shares will not be entitled to vote on any matter or take other shareholder action. For purposes of determining the voting rights of other shareholders, excess shares are essentially treated as no longer outstanding. As a result, where excess shares are present, other shareholders will realize a proportionate increase in their voting power, but this 10% voting restriction shall not be applicable to other shareholders if their voting power increases above 10% as a result of application of this rule to another shareholder. However, in determining the voting power of the person or group acting in concert with respect to whom the rule was initially applied, there will be subsequent reductions in their voting rights if, as a result of the initial proportionate reduction in outstanding shares, such person or group acting in concert still will be deemed to beneficially own excess shares.

        The potential effect of this voting rights limitation is significant. Any person or group acting in concert owning more than 10% of the outstanding common stock will generally be unable to exercise voting rights proportionate to their equity interest. When operating in conjunction with other provisions in our Articles of Incorporation, particularly the provision requiring the affirmative vote of the holders of 80% of the voting power of the corporation on certain matters, the practical effect of the limitation on voting rights may be to render it virtually impossible for any one shareholder or group acting in concert to determine the outcome of any such vote.

        In determining the number of shares of common stock, a person will be deemed the owner of any shares over which he or she has the power to vote, to direct the voting of, or to dispose or to direct the disposition of. As a result, more than one person may be deemed to own the same shares. For example, to the extent that shareholders deposit their shares in a voting trust arrangement and obtain the power to vote or direct the voting of the shares so deposited, the number of shares subject to such arrangement would be aggregated for purposes of the provision.

        Certain exceptions from the restrictions on voting rights are set forth in the Articles of Incorporation. The restrictions are not applicable to, among other things, the solicitation, holding and voting of proxies obtained by the Board of Directors.

        The 10% voting rights limitation may make it extremely difficult for any one person or group of affiliated persons to acquire voting control of the Company, with the result that it may be extremely difficult to bring about a change in the Board of Directors or management by attempting to acquire controlling interest in the common stock of the Company. Accordingly, under this provision the only way in which a change in control can generally be brought about is for the proposal to have such broad based support among unaffiliated shareholders that the applicable vote (a majority or 80% vote, depending upon the matter under consideration) would be obtained in spite of the limitations of any one shareholder or affiliated group of shareholders to 10% of the total votes entitled to be cast.

        Because this provision places limitations upon the voting of shares by any party, it may have the effect of discouraging holders of large amounts of shares from purchasing additional shares, or would be holders who may desire to acquire enough shares to exercise control from purchasing any shares. This may have an adverse effect on the liquidity and market price of the shares.

        2. "Classified" Board of Directors. Our Articles of Incorporation provide for a "classified" Board of Directors of between seven (7) and twenty-five (25) members, which number is fixed by the Board of Directors, divided into three classes, serving for initial terms expiring in 2003, 2004, and 2005, respectively, and after such initial terms, for successive terms of three years each. In the event of a Board vacancy, the Articles of Incorporation provide that the sole power to fill such vacancy is vested in the Board of Directors, and any such new director will serve out the full term of the former director. This provision is designed to assure experience, continuity, and stability in the Board's leadership and policies. The Board of Directors believes that this can best be accomplished by electing each director to a three-year term and electing only approximately one-third of the directors each year.

        The election of directors for staggered terms significantly extends the time required to make any change in control of the Board of Directors and may tend to discourage any surprise or nonnegotiated takeover bid for control of the Company. Under the Articles of Incorporation, it will take at least two annual meetings for holders of a majority of the Company's voting securities to make a change in control of the Board of Directors because only a minority (approximately one-third) of the directors will be elected at each meeting. In addition, because certain actions require more than majority approval of the Board, as described herein, it may take as many as three annual meetings for a controlling block of shareholders to obtain complete control of the Board, and thereby of the Company's management.

        This provision may tend to perpetuate present management because of the additional time required to change control of the Board. Because the provision will increase the amount of time required for a takeover bidder to obtain control without the cooperation of the Board even if the takeover bidder were to acquire a majority of the outstanding stock, it may tend to discourage certain tender offers, perhaps including some tender offers that the shareholders may believe would be in their best interests. The classified Board provision will apply to all elections of directors and, accordingly, it will make it more difficult for shareholders to change the composition of the Board if the shareholders believe such a change would be desirable, even in the absence of any third party's acquisition of voting control. This is especially true in light of the denial of cumulative voting described below.

        3. No Cumulative Voting. Cumulative voting entitles a shareholder to multiply the number of votes to which the shareholder is entitled by the number of directors to be elected, with the shareholder being able to cast all such votes for a single nominee or distribute them among the nominees as such shareholder sees fit. The Pennsylvania Business Corporation Law provides that shareholders are entitled to cumulate their votes for the election of directors, unless a corporation's articles of incorporation provide otherwise.

        The Board of Directors specifically prohibited cumulative voting in the Articles of Incorporation because the Board believes that each director should represent and act in the interest of all shareholders and not any special shareholder or group of shareholders. In light of current acquisition techniques and activity, minority representation could be disruptive and could impair the efficient management of the Company for the benefit of shareholders generally. In addition, the absence of cumulative voting will also tend to deter "greenmail," in which a substantial minority shareholder uses his holdings as leverage to demand that a corporation purchase such shareholder's shares at a significant premium over the market value of such stock to prevent such shareholder from obtaining or attempting to obtain a seat on the Board of Directors. In the absence of cumulative voting, a majority of the votes cast in any election of directors can elect all of the directors of the class in any given year.

        The absence of cumulative voting, coupled with a classified Board of Directors, may also deter a proxy contest designed to win representation on the Board of Directors or remove management because a group or entity owning less than a majority of the voting stock may be unable to elect a single director. Although this may tend to make removal of incumbent management more difficult, the Board of Directors believes deterring proxy contests will avoid the significant cost, in terms of money and management's time, in opposing such actions.

        4. Nominations for Directors and Shareholder Proposals. Our By-Laws require that nominations for the election of directors made by shareholders (as opposed to those made by the Board of Directors) and any shareholder proposals for the agenda at any annual meeting must be made by notice (in writing) delivered or mailed to the Secretary not less than 90 days nor more than 150 days prior to the meeting of shareholders at which directors are to be elected; provided, however, that if less than 21 days notice of such meeting is given to the shareholders, such notice must be delivered within seven days after notice of the shareholder meeting has been mailed. In the case of director nominations, such notice must set forth, among other things, the name, age, address, principal occupation or employment of each such nominee, the number of shares of stock of the Company that are owned by such nominee and the length of time such nominee has been a shareholder of the Company. In the case of shareholder proposals, such notice must set forth a brief description of the business desired to be brought before the annual meeting. Nominations and proposals not made in accordance with this procedure will be disregarded.

        The Board of Directors believes that this procedure will assure that shareholders will have an adequate opportunity to consider the qualifications of all nominees for directors and permit the shareholders' meetings to be conducted in an orderly manner. It may have the effect, however, of deterring nominations other than those made by the Board of Directors.

        5. Mergers, Sale of Assets, Liquidation Approval. Our Articles of Incorporation provide that any merger, consolidation, sale of assets or similar transaction involving the Company requires the affirmative vote of shareholders entitled to cast at least 80% of the votes which all shareholders are entitled to cast, unless the transaction is approved in advance by 66-2/3% of the members of the Board of Directors, in which case approval by the affirmative vote of a majority of the votes cast by holders of outstanding voting stock at a meeting at which a quorum was present would be required. The Articles of Incorporation also provide that liquidation or dissolution of the Company requires the affirmative vote of shareholders entitled to cast at least 80% of the votes that all shareholders are entitled to cast, unless such transaction is approved by 66-2/3% of the members of the Board of Directors.

        Under Pennsylvania law, unless a corporation's Articles of Incorporation provide otherwise, the affirmative vote of the majority of votes cast at a meeting at which a quorum is present is ordinarily sufficient to approve mergers, consolidations and most other business combinations. Although our Articles of Incorporation require a person or group that acquires 25% or more of the combined voting power of outstanding voting stock to offer to purchase all remaining shares of voting stock, for cash, at the highest price paid by such person or group (see "--Mandatory Tender Offer by 25% Shareholder"), this may not provide sufficient protection to the Company's shareholders. The Board of Directors believes that the price paid by such a person or group in open market purchases for Company stock may be less than the intrinsic value of the stock. If a tender offeror believes the stock is undervalued in the market, such offeror would not be deterred by such provision and, in a merger or other business combination, the offeror might be willing to pay the remaining shareholders an amount not less than the highest amount paid by the offeror for shares. Furthermore, the effects on our employees and the customers and communities we serve might not be considered by the tender offeror when merging the Company into an entity controlled by such offeror as the second part of a two-step acquisition.

        By requiring approval of a merger or similar transaction by the affirmative vote of shareholders holding 80% or more of the combined voting power of outstanding stock of the Company if the transaction is not approved in advance by 66-2/3% of the members of the Board of Directors, it will be extremely difficult for a group or person owning a substantial block of Company stock, after a successful tender or exchange offer, to accomplish a merger or similar transaction without negotiating an agreement acceptable to the Board of Directors. Accordingly, the Board of Directors will be able to protect the interests of the remaining shareholders as well as our employees and the customers and communities that we serve. If Board approval is not obtained, the proposed transaction must be on terms sufficiently attractive to obtain approval by a vote of shareholders holding 80% or more of the combined voting power of outstanding Company capital stock.

        The 80% approval requirement, applicable when 66-2/3% of the members of the Board of Directors have not approved the transaction in advance, could result in the Board and management being able to exercise a stronger influence over any proposed takeover by refusing to approve the proposed business combination and obtaining sufficient votes, including votes controlled directly or indirectly by management, to preclude the 80% approval requirement.

        Because this provision will tend to discourage certain nonnegotiated takeover bids and will encourage other takeover bidders to negotiate with the Board, it will also tend to assist the

Board and, therefore, management in retaining their present positions. In addition, if the Board does not grant its prior approval, a takeover bidder may still proceed with a tender offer or other purchases of Company stock although any resulting acquisition of the Company may be more difficult and more expensive. Because of the increased expense and the tendency of this provision to discourage competitive bidders, the price offered to shareholders may be lower than if this provision were not present in the Articles of Incorporation.

        6. Qualifications for Directors. Our Articles of Incorporation provide that, unless waived by the Board of Directors, a person must be a shareholder of the Company or the Bank for at least three years or since June 30, 2000, before he or she can be elected to the Board of Directors. This provision is designed to discourage non-shareholders who are interested in buying a controlling interest in the Company for the purpose of having themselves elected to the Board, by requiring them to wait at least three years before being eligible for election. Our By-Laws also provide that, unless waived by a majority of the Board of Directors, officers, directors, employees, agents and persons who own 5% or more of the voting securities of any other corporation or other entity that owns 66-2/3% or more of the Company's outstanding voting stock cannot constitute a majority of the members of the Board of Directors. The effect of this provision is to prevent a corporation or other entity that has acquired 66-2/3% or more of the Company's voting stock from electing a Board of Directors in which its representatives constitute a majority of the directors.

        7. Mandatory Tender Offer by 25% Shareholder. Our Articles of Incorporation require any person or entity that acquires stock of the Company with a combined voting power of 25% or more of the total voting power of outstanding capital stock, to offer to purchase, for cash, all outstanding shares of the Company's voting stock at a price equal to the highest price paid within the preceding twelve months by such person or entity for shares of the respective class or series of Company stock. In the event such person or entity did not purchase any shares of a particular class or series of stock within the preceding twelve months, the price per share for such class or series of Company stock would be the fair market value of such class or series of stock as of the date on which such person acquires 25% or more of the combined voting power of outstanding Company stock. The provisions would not apply if 80% or more of the members of the Board of Directors approved in advance an acquisition of Company stock with combined voting power of 25% or more.

        The Board of Directors believes that any person or entity who acquires control of the Company in a nonnegotiated manner should be required to offer to purchase all shares of voting stock remaining outstanding after the assumption of control, at a price not less than the amount paid to acquire the control position. Under Federal law, a person or entity is deemed to have acquired "control" of a bank or bank holding company when such person or entity owns 25% or more of the voting stock of such bank or bank holding company.

        A number of companies have been the subject of tender offers for, or other acquisitions of, 25% or more of their outstanding shares of common stock. In many cases, such purchases have been followed by mergers in which the tender offeror or other purchaser has paid a lower price for the remaining outstanding shares than the price it paid in acquiring its original interest in the company and has paid in a potentially less desirable form, often securities of the purchaser that do not have an established trading market at the time of issuance, in the merger. Federal securities laws and regulations applicable to mergers govern the disclosure required to be made to minority shareholders in order to consummate such a transaction, but do not assure shareholders that the consideration that shareholders will receive for their shares will be fair to them from a financial standpoint or that they can effectively prevent consummation of the merger. Moreover, the statutory right of the remaining shareholders of a company to dissent in connection with certain mergers and receive the "fair value" of their shares in cash may involve significant expense and uncertainty to dissenting shareholders and may not be meaningful because the appraisal standard to be applied under Pennsylvania law does not take into account any appreciation in the stock price due to the merger.

        This provision in the Articles of Incorporation is intended to partially meet such gaps in the federal and state laws, and to prevent certain of what the Board perceives to be potential inequities of business combinations that involve two or more steps. It is designed to protect shareholders who have not tendered or otherwise sold their shares to a purchaser who is attempting to acquire control by ensuring that at least the same price and form of consideration is paid to such shareholders in a merger as was paid to shareholders in the initial step of the acquisition. In the absence of this provision, a purchaser who acquired control of the Company subsequently could cause, by reason of such control, a merger in which minority stockholders would receive a price for their shares that would not reflect any premium the purchaser may have paid in order to acquire its controlling interest. This price also might be paid in a potentially less desirable form (e.g., securities of the purchaser instead of cash).

        In many situations, the provision would require that a purchaser pay shareholders a higher price for their shares and/or structure the transaction differently than might be the case without the provision. Accordingly, the Board of Directors believes that, to the extent a merger were involved as part of a plan to acquire control of the Company, adoption of the provision would increase the likelihood that a purchaser would negotiate directly with the Board. The Board of Directors believes it is in a better position than the individual shareholders to negotiate effectively on behalf of all shareholders and that the Board of Directors is likely to be more knowledgeable than any individual shareholder in assessing the business and prospects of the Company. Accordingly, the Board of Directors is of the view that negotiations between it and a would-be purchaser will increase the likelihood that shareholders, as a whole, will receive a higher average price for their shares.

        The provision will tend to discourage any purchaser whose objective is to seek control of the Company at a relatively low price by offering a lesser value for shares in a subsequent merger than it paid for shares acquired in a tender or exchange offer undertaken to gain control over a portion of the voting stock of the Company. Under the provision, the purchaser will be required to pay the same price in cash for any remaining shares of voting stock not tendered or exchanged initially. The provision also should discourage the accumulation of large blocks of shares of Company voting stock, which the Board of Directors believes to be disruptive to the stability of the Company's vitally important relationships with its employees, customers and communities which it serves, and which could precipitate a change of control of the Company on terms unfavorable to the other shareholders.

        Tender offers or other private acquisitions of stock are usually made at prices above the prevailing market price of a company's stock. In addition, acquisitions of stock by persons attempting to acquire control through market purchases may cause the market price of the stock to reach levels which are higher than otherwise would be the case. The provision may discourage any purchases of less than all of the outstanding shares of voting stock of the Company and may thereby deprive shareholders of an opportunity to sell their stock at a higher market price. Because of having to pay a higher price to other shareholders in a merger, it may become more costly for a purchaser to acquire control of the Company. Open market acquisitions of stock may be discouraged by the requirement that any premium price paid in connection with such acquisitions would increase the price that must be paid in a subsequent merger not approved by 80% or more of the members of the Board of Directors. The provision may therefore decrease the likelihood that a tender offer will be made for less than all of the outstanding voting stock of the Company and, as a result, may adversely affect those shareholders who would desire to participate in such a tender offer.

        8. Prohibition of Shareholders' Action Without a Meeting and of Shareholders' Right To Call a Special Meeting. The Articles of Incorporation prohibit shareholder action without a meeting and prohibit shareholders from calling a special meeting. The prohibition of the use of a written consent procedure will require prior notice, a shareholders' meeting and a vote of shareholders for shareholders to take any action. Special meetings of shareholders can only be called by the Board of Directors. Therefore, without the cooperation of the Board, any shareholder will have to wait until the annual meeting of shareholders to have a proposal submitted to the shareholders for a vote.

        These provisions are intended to provide the Board of Directors and nonconsenting shareholders with the opportunity to review any proposed action, express their views and take any necessary action to protect the interests of such shareholders and the Company before the action is taken, and to avoid the costs of holding multiple shareholder meetings each year to consider proposals of shareholders. They will preclude a takeover bidder who acquires a majority of outstanding Company stock from completing a merger or other business combination of the Company without granting the Board of Directors and the remaining shareholders an opportunity to make their views known and vote at an annual shareholders' meeting. The delay caused by the necessity for an annual shareholders' meeting would allow management to take preventive actions, even if such actions are not believed by shareholders to be in their best interests.

        9. Amendment of Articles of Incorporation. The Pennsylvania Business Corporation Law provides that the Articles of Incorporation of a Pennsylvania business corporation (such as the Company) may be amended by the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon, except as otherwise provided by such corporation's Articles of Incorporation. Our Articles of Incorporation provide that the various provisions thereof requiring 80% stockholder approval and the provisions (1) establishing a classified Board of Directors, (2) eliminating cumulative voting for directors, (3) prohibiting acquisition or voting of more than 10% of the voting stock, (4) prohibiting shareholder action without a meeting, (5) prohibiting shareholders from calling special meetings, (6) requiring purchase of all remaining shareholders' stock by a 25% shareholder, and (7) stating that no shareholder shall have preemptive rights, can only be amended by an affirmative vote of shareholders entitled to cast at least 80% of all votes which shareholders are entitled to cast, or by an affirmative vote of 80% of the Directors and of shareholders entitled to cast at least a majority of all votes which shareholders are entitled to cast. On other matters, the Articles of Incorporation can be amended by an affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon at a meeting at which a quorum is present.

        10. Amendment of By-Laws. Generally, our Articles of Incorporation vest authority to make and amend the By-Laws in the Board of Directors, acting by a vote of a majority of the entire Board. In addition, except as described below, shareholders may amend the By-laws by an affirmative vote of the holders 66-2/3% of the outstanding voting stock. However, the provision of the By-Laws concerning directors' liabilities and indemnification of directors, officers and others may not be amended to increase the exposure of directors to liability or decrease the degree of indemnification except by the two-thirds vote of the entire Board of Directors or 80% of all votes of shareholders entitled to be cast.

               This provision is intended to provide for additional continuity and stability in the policies and governance of the Company so as to enable management to carry out its long range plans for the company. The provision is also intended to discourage certain nonnegotiated efforts to acquire the Company, since a greater percentage of outstanding voting stock will be needed before effective control over its affairs could be exercised. The Board of Directors will have relatively greater control over the By-Laws than the shareholders because, except with respect to the director liability and indemnification provisions, the Board could adopt, alter, amend or repeal the By-Laws upon a majority vote by the directors.

                  CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of the material United States federal income tax consequences of the purchase, ownership and disposition of the units and the common stock and warrants that are the component parts of the units. This summary deals only with units, common stock and warrants held as capital assets by a holder who:

        -      is a United States person (as defined below), and

        - purchases the units upon original issuance at their original issue price.

        A "United States person" is any beneficial owner who is one of the following:

                  -       a citizen or resident of the United States;

                  - a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or of any state or political subdivision thereof;

                  - an estate the income of which is subject to United States federal income taxation regardless of its source; and

                  - any trust (x) that is subject to the supervision of a court within the United States and the control of one or more United States persons as described in section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the "Code"), or (y) that has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

        If a partnership (or a limited liability company or any other entity that is classified as a partnership) acquires units, the tax treatment of a partner (or equity holder of an entity that is classified as a partnership) will generally depend upon the status of the partner (or equity holder of an entity that is classified as a partnership) and upon the activities of the partnership (or the entity that is classified as a partnership). If you are a partner of a partnership (or an equity holder of an entity that is classified as a partnership), we suggest that you consult a qualified tax advisor.

        Your tax treatment may vary depending on your particular situation. This summary does not deal with every aspect of United States federal taxation that may be relevant to particular taxpayers in light of their personal circumstances or to persons who are otherwise subject to special situations. For example, this summary does not address:

        - tax consequences to holders who may be subject to special tax treatment, such as banks, insurance companies, broker-dealers, other dealers in securities or currencies, traders in securities who elect to use the mark to market method of accounting for their securities, real estate investment trusts, regulated investment companies, pension and other employee benefit plans, tax exempt organizations, persons who acquire units in connection with the performance of services, certain U.S. expatriates and certain hybrid entities and owners of interests therein;

        - tax consequences to persons who hold units, common stock or warrants as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

        - tax consequences to holders of units, common stock or warrants whose "functional currency" is not the U.S. dollar;

        -  alternative minimum tax consequences; or

        -  any state, local or foreign tax consequences.

        This summary is based on the Code, the Treasury regulations promulgated under the Code and administrative and judicial interpretations. These income tax laws, regulations and interpretations, however, may change at any time. Any change could be retroactive to the issuance date of the units. The authorities on which this summary is based are subject to various interpretations and the positions expressed herein are not binding on the Internal Revenue Service (the "IRS") or the courts. Either the IRS or the courts could disagree with the explanations or conclusions contained in this summary.

        YOU SHOULD CONSULT A QUALIFIED TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE UNITS, AND THE COMMON STOCK AND WARRANTS THAT ARE THE COMPONENT PARTS OF THE UNITS, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

ALLOCATION OF THE PURCHASE PRICE.

        Your acquisition of a unit will be treated as an acquisition of an investment unit consisting of one share of common stock and one warrant to purchase one share of common stock. The purchase price of each unit will be allocated between the share of common stock and the warrant in proportion to their respective fair market values at the time of the purchase. This allocation will establish your initial tax bases in the common stock and the warrant.

        Based on the consideration of a number of factors, including, in part, the bid price for the common stock on the date of this prospectus of $_______, the exercise price of the warrants at ___% of such bid price, and the tangible book value per share of the common stock as of March 31, 2002, of $6.64, the Company believes you should allocate $_______ of the purchase price of a unit ($____) to the share of common stock you acquire as part of the unit, and $________ of the purchase price of a unit to the warrant you acquire as part of the unit, to establish your initial tax bases in the common stock and warrants you acquire as part of a unit. Nevertheless, the foregoing allocation is not binding on the Internal Revenue Service, which may challenge such allocation.

ACQUISITION OF COMPANY COMMON STOCK UPON EXERCISE OF A WARRANT.

        The exercise of a warrant to purchase common stock generally will not constitute a taxable event, except with respect to any cash received in lieu of a fractional share. Accordingly, you will not recognize gain or loss upon the exercise of a warrant, except to the extent you receive cash in lieu of fractional shares. Rather, you will recognize taxable gain or loss if and when you dispose of the common stock in a taxable transaction. Your aggregate initial tax basis in the common stock you acquire upon the exercise of a warrant will be equal to the sum of the amount you pay to the Company upon the exercise of the warrant plus the portion of the initial purchase price of the unit that is allocable to the warrant component. See "Allocation of the Purchase Price," above. You should consult a qualified tax advisor with respect to the tax effects to you of any cash you receive in lieu of a fractional share.

DISPOSITION OF COMPANY COMMON STOCK.

        Upon disposing of common stock, you will recognize capital gain or loss in an amount equal to the difference between the proceeds you receive and your tax basis in the common stock. The resulting gain or loss will be either short-term or long-term capital gain or loss depending on whether you have held your stock for more than one year. The deduction of capital losses is subject to certain limitations.

DISPOSITION OF WARRANTS.

        If you sell your warrants, you will recognize capital gain or capital loss equal to the difference between the proceeds you receive and your tax basis in the warrants. The resulting gain will be either short-term or long-term depending on whether you have held your warrants for more than one year. If you do not exercise the warrants and they expire, you will recognize a long-term capital loss when they expire equal to your tax basis in the warrants. In either case, your tax basis in your warrants will be equal to the portion of the initial purchase price of the units allocable to the warrant component. See "Allocation of the Purchase Price," above.

INFORMATION REPORTING AND BACKUP WITHHOLDING.

        Unless you are an exempt recipient, such as a corporation, payments of dividends on the common stock and the proceeds received from the sale, exchange or other disposition warrants and common stock will be subject to information reporting and may be subject to United States federal income tax backup withholding at the rate of 30% if you fail to supply an accurate taxpayer identification number or otherwise fail to comply with applicable United States information reporting or certification requirements. Any amounts withheld from you under the backup withholding rules generally will be allowed as a refund or credit against your United States federal income tax liability, provided you furnish the required information to the IRS.


                     THE OFFERING -- PLAN OF DISTRIBUTION

        We are offering for sale ______________ units, each unit consisting of one share of common stock and one warrant to purchase one share of common stock at an exercise price of $__________. We will solicit subscriptions to purchase the units from our existing stockholders and the general public.

        We will issue a minimum of _____ units and a maximum of ____ units. If subscriptions for at least ______ units have not been received by 6:00 p.m. Eastern time on ________, 2002, then the offering will be withdrawn and all money will be returned to the subscribers.

        Each subscriber must purchase at least 100 units. No person will be permitted to purchase more than ________ units.

        We have not engaged any underwriters in connection with this offering. Certain executive officers of the Company will participate in the offering by distributing offering materials, responding to inquiries from potential investors, maintaining records of subscriptions and attending information meetings, if any. Such officers will not receive any additional compensation for these services.

        There has been a limited public trading market for the common stock. As a result, the Price to Public set forth on the cover page of this prospectus and the terms of the warrants have been determined by us based upon a number of factors. These factors included the most recent bid price for the common stock, the book value of the common stock at March 31, 2002, the future prospects of the Company and the banking industry in general, our recent financial performance, and other factors deemed to be relevant by us.

METHOD OF SUBSCRIPTION

        A prospective investor wishing to subscribe for units in the offering must do the following:

               (a)    execute a subscription agreement; and

               (b) deliver a check, bank draft, or money order made payable, in United States currency to "1ST COLONIAL BANCORP, INC."

        The subscription agreement, together with the full amount of the aggregate subscription price must be mailed, in the return envelope provided herewith, to: 1st Colonial Bancorp, Inc., Attention:
___________________________________, 1040 Haddon Avenue, Collingswood, NJ
08108, or hand delivered to the Bank's office at such address. In order for the subscription agreement to be valid, it must be received by the Company on or before 6:00 p.m. Eastern time on _______ ___, 2002, unless the offering is extended.

        The offering will expire at 6:00 p.m. Eastern time on _______ ___, 2002, unless we extend the offering. We reserve the right to reject, in whole or in part, any subscription for any reason.

        The full subscription price for the units must be included with the subscription agreement. The purchase price must be paid in United States currency by check, bank draft or money order payable to "1st Colonial Bancorp, Inc." Failure to include the full subscription price with the subscription agreement may cause the subscription to be rejected.

        Promptly after acceptance of a subscription, we will execute one copy of the Subscription Agreement and return it to the subscriber, together with certificates for the shares of common stock and warrants subscribed for. In the case of a subscription that we reject, the Subscription Agreement and the subscriber's check will be returned to the subscriber promptly following rejection. In the event of oversubscription, we will accept subscriptions first from existing shareholders and, to the extent any offered units remain, from the general public based on the number of units for which they subscribe. In the event of oversubscription by existing shareholders, we will allocate the units based on the number of shares of common stock owned by the subscriber, and no units will be sold to the general public.

                                LEGAL MATTERS

        The validity of the units will be passed upon for the Company by Stevens & Lee, a Pennsylvania Professional Corporation., Cherry Hill, New Jersey.

                                   EXPERTS

        The statement of financial condition as of December 31, 2001, and the statements of operations, stockholders' equity and comprehensive income
(loss), and cash flows for the year ended December 31, 2001 included in this prospectus, have been included herein in reliance on the report of KPMG LLP, independent accountants, appearing elsewhere herein, and upon the authority of that firm as experts in accounting and auditing.

        The statement of financial condition as of December 31, 2000, and the statements of operations, stockholders' equity and comprehensive income
(loss), and cash flows for the period from June 30, 2000 (inception) to December 31, 2000 included in this prospectus, have been included herein in reliance on the report of Stockton Bates, LLP, independent accountants, appearing elsewhere herein, and upon the authority of that firm as experts in accounting and auditing.

        On December 12, 2001, the Board of Directors of the Bank, upon the recommendation of its audit committee, engaged the accounting firm of KPMG LLP as independent accountants to audit the Bank's financial statements for the fiscal year ended December 31, 2001. Concurrently with the engagement of KPMG LLP, the Board of Directors dismissed Stockton Bates, LLP as the Bank's independent auditors. Because the Bank was formed in June 2000, its first fiscal year ended December 31, 2000. During the period from June 30, 2000 (inception) to December 31, 2000 and during the year ended December 31, 2001, there were no disagreements with Stockton

Bates on any matter of accounting principles or practice, financial statement disclosure, or auditing scope or procedure or any reportable event. The reports on the financial statements of the Bank for such years issued by Stockton Bates did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

                        INDEX TO FINANCIAL STATEMENTS

                                                                                        Page
                                                                                        ----
UNAUDITED FINANCIAL STATEMENTS OF THE BANK

Statements of Financial Condition as of March 31, 2002 and December 31, 2001.........    F-2

Statements of Income and Comprehensive Income for the three months ended
   March 31, 2002 and 2001...........................................................    F-3
Statements of Cash Flows for the three months ended March 31, 2002 and 2001..........    F-4
Notes to Unaudited Financial Statements..............................................    F-5

AUDITED FINANCIAL STATEMENTS OF THE BANK

Reports of Independent Public Accountants............................................    F-8
Statements of Financial Condition as of December  31, 2001 and 2000..................    F-10
Statements of Operations for the year ended December  31, 2001, and for the period from
   June 30, 2000 (inception) to December 31, 2000....................................    F-11
Statements of Stockholders' Equity and Comprehensive Income (Loss) for the year ended
   December  31, 2001 and for the period from June 30, 2000 (inception) to
   December 31, 2000.................................................................    F-13
Statements of Cash Flows for the year ended December 31, 2001 and for the period from June 30, 2000 (inception) to
   December 31, 2000.................................................................    F-14
Notes to Financial Statements........................................................    F-16

                          1ST COLONIAL NATIONAL BANK
                      STATEMENTS OF FINANCIAL CONDITION
                                 (UNAUDITED)
(Dollars in thousands)

ASSETS                                                MARCH 31, 2002        DECEMBER 31, 2001
------                                                --------------        -----------------
                                                        (UNAUDITED)
Cash and due from banks                                  $    1,980               $    2,869
Federal funds sold                                           14,132                   21,061
Investments held to maturity                                    285                    1,216
Securities available-for-sale (amortized cost of
    $13,496 at March 31, 2002 and $17,034 at
    December 31, 2001)                                       13,538                   17,197
Mortgage loans available for sale                                 -                      182
Loans                                                        41,660                   36,596
    Less:  Allowance for loan losses                           (425)                    (335)
                                                         -----------              -----------
    Net loans                                                41,235                   36,261
Bank premises and equipment net                                 436                      442
Accrued interest receivable                                     391                      330
Deferred tax assets                                             184                      154
Other assets                                                     78                       61
                                                         ----------               ----------
    Total Assets                                         $   72,259               $   79,773
                                                         ==========               ==========

LIABILITIES
-----------

Demand deposits                                          $   29,200               $   22,979
Savings deposits                                             17,345                   30,215
Other time deposits                                          12,932                   14,071
                                                         ----------               ----------
    Total deposits                                           59,477                   67,265
Short-term borrowings                                         5,776                    5,460
Accrued interest payable                                          9                       30
Taxes payable                                                    68                      125
Other liabilities                                               124                      124
                                                         ----------               ----------
    Total liabilities                                    $   65,454               $   73,004
                                                         ==========               ==========

STOCKHOLDERS' EQUITY
--------------------

Common stock ($1.00 par value)
    Authorized:  5,000,000 shares, issued and
    outstanding:  1,024,586 shares at March 31,
    2001 and _________ at December 31, 2001                   1,025                    1,025
Additional paid in capital                                    5,975                    5,975
Retained earnings (deficit)                                    (220)                    (329)
Unrealized gain on securities available-for-sale
    (net of tax)                                                 25                       98
                                                         ----------               ----------
    Total shareholder's equity                                6,805                    6,769
                                                         ----------               ----------
    Total liabilities and shareholder's equity           $   72,259               $   79,773
                                                         ==========               ==========

The accompanying notes are an integral part of these statements.

             1ST COLONIAL NATIONAL BANK STATEMENTS OF INCOME AND
                       COMPREHENSIVE INCOME (UNAUDITED)
                FOR THE PERIODS ENDED MARCH 31, 2002 AND 2001

 (Dollars in thousands)                                     THREE MONTHS ENDED MARCH 31,
                                                            2002                  2001
                                                            ----                  ----
INTEREST INCOME:
Interest and fees on loans                               $      680            $      354
Interest on federal funds sold                                   56                    97
Interest and dividends on investments:
   Taxable                                                      195                   194
   Nontaxable                                                     2                     -
                                                         ----------            ----------
       Total interest income                                    933                   645
                                                         ----------            ----------
INTEREST EXPENSE
Interest on demand deposits                                      54                    54
Interest on savings deposits                                     23                    88
Interest on time deposits                                       145                    79
Interest on short-term borrowings                                23                    23
                                                         ----------            ----------
       Total interest expense                                   245                   244
                                                         ----------            ----------
Net interest income                                             688                   401
Provision for loan losses                                       100                    45
                                                         ----------            ----------
Net interest income after provision for loan losses             588                   356
Other income:
   Service charges on deposit accounts                           15                    10
   Other income, service charges and fees                        15                    16
                                                         ----------            ----------
       Total other income                                        30                    26
Other expenses:
   Salaries, wages and employee benefits                        191                   166
   Occupancy and equipment expenses                              44                    43
   Advertising expense                                            7                    14
   Data processing expense                                       41                    32
   Other operating expenses                                     153                    77
                                                         ----------            ----------
       Total other expenses                                     436                   332
Income before income taxes                                      182                    50
Income tax expense                                               73                     -
                                                         ----------            ----------
Net income                                               $      109            $       50
                                                         ----------            ----------
Change in unrealized gain on securities
   available-for-sale                                           (73)                   87
                                                         ----------            ----------
Total comprehensive income                               $       36            $      137
                                                         ==========            ==========
Net income per share information:
   Basic earnings per share                              $   0.11              $    0.06
   Diluted earnings per share                            $   0.11              $    0.06

The accompanying notes are an integral part of these statements.

             1ST COLONIAL NATIONAL BANK STATEMENTS OF CASH FLOWS
                                 (UNAUDITED)

                                                                     THREE MONTHS ENDED
(Dollars in thousands)                                                   MARCH 31,
                                                                  2002               2001
                                                                  ----               ----
CASH FLOW FROM OPERATING ACTIVITIES:
Net income/(loss)                                               $   109            $    50
ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH USED BY
OPERATING ACTIVITIES:
  Depreciation and amortization                                      22                 12
  Accretion (amortization) of discount (premium) on
  securities, net                                                     5                 46
  Provision for loan losses                                         100                 45
  Cash disbursed for mortgage banking activities                 (2,310)            (1,883)
  Cash received for mortgage banking activities                   2,492              1,766
  Decrease (increase) in accrued interest receivable                (61)                12
  Increase in deferred tax asset                                     18                  -
  Decrease (increase) in other assets                               (17)                 2
  Increase (decrease) in accrued interest payable                   (21)                32
  Increase (decrease) in income taxes payable                       (57)                 -
  Increase (decrease) in other liabilities                            -                (40)
                                                                ---------          --------
  Total adjustments                                                 171                 (8)
                                                                ---------          --------
NET CASH PROVIDED BY OPERATING ACTIVITIES                           280                 42
                                                                ---------          -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from maturity and sale of securities
  available-for-sale                                              3,295              2,380
  Proceeds from maturity of securities held to maturity             931                  -
  Purchases of securities available-for-sale                          -             (3,049)
  Repayment of principal of securities available-for-sale           238                  -
  Increase in loans receivable, net                              (5,074)            (4,809)
  Capital expenditures                                              (16)               (19)
                                                                ---------          --------
NET CASH USED IN INVESTING ACTIVITIES                              (626)            (5,497)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayment of capital lease obligation                               -                 (6)
  Net increase (decrease) in deposits                            (7,788)            15,325
  Net increase (decrease) in short-term borrowings                  316                (40)
                                                                ---------          --------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES              (7,472)            15,279
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS             (7,818)             9,824
CASH AND CASH EQUIVALENTS AS OF BEGINNING OF YEAR/PERIOD         23,930              5,855
                                                                ---------          -------
CASH AND CASH EQUIVALENTS AS OF MARCH 31,                       $16,112            $15,679
                                                                =========          =======

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the period for:
     Interest                                                   $   236            $   210
     Income taxes                                                   111                  -
  Noncash items
     Change in unrealized gains for securities available
     for sale, net of taxes of $48                                   73                  -

The accompanying notes are an integral part of these statements.

        NOTES TO FINANCIAL STATEMENTS

NOTE 1.  GENERAL

        1st Colonial National Bank (the "Bank") was organized as of March 1, 2000 pursuant to the filing of Articles of Association and an Organization Certificate with the Office of the Comptroller of the Currency (the "OCC"). The Bank completed its initial public offering of its common stock on June 29, 2000 (the "IPO"), raising net proceeds of approximately $5.8 million, and opened for business on June 30, 2000. Prior to opening, the Bank received the requisite approvals from the OCC and the FDIC. The Bank currently provides commercial and retail banking products and services as a national bank.

        On March 5, 2002, the Bank entered into an Agreement and Plan of Reorganization and Merger (the "Merger Agreement") with 1st Colonial Bancorp, Inc. ("Bancorp"), a company formed by the Bank. Pursuant to the Merger Agreement, the Bank will, subject to necessary shareholder and regulatory approvals, become a wholly owned subsidiary of Bancorp. The transactions contemplated by the Merger Agreement are referred to here as the "Reorganization." In the Reorganization, each shareholder who has not exercised his or her right of dissent and appraisal regarding the Reorganization will exchange each share of his or her Bank common stock for one share of the common stock of Bancorp.

        The Merger Agreement was unanimously approved by the Bank's Board of Directors and requires the approval of the holders of at least two-thirds of the issued and outstanding shares of the common stock of the Bank. In addition, the Reorganization cannot be consummated until certain regulatory approvals have been received and become final. The Board of Directors anticipates that, if such stockholder and regulatory approvals are received and all other conditions to the consummation of the Reorganization are satisfied, the Reorganization will occur in June 2002.

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        In the opinion of management, the accompanying unaudited financial statements contain all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position of the Bank as of March 31, 2002 and December 31, 2001 and the results of their operations for the three months ended March 31, 2002 and 2001. The accounting policies and reporting practices of the Bank are in accordance with accounting principles generally accepted in the United States of America and have been followed on a consistent basis.

        The accompanying financial statements have been prepared in accordance with instructions for Form 10-QSB and accordingly do not include all of the detailed schedules, information and notes necessary for a fair presentation of financial condition, results of operations and cash flows in accordance with accounting principles generally accepted in the United States of America.

        The results of operations for the three months ended March 31, 2002 and 2001 are not necessarily indicative of the results to be expected for the full year.

NOTE 3.  EARNINGS PER SHARE

        Basic earnings per common share is calculated on the basis of the weighted average number of common shares outstanding. Diluted earnings per common share includes dilutive common stock equivalents as computed under the treasury stock method using average common stock prices for the respective period. Options and warrants to purchase 128,630 and 108,364 shares of common stock were outstanding at March 31, 2002 and 2001, respectively, and to the extent dilutive, were included in the computation of earnings per diluted common share.

        The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per common share calculations.

                                                                         PERIOD ENDED
(Amounts are in thousands except per share data)                          MARCH 31,
                                                                    2002              2001
                                                                    ----              ----
Numerator:
        Net Income                                                $   109           $    50
Denominator for basic earnings per share -
        weighted average shares                                     1,025               893

Effect of dilutive securities:
        Director and Employee stock options                             8                 0
        Warrants                                                        0                 0

Denominator for diluted earnings per share - adjusted
        weighted average shares and assumed exercised               1,033               893

Basic earnings per share                                           $ 0.11            $ 0.06
Diluted earnings per share                                         $ 0.11            $ 0.06


        Warrants were issued to the Bank's underwriter in connection with the IPO (see Note 1). Total warrants outstanding at March 31, 2002 entitled the holders to purchase 88,000 shares of common stock at a purchase price of $10.55 per share. The warrants are exercisable over a period of five years commencing on June 29, 2001.

        On June 29, 2000, the Bank issued stock options to the Bank's employees entitling them to purchase a total of 15,620 shares of Bank common stock. These options will vest and become exercisable in five equal annual installments commencing on the first anniversary of the date of grant and continuing on each successive anniversary of such date. These options are exercisable at $7.27 per share for a period of ten years after the grant date.

        On June 29, 2000, the Bank also issued stock options to the Bank's directors entitling them to purchase a total of 4,741 shares of Bank common stock. These options are exercisable at $7.27 per share for a period of ten years after the date of the grant. These options have fully vested.

        In April 2001, options to purchase a total of 6,353 shares of Bank common stock were granted to the Bank's directors at an exercise price of $9.09 per share. These options are fully vested and expire ten years from the date of the grant.

        In June 2001, options to purchase a total of 3,913 shares of Bank common stock were granted to certain Bank employees at an exercise price of $9.09 per share, of which 20% become vested each year beginning one year after the grant date.

        On February 20, 2002, options to purchase a total of 10,000 shares of common stock were granted to certain Bank employees at an exercise price of $10.25 per share, of which 20% become vested each year beginning one year after the grant date.

NOTE 4.  ALLOWANCE FOR LOAN LOSSES

               The allowance for loan losses represents the amount which, in management's judgment, is necessary to cover estimated loan losses. Management performs a quarterly assessment of the credit portfolio in order to determine the appropriate level of the allowance. The factors considered in this evaluation include, but are not necessarily limited to, estimated losses from loans; general economic conditions; deterioration in credit concentration or pledged collateral; historical loss experience; and trends in portfolio volume, maturity, composition, delinquencies, and non-accruals. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions or any other factors used in management's determination. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for losses on loans. Such agencies may require the Bank to recognize additions to the allowance based on their judgment about information available to them at the time of their examination. Accounts are charged directly against the allowance as soon as probability of loss is established, taking into consideration such factors as the customer's financial condition, underlying collateral and guarantees. Recoveries on previously charged off loans are added to the allowance.

NOTE 5.  LITIGATION

        AT MARCH 31, 2002, THE BANK WAS NEITHER ENGAGED IN ANY EXISTING NOR AWARE OF ANY PENDING LEGAL PROCEEDINGS. FROM TIME TO TIME, THE BANK IS A PARTY TO LEGAL PROCEEDINGS WITHIN THE NORMAL COURSE OF BUSINESS WHEREIN IT ENFORCES ITS SECURITY INTEREST IN LOANS MADE BY IT, AND OTHER MATTERS OF A SIMILAR NATURE.

NOTE 6.   SUBSEQUENT EVENT

        The Merger Agreement was approved by the Bank's shareholders at the annual meeting held on June 12, 2002. The Reorganization will be effective on June 30, 2002. See Note 1 for information regarding the Reorganization.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
1st Colonial National Bank:


We have audited the accompanying statement of financial condition of 1st Colonial National Bank (the Bank) as of December 31, 2001, and the related statements of operations, stockholders' equity and comprehensive income
(loss), and cash flows for the year then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of 1st Colonial National Bank as of December 31, 2001, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.




                                                  /S/ KPMG LLP




February 27, 2002

                         INDEPENDENT AUDITORS' REPORT

TO THE BOARD OF DIRECTORS
1ST COLONIAL NATIONAL BANK
COLLINGSWOOD, NEW JERSEY

        We have audited the accompanying statement of financial condition of 1st Colonial National Bank as of December 31, 2000 and the related statements of loss, changes in stockholders' equity and cash flows for the period from inception (June 30, 2000) to December 31, 2000. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial condition of 1st Colonial National Bank at December 31, 2000, the results of their operations and their cash flows for the initial period then ended in conformity with generally accepted accounting principles.

                               STOCKTON BATES, LLP
                               CERTIFIED PUBLIC ACCOUNTANTS




PHILADELPHIA, PENNSYLVANIA

JANUARY 29, 2001

                          1ST COLONIAL NATIONAL BANK
                      Statements of Financial Condition
                          December 31, 2001 and 2000
                            (dollars in thousands)

                              ASSETS                                      2001           2000
                                                                          -----          ----
 Cash and due from banks                                             $   2,869       $   1,275
 Federal funds sold                                                     21,061           4,580
 Investments held to maturity (fair value of $1,215 at December
 31, 2001)                                                               1,216              --
 Securities available for sale (amortized cost of $17,034 at
 December 31, 2001 and $9,850 at December 31, 2000)                     17,197           9,964
 Mortgage loans available for sale                                         182              --
 Loans                                                                  36,596          14,293
    Less allowance for loan losses                                        (335)           (110)
                                                                     ----------      ---------

                Net loans                                               36,261          14,183

 Bank premises and equipment, net                                          442             436
 Accrued interest receivable                                               330             246
 Deferred tax assets                                                       154              --
 Other assets                                                               61              44
                                                                     ---------       ---------

 Total assets                                                        $  79,773       $  30,728
                                                                     =========       =========
               LIABILITIES AND STOCKHOLDERS' EQUITY

 Demand deposits                                                     $  22,979       $  11,290
 Savings deposits                                                       30,215           8,121
 Other time deposits                                                    14,071           3,883
                                                                     ---------       ---------

                Total deposits                                          67,265          23,294
 Short-term borrowings                                                   5,460           1,993
 Accrued interest payable                                                   30               9
 Taxes payable                                                             125              --
 Other liabilities                                                         124             130
                                                                     ---------       ---------

                Total liabilities                                       73,004          25,426
                                                                     ---------       ---------

 Stockholders' equity:
 Common stock, $1 par value; authorized 5,000,000 shares;
  issued and outstanding 1,024,586 shares at December 31,
  2001 and 811,450 shares at December 31, 2000                           1,025             811
 Additional paid-in capital                                              5,975           4,974
 Retained earnings (deficit)                                              (329)           (597)
 Unrealized gain on securities available for sale, net of tax               98             114
                                                                     ---------       ---------

                Total stockholders' equity                               6,769           5,302
                                                                     ---------       ---------

 Total liabilities and stockholders' equity                        $    79,773     $    30,728
                                                                   ===========     ===========

 See accompanying notes to financial statements.

                          1ST COLONIAL NATIONAL BANK

                           Statements of Operations

    Year ended December 31, 2001 and Period from June 30, 2000 (inception)
                             to December 31, 2000

                            (dollars in thousands)

                                                                          2001          2000
                                                                          ----          ----
Interest income:
  Interest  and fees on loans                                       $     1,943   $      314
  Interest on federal funds sold                                            418          198
  Interest and dividends on investments:
     Taxable                                                                827          245
                                                                    -----------   ----------

               Total interest income                                      3,188          757
                                                                    -----------   ----------

Interest expense:
  Interest on demand deposits                                               278           46
  Interest on savings deposits                                              430          114
  Interest on time deposits                                                 423           84
  Interest on short-term borrowings                                         133           18
                                                                    -----------   ----------

               Total interest expense                                     1,264          262
                                                                    -----------   ----------

               Net interest income                                        1,924          495

Provision for loan losses                                                   225          110
                                                                    -----------   ----------

Net interest income after provision for loan losses                       1,699          385
                                                                    -----------   ----------

Other income:
  Service charges on deposit accounts                                        47            7
  Gain on sale of mortgage loans                                             46            2
  Other income, service charges, and fees                                    11            4
  Gain on sale of investments                                                65           --
                                                                    -----------   ----------

               Total other income                                           169           13
                                                                    -----------   ----------

Other expenses:
  Salaries, wages, and employee benefits                                    770          314
  Occupancy and equipment expenses                                          168          105
  Advertising expense                                                        58           46
  Data processing expense                                                   144           47
  Organizing expense                                                         --          307
  Other operating expenses                                                  461          176
                                                                    -----------   ----------


               Total other expenses                                       1,601          995
                                                                    -----------   ----------

               Income (loss) before income taxes                            267         (597)

Income tax benefit                                                          (94)          --
                                                                    ------------  ----------

               Net income (loss)                                            361         (597)

Change in unrealized gain on securities available for sale                  (16)         114
                                                                    ------------  ----------

Total comprehensive income (loss)                                   $       345   $     (483)
                                                                    -----------   ----------

Net income per share information:
  Basic earnings per share                                          $       0.39  $    (0.67)
  Diluted earnings per share                                                0.38       (0.67)

See accompanying notes to financial statements.

                          1ST COLONIAL NATIONAL BANK

             Statements of Stockholders' Equity and Comprehensive
     Income (Loss) Year ended December 31, 2001 and Period from June 30,
                    2000 (inception) to December 31, 2000
                            (dollars in thousands)

                                                                        ACCUMULATED
                                                ADDITIONAL   RETAINED     OTHER         TOTAL
                                       COMMON     PAID-IN    EARNINGS  COMPREHENSIVE SHAREHOLDERS' COMPREHENSIVE
                                        STOCK     CAPITAL    (DEFICIT) INCOME (LOSS)    EQUITY     INCOME (LOSS)
                                      ---------  ---------  ---------- ------------   ---------    -------------
Balance at June 30, 2000              $      --  $      --  $     --   $         --   $     --     $          -
Proceeds from issuance                      811      4,974        --             --       5,785               -

Net unrealized gain on securities
available for sale                           --         --        --            114         114             114

Net loss                                     --         --      (597)            --        (597)           (597)
                                                                                                   ------------
Total comprehensive loss                                                                                   (483)
                                      ---------  ---------  --------   ------------   ---------    ============
Balance at December 31, 2000                811      4,974      (597)           114       5,302
Proceeds from private placement             121      1,001        --             --       1,122

Stock split effected in the form of
a dividend, 10%                              93         --       (93)            --          --

Net unrealized loss on securities
available for sale                           --         --        --            (16)        (16)            (16)

Net income                                   --         --       361             --         361             361
                                                                                                   ------------

Total comprehensive income                                                                                  345
                                      ---------  ---------  --------   ------------   ---------    ============
Balance at December 31, 2001          $   1,025  $   5,975  $   (329)  $         98   $   6,769
                                      =========  =========  =========  ============   =========


See accompanying notes to financial statements.

                          1ST COLONIAL NATIONAL BANK

                           Statements of Cash Flows

    Year ended December 31, 2001 and Period from June 30, 2000 (inception)
                             to December 31, 2000

                            (dollars in thousands)

                                                                           2001         2000
                                                                         -------       ------
Cash flows from operating activities:
     Net income (loss)                                                $      361   $     (597)
                                                                      ----------   -----------
     Adjustments to reconcile net income (loss) to net cash provided by
      (used in) operating activities:
        Depreciation and amortization                                         74           35
        Amortization of discount (premium) on securities, net                (32)         (19)
        Gain on sale of securities                                           (65)          --
        Provision for loan losses                                            225          110
        Cash disbursed for mortgage banking activities                    (9,840)          --
        Cash received for mortgage banking activities                      9,658           --
        Increase in accrued interest receivable                              (84)        (246)
        Deferred income tax benefit                                         (219)          --
        Increase in other assets                                             (17)         (44)
        Increase in accrued interest payable                                  21            9
        Increase in income taxes payable                                     125           --
        Increase in other liabilities                                         18           40
                                                                      ----------   ----------

Total adjustments                                                           (136)        (115)
                                                                      -----------  -----------

Net cash provided by (used in) operating activities                          225         (712)
                                                                      ----------   -----------

Cash flows from investing activities:
   Proceeds from maturity and sale of securities available for sale        9,525        1,095
   Purchases of securities held to maturity                               (1,216)          --
   Purchases of securities available for sale                            (17,180)     (10,926)
   Repayment of principal of securities available for sale                   568           --
   Increase in loans receivable, net                                     (22,303)     (14,293)
   Capital expenditures                                                      (80)        (366)
                                                                      -----------  -----------

Net cash used in investing activities                                    (30,686)     (24,490)
                                                                      -----------  -----------

Cash flows from financing activities:
   Repayment of capital lease obligation                                     (24)         (15)
   Net increase in deposits                                               43,971       23,294
   Net increase in short-term borrowings                                   3,467        1,993
   Issuance of common stock                                                1,122        5,785
                                                                      ----------   ----------

Net cash provided by financing activities                                 48,536       31,057
                                                                      ----------   ----------

Net increase in cash and cash equivalents                                 18,075        5,855

Cash and cash equivalents at beginning of period                           5,855           --
                                                                      ----------   ----------

Cash and cash equivalents at end of period                              $ 23,930     $  5,855
                                                                      ==========   ==========

Supplemental disclosure of cash flow information:
   Cash paid during the period for:
     Interest                                                         $    1,243   $      254
     Income taxes                                                            219           --
   Noncash items:
     Net change in unrealized gains for available for sale securities         16          114

See accompanying notes to financial statements.

(1)     NATURE OF OPERATIONS

        1st Colonial National Bank (the Bank) was organized as of March 1, 2000 pursuant to the filing of Articles of Association and an Organization Certificate with the Office of the Comptroller of the Currency (the OCC). The Bank completed its initial public offering of its common stock on June 29, 2000 and opened for business on June 30, 2000. The Bank is a national bank chartered under the National Bank Act. The principal activity of the Bank is to provide its local communities with general commercial and retail banking services. The Bank is supervised and regulated by the OCC. The Bank's deposits are insured by the Federal Deposit Insurance Corporation (FDIC) to the extent applicable by law. The Bank is managed as one business segment.

(2)     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        (a)    USE OF ESTIMATES

               The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

        (b)    CASH AND CASH EQUIVALENTS

               For purposes of reporting cash flows, cash and cash equivalents include cash and amounts due from banks, interest-bearing deposits, and federal funds sold. Generally, federal funds sold are repurchased the following day.

        (c)    INVESTMENTS HELD TO MATURITY

               Debt securities that management has the positive intent and ability to hold until maturity are classified as held to maturity and are carried at their remaining unpaid principal balance, net of unamortized premiums or unaccreted discounts. Premiums are amortized and discounts are accreted using a method that produces results that approximate level yield over the estimated remaining term of the underlying security.

        (d)    SECURITIES AVAILABLE FOR SALE

               Securities not classified as held to maturity are classified as available for sale and are stated at fair value. Unrealized gains and losses are excluded from earnings and are reported net of tax as a separate component of retained earnings until realized. Gains and losses are determined using the specific-identification method and are accounted for on a trade-date basis.

        (e)    MORTGAGE LOANS HELD FOR SALE

               The Bank originates and sells residential mortgage loans (without recourse) to the secondary market. This activity enables the Bank to fulfill the credit needs of the community while reducing its overall exposure to interest rate and credit risk. These loans are reported at the lower of their cost or fair market value.

        (f)    LOANS

               Loan origination fees of completed loans are deferred and recognized over the life of the loan as an adjustment of yield. Deferred loan origination fees are recognized as a yield adjustment and reflected as interest income in the statements of operations. The unamortized balances of such deferred loan origination fees are reported on the Bank's statements of financial condition as a component of loans receivable.

               Interest income is recorded on the accrual basis. Loans are reported as nonaccrual if they are past due as to principal or interest payments for a period of 90 days or more. Exceptions may be made if a loan is deemed by management to be well collateralized and in the process of collection. Loans that are on a current payment status may also be classified as nonaccrual if there is serious doubt as to the borrower's ability to continue interest or principal payments. When a loan is placed in the nonaccrual category, interest accruals cease and uncollected accrued interest receivable is reversed and charged against current interest income. Nonaccrual loans are generally not returned to accruing status until principal and interest payments have been brought current and full collectibility is reasonably assured. Impaired loans are measured based on the present value of expected future discounted cash flows, the market price of the loan, or the fair value of the underlying collateral if the loan is collateral dependent. For purposes of applying the measurement criteria for impaired loans, the Bank excludes large groups of smaller balance homogeneous loans, primarily consisting of residential real estate and consumer loans, as well as commercial loans with balances of less than $100,000. The recognition of interest income on impaired loans is the same as for nonaccrual loans discussed above.

        (g)    ALLOWANCE FOR LOAN LOSSES

               The allowance for loan losses is established through a provision for loan losses charged to operations. The allowance is maintained at a level that management believes will be adequate to absorb estimated losses on existing loans based on the collectibility of the loans and prior loss experience. Management uses significant estimates to determine the allowance for loan losses. Management's evaluations consider such factors as changes in the nature and volume of the portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrowers' ability to pay. Loans are charged against the allowance when they are determined to be uncollectible.

               In addition, regulatory authorities, as an integral part of their examinations, periodically review the allowance for loan losses. They may require additions to the allowance based upon their judgments about information available to them at the time of examination.

        (h)    BANK PREMISES AND EQUIPMENT

               Bank premises and equipment are recorded at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the expected useful lives of the assets. Amortization of leasehold improvements is computed using the straight-line method over the shorter of the useful lives or the remaining lease term. Software costs, furniture, and equipment have depreciable lives of 3 to 10 years. Building and improvements have estimated useful lives of 39 years. The costs of maintenance and repairs are expensed as they are incurred, and renewals and betterments are capitalized.

        (i)    REAL ESTATE OWNED

               Real estate owned would be comprised of properties acquired through foreclosure proceedings or acceptance of a deed in lieu of foreclosure. Real estate owned is recorded at the lower of the carrying value of the loan or the fair value of the property, net of estimated selling costs. Costs relating to the development or improvement of the properties are capitalized, while expenses related to the operation and maintenance of properties are expensed as incurred. Gains or losses upon dispositions are reflected in earnings as realized. The Bank has no real estate owned at December 31, 2001 and 2000.

        (j)    EARNINGS PER SHARE

               Basic earnings per share is calculated on the basis of net income divided by the weighted average number of shares outstanding. Dilutive earnings per share includes dilutive common stock equivalents as computed under the treasury stock method using average common stock prices. At December 31, 2001, the Bank has 1,024,586 outstanding shares of common stock. The basic earnings per share is $0.39 and the dilutive earnings per share is $0.38 for the year ended December 31, 2001, and both the basic and dilutive loss per share were $(0.67) for the period from June 30, 2000 (inception) to December 31, 2000. Share and per-share data for all periods presented have been restated to reflect the 10% stock split effected in the form of a dividend that was declared on December 19, 2001 and issued to all shareholders of record as of January 2, 2002.

        (k)    INCOME TAXES

               Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, as well as operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is established against deferred tax assets when, in the judgment of management, it is more likely than not that such deferred tax assets will not become available.

        (l)    STOCK OPTIONS

               The Bank accounts for its stock option plans in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, as permitted by Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation. As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. SFAS No. 123 requires entities that continue to apply the provisions of APB Opinion No. 25 to provide pro-forma net income and pro-forma earnings per share disclosures for stock option grants made in 1995 and subsequent years as if the fair-value-based method defined in SFAS No. 123 had been applied.

        (m)    RECENT ACCOUNTING PRONOUNCEMENTS

               In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, then a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of certain foreign currency exposures. Perspective application of SFAS No. 133 as amended by SFAS No. 137 is required for all fiscal quarters for fiscal years beginning after June 15, 2000; however, earlier application is permitted. There was no impact on the Bank's financial condition, results of operations, or equity from the adoption of SFAS No. 133 on January 1, 2001, since the Bank does not engage in derivative instruments or hedging activities.

               In September 2000, the FASB issued SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. SFAS No. 140 supercedes and replaces the guidance in SFAS No. 125. It revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, although it carries over most of the provisions of SFAS No. 125 without reconsideration.

               SFAS No. 140 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001, and for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. SFAS No. 140 is to be applied prospectively with certain exceptions. Other than those exceptions, earlier or retroactive application of its accounting provisions is not permitted. There was no impact from the adoption of SFAS No. 140 on the Bank's financial condition, equity, results of operations, or disclosure.

               In June 2001, the FASB issued SFAS No. 141, Business Combinations. SFAS No. 141 addresses financial accounting and reporting for business combinations and supersedes APB Opinion No. 16, Business Combinations, and SFAS No. 38, Accounting for Preacquisition Contingencies of Purchased Enterprises. All business combinations in the scope of SFAS No. 141 are to be accounted for using the purchase method.

               The provisions of SFAS No. 141 apply to all business combinations initiated after June 30, 2001. SFAS No. 141 also applies to all business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001 or later. There was no impact on the Bank's earnings, financial condition, or equity upon adoption of SFAS No. 141.

               In June 2001, the FASB issued SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, Intangible Assets. It addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. SFAS No. 142 also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements.

               The provisions of SFAS No. 142 are required to be applied starting with fiscal years beginning after December 15, 2001, except that goodwill and intangible assets acquired after June 30, 2001 will be subject immediately to the nonamortization and amortization provisions of SFAS No. 142. There was no impact on the Bank's earnings, financial condition, or equity upon adoption of SFAS No. 142 on January 1, 2002.

               In August 2001, the FASB issued SFAS No. 144, Accounting for Impairment or Disposal of Long-Lived Assets. SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS No. 144 supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, and the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for the disposal of a segment of a business. SFAS No. 144 also amends ARB 51, Consolidated Financial Statements, to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. SFAS No. 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001 and interim periods within those fiscal years. There was no impact on the Bank's earnings, financial condition, or equity upon adoption of SFAS No. 144 on January 1, 2002.

(3)     INVESTMENT SECURITIES

        A comparison of amortized cost and approximate fair value of investment securities held to maturity and securities available for sale at December 31, 2001 and 2000 is as follows (in thousands):

                                                               2001
                                   -----------------------------------------------------------
                                                       GROSS           GROSS
                                                     UNREALIZED     UNREALIZED
                                         COST           GAINS         LOSSES       FAIR VALUE
                                      ---------        -------       ---------     ----------
Investments held to maturity:
    Municipal securities            $    1,216             ---      $       (1)    $    1,215
                                    -------------                   -------------  ----------
Total                               $    1,216             ---      $       (1)    $    1,215
                                    =============                   =============  ==========

Securities available for sale:
    U.S. government securities      $   15,373      $      184      $      (36)    $   15,521
    Mortgage-backed securities           1,457              15             ---          1,472
    Equity securities                      204             ---             ---            204
                                    -------------   -------------   -------------  ----------
Total                               $   17,034      $      199      $      (36)    $   17,197
                                    =============   =============   =============  ==========

                                                               2000
                                   -----------------------------------------------------------
                                                       GROSS           GROSS
                                                     UNREALIZED     UNREALIZED
                                         COST           GAINS         LOSSES       FAIR VALUE
                                      ---------        -------       ---------     ----------
Securities available for sale:
    U.S. government securities      $    9,688      $      114             ---     $    9,802
    Equity securities                      162             ---             ---            162
                                    -------------   -------------   -------------  ----------
Total                               $    9,850      $      114             ---     $    9,964
                                   -=============   =============   =============  ==========

(4)     LOANS RECEIVABLE

        Loans receivable consist of the following (in thousands):

                                                        2001                     2000
                                                ------------------       -------------------
Commercial                                           $   13,782               $    6,644
Real estate - commercial                                 12,280                    3,154
Real estate - residential                                   122                      ---
Construction                                              2,120                      ---
Consumer loans                                            8,316                    4,490
                                                     ------------             ----------
                                                         36,620                   14,288
Less allowance for loan losses                             (335)                    (110)
Deferred loan fees                                          (24)                       5
                                                     ------------             ----------

Loans receivable, net                                $   36,261               $   14,183
                                                     ============             ==========

        The Bank is subject to a loans-to-one-borrower limitation of 15% of capital funds. At December 31, 2001, the loans-to-one-borrower limitation was $1,000,000; this excludes an additional 10% of adjusted capital funds or $667,000, which may be loaned if collateralized by readily marketable securities as defined by regulations. At December 31, 2001, there are no loans outstanding or committed to any one borrower that individually or in the aggregate exceed that limit.

        The Bank lends primarily to customers in its local market area. Most loans are mortgage loans secured by real estate. Included as mortgage loans are commercial real estate, residential real estate, and jumbo real estate loans. Accordingly, lending activities could be affected by changes in the general economy, the regional economy, or real estate values. At December 31, 2001 and 2000, mortgage loans secured by real estate totaled $12,402,000 and $3,154,000, respectively. Mortgage loans represent 33.9% and 22.1% of total loans at December 31, 2001 and 2000, respectively.

        At December 31, 2001 and 2000, and during the periods then ended, the Bank did not have any impaired loans. In addition, at December 31, 2001 and 2000, the Bank did not have any nonaccrual loans.

        The following is a summary of the activity of the allowance for loan losses (dollars in thousands):

                                                           2001                     2000
                                                   ---------------------    ---------------------
Balance, beginning of period                            $      110               $      ---
Provision for loan losses                                      225                      110
Recoveries (charge offs), net                                  ---                      ---
                                                        ------------             ----------

Balance, end of period                                  $      335               $      110
                                                        ============             ==========


(5)     BANK PREMISES AND EQUIPMENT

        Bank premises and equipment at December 31, 2001 and 2000 are summarized as follows (dollars in thousands):

                                                           2001                     2000
                                                   ---------------------    ---------------------
Furniture and equipment                                 $      260               $      220
Leasehold improvements                                         290                      250
                                                        ------------             ----------
                                                               550                      470
Accumulated depreciation and amortization                     (108)                     (34)
                                                        ------------             -----------

Total                                                   $      442               $      436
                                                        ============             ==========

        Depreciation expense was $74,000 and $34,000 for the year ended December 31, 2001 and the period from June 30, 2000 (inception) to December 31, 2000, respectively.

(6)     DEPOSITS

        Deposits consist of the following major classifications (dollars in thousands):

                                                     2001                        2000
                                            -----------------------     ------------------------
                                             AMOUNT     PERCENTAGE       AMOUNT      PERCENTAGE
                                            ---------   -----------     --------     -----------
Interest-bearing checking accounts          $12,363         18.4%      $ 6,415            27.5%
Noninterest-bearing checking accounts        10,616         15.8         4,877            20.9
Savings accounts                              2,663          4.0           994             4.3
Money market accounts                        27,552         41.0         7,125            30.6
                                            ---------   -----------    ---------     ---------
                                             53,194         79.1        19,411            83.3
Jumbo certificate accounts                   11,326         16.8         2,143             9.2
Nonjumbo certificates:
  Original maturities of six months or
  less                                        1,159          1.7           599             2.6
  Original maturities of more than six
  months                                      1,586          2.3         1,141             4.9
                                            ---------   -----------    ---------     ---------
Total                                       $67,265        100.0%      $23,294           100.0%
                                            =========   ===========    =========     ==========

        The weighted average rates on certificates of deposit were 4.37% and 5.46% at December 31, 2001 and 2000, respectively.

        Because the Bank has been in operation for a short period of time, a limited number of account holders constitute a significant portion of the deposit balances.

        Interest expense on deposits consisted of the following for the year ended December 31, 2001 and the period from June 30, 2000 (inception) to December 31, 2000 (dollars in thousands):

                                                           2001                     2000
                                                   ---------------------    ---------------------
Demand accounts                                         $      278               $       46
Savings accounts                                               430                      114
Certificates of deposit                                        423                       84
                                                        ------------             ----------

Interest expense on deposits                            $    1,131               $      244
                                                        ============             ==========

        The following is a schedule of certificates by maturities as of December 31, 2001 (in thousands):

Year ended December 31:
        2002                                           $  13,885
        2003                                                  91
        2004                                                  54
        2005                                                  41
        2006                                                  --
                                                       ---------

        Total                                          $  14,071
                                                       =========


(7)     BORROWING AVAILABILITY

        At December 31, 2001, the Bank had an unsecured line of credit with First Tennessee Bank in the aggregate amount of $1,800,000. At December 31, 2001, and during the year then ended, the Bank had no balances outstanding against its line of credit.

(8)     EARNINGS PER SHARE

        The following is a reconciliation of the numerators and denominators of the basic and dilutive earnings per share calculation for the year ended December 31, 2001 and the period from inception (June 30, 2000) to December 31, 2000 (dollars in thousands, except per-share data):

                                                     NET INCOME        SHARES        PER-SHARE
                                                         LOSS       OUTSTANDING        AMOUNT
                                                     ----------     -----------     -----------
DECEMBER 31, 2001
Basic earnings (loss) per share                     $     361             935       $     0.39
Dilutive earnings (loss) per share                  $     361             938       $     0.38

DECEMBER 31, 2000
Basic and dilutive earnings (loss) per share        $    (597)            893       $    (0.67)


        Earnings per share is calculated on the basis of weighted average number of shares outstanding. At December 31, 2001, the Bank has 1,024,586 outstanding shares of common stock.

(9)     FAIR VALUE OF FINANCIAL INSTRUMENTS

        The following required disclosure of the estimated fair value of financial instruments has been determined by the Bank using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Bank could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

        The methods and assumptions used to estimate the fair values of each class of financial instruments are as follows:

        (a) CASH AND CASH EQUIVALENTS, ACCRUED INTEREST RECEIVABLE, AND ACCRUED INTEREST PAYABLE

               The items are generally short term in nature, and accordingly, the carrying amounts reported in the statements of financial condition are reasonable approximations of their fair values.

        (b)    INVESTMENT SECURITIES

               Fair values for investment securities are based on quoted market prices, if available. If quoted market prices are not available, then fair values are based on quoted market prices of comparable instruments.

        (c)    LOANS

               For variable rate loans that reprice frequently and with no significant change in credit risk, fair value is based on carrying value. The fair value for other loans receivable was estimated using a discounted cash flow analysis, which uses interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Consideration was given to prepayment speeds, economic conditions, risk characteristics, and other factors considered appropriate.

        (d)    DEPOSITS

               The fair values of deposits subject to immediate withdrawal, such as interest and noninterest checking, statement savings, and money market demand deposit accounts, are equal to their carrying amounts in the accompanying statements of financial condition. Fair values for time deposits are estimated by discounting future cash flows using interest rates currently offered on time deposits with similar remaining maturities.

        (e)    OFF-BALANCE-SHEET INSTRUMENTS

               Off-balance-sheet instruments are primarily comprised of loan commitments and unfunded lines of credit that are generally priced at market rate at the time of funding. Therefore, these instruments have nominal value prior to funding.

               The estimated fair value of the Bank's financial instruments at December 31, 2001 and 2000 was as follows (dollars in thousands):


                                                  2001                         2000
                                        --------------------------   -------------------------
                                                        ESTIMATED                    ESTIMATED
                                          CARRYING        FAIR          CARRYING       FAIR
                                           AMOUNT         VALUE          AMOUNT        VALUE
                                        -----------    -----------   -----------    ----------
Financial assets:
  Cash and cash equivalents             $  23,930      $  23,930     $   5,855      $   5,855
  Investments held to maturity              1,216          1,215           ---            ---
  Investments available for sale           17,197         17,197         9,964          9,964
  Loans held for sale                         182            182           ---            ---
  Loans receivable, net                    36,261         36,421        14,183         14,183
  Accrued interest receivable                 330            330           246            246
                                        -----------    -----------   -----------    ---------

Total financial assets                  $  79,116      $  79,275     $  30,248      $  30,248
                                        ===========    ===========   ===========    =========

Financial liabilities:
  Checking accounts                     $  22,979      $  22,979     $  11,291      $  11,291
  Statement savings accounts                2,663          2,663           994            994
  Money market accounts                    27,552         27,552         7,127          7,127
  Certificates of deposit                  14,071         14,003         3,882          3,882
  Accrued interest payable                     30             30             9              9
                                        -----------    -----------   -----------    ---------

Total financial liabilities             $  67,295      $  67,227     $  23,303      $  23,303
                                        ===========    ===========   ===========    =========

Off-balance-sheet instruments:
  Commitments to extend credit          $   6,643            ---     $   3,268            ---
                                        ===========    ===========   ===========    =========

(10)    INCOME TAXES

        Income tax expense (benefit) consisted of the following for the year ended December 31, 2001 and the period from June 30, 2000 (inception) to December 31, 2000 (dollars in thousands):

                                                           2001                     2000
                                                   ---------------------    ------------------
Federal:
   Current                                              $      105                      ---
   Deferred                                                   (220)                     ---
                                                        ------------             ----------
                                                              (115)                     ---

State:
   Current                                                      20                      ---
   Deferred                                                      1                      ---
                                                        ------------             ----------

Total                                                   $      (94)                     ---
                                                        ============             ==========

        The following is a reconciliation between expected tax expense (benefit) at the statutory rate of 34% and actual tax expense (dollars in thousands):

                                                           2001                     2000
                                                   ---------------------    ---------------------

At federal statutory rate                               $       91               $     (203)
Adjustments resulting from:
   State tax, net of federal benefit                            14                      ---
   (Decrease) increase in valuation allowance                 (194)                     194
   Tax exempt interest income                                   (5)                     ---
   Other                                                         2                        9
                                                        ------------             ----------
Total                                                   $      (92)              $      ---
                                                        ============             ==========


        Significant deferred tax assets and liabilities of the Bank at December 31, 2001 and 2000 are as follows (dollars in thousands):

                                                           2001                     2000
                                                   ---------------------    ---------------------
Deferred tax assets:
   Depreciation                                         $        2               $        2
   Organization costs                                           93                       70
   Book bad debt reserves - loans                              134                       44
   Net operating loss - federal                                ---                       60
   Net operating loss - state                                  ---                       16
   Charitable contribution carryforward                        ---                        2
                                                        ------------             ----------
       Total gross deferred tax assets                         229                      194

   Less valuation allowance                                    ---                     (153)
                                                        ------------             -----------
       Net deferred tax assets                                 229                       41
                                                        ------------             ----------

Deferred tax liabilities:
   Deferred loan costs                                          (1)                     ---
   Unrealized gains on available for sale
       securities                                              (65)                     (41)
   Prepaid expenses                                             (9)                     ---
                                                        ------------             ----------
       Total gross deferred tax liabilities                    (75)                     (41)
                                                        ------------             -----------

Net deferred tax asset (liability)                      $      154               $      ---
                                                        ============             ==========

        The realizability of deferred tax assets is dependent upon various factors, including the generation of future taxable income, the existence of taxes paid and recoverable, the reversal of deferred tax liabilities, and tax planning strategies. Based upon these and other factors, management determined during 2001 that it is more likely than not that the Bank will realize the benefits of these deferred tax assets and, as a result, removed the valuation allowance.

(11)    LEASE OF PREMISES

        The Bank currently operates from one location at 1040 Haddon Avenue, Collingswood, New Jersey. On October 1, 1999, CNB Partnership LLC (an affiliate of the Bank's directors) entered into a lease agreement with the owner of such premises. This lease was assigned by CNB Partnership to the Bank, effective as of June 30, 2000. The initial term of the lease is for ten years, with options to renew the lease for two additional five-year terms. Future minimum payments under this lease are summarized as follows (dollars in thousands):

        2002                                           $      45
        2003                                                  45
        2004                                                  45
        2005                                                  47
        2006                                                  50
        Thereafter                                           173
                                                       ---------

                                                       $     405
                                                       =========


        Total rent expense was $45,000 and $22,500 for the year ended December 31, 2001 and for the period from June 30, 2000 (inception) to December 31, 2000, respectively.

(12)    CAPITAL LEASES

        At December 31, 2001, the Bank was obligated under noncancelable capital leases, for a portion of the Bank's computer equipment. Future minimum payments under these leases for the years 2002 through 2004 are as follows (dollars in thousands):

Year ended December 31
        2002                                           $      32
        2003                                                  32
        2004                                                  11
                                                       ---------
               Total                                          75
        Less interest                                         (9)
                                                       ----------
        Net future minimum payments                    $      66
                                                       =========


(13)    COMMITMENTS AND CONTINGENCIES

        (a)    FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

               The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business. These financial instruments include commitments to extend credit to meet the financing needs of its customers. Commitments issued to potential borrowers of the Bank amounted to approximately $6,643,000 and $3,268,000 at December 31, 2001 and 2000,
               respectively. Such commitments have been made in the normal course of business and at current prevailing market terms. The commitments, once funded, are principally to originate commercial loans and other loans secured by real estate.

        (b)    LEGAL PROCEEDINGS

               At December 31, 2001 , the Bank was neither engaged in any existing nor aware of any pending legal proceedings. From time to time, the Bank is a party to legal proceedings within the normal course of business wherein it enforces its security interest in loans made by it, and other matters of a similar nature.

               On February 15, 2000, Colonial Bank, a federal mutual savings bank located in Gloucester County, New Jersey (the Plaintiff), filed an action in the Superior Court of New Jersey, Chancery Division, Gloucester County against the Bank alleging that the use of the name "1st Colonial National Bank" by the Bank constituted a violation of Colonial Bank's rights to its name, unfair competition, a violation of New Jersey trademark law and tortuous interference with the Plaintiff's business. On October 17, 2001, this litigation was settled by written agreement between the Bank and the Plaintiff.

               Under terms of this agreement, the Plaintiff released the Bank from all claims relating to this matter, and the litigation was dismissed with prejudice. The Bank agreed that, with the exception of Westville, New Jersey, it will not open a branch location in Gloucester County, New Jersey under a name including the word "Colonial." The Bank may, however, conduct business in any area of Gloucester County, New Jersey under any name so long as the Bank does not do so from a branch that is operated under a name that includes the word "Colonial."

               The Bank also agreed that, in the event it enters into a transaction pursuant to which the Bank is acquired, the Bank will require, as a material term of such acquisition, that the name "1st Colonial National Bank" will not be utilized by the successor organization.

(14)    RELATED-PARTY TRANSACTIONS

        The Bank routinely enters into transactions with its Directors and Officers. Such transactions are made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and do not, in the opinion of management, involve more than normal credit risk or present other unfavorable features. The aggregate amount of loans to such related parties at December 31, 2001 and 2000 was $872,000 and $477,000, respectively. During 2001 and 2000, new loans and credit line advances to such related parties amounted to $756,000 and $486,000, respectively, and repayments amounted to $361,000 and $9,000, respectively.

        The Bank engaged in certain property inspection services with an entity that is affiliated with a director of the Bank. Such aggregate services amounted to fees of $1,000 for the year ended December 31, 2001. In management's opinion, the terms of the service provided was substantially equivalent to that which would have been obtained from an unaffiliated party.

(15)    DIVIDEND POLICY

        The future dividend policy of the Bank is subject to the discretion of the board of directors and will be dependent upon a number of factors, including operating results, financial condition, and general business conditions. Holders of common stock are entitled to receive dividends if and when declared by the board of directors of the Bank out of funds legally available for that purpose. National bank regulations limit the amount of dividends that may be paid without prior approval of the Bank's regulatory agency. Under this limitation, the payment in any year is limited to the net profits (as defined by the regulations) for that year plus the retained net profits (as defined by the regulations) for the preceding two years. The Bank is also subject to minimum capital levels that could minimize payment of dividends, although the Bank currently has capital levels that are in excess of minimum capital level ratios required.

(16)    STOCK OPTION PLAN AND WARRANTS

        On June 29, 2000, the Bank issued stock options to the Bank's employees totaling 15,620 shares of the total shares of the Bank's common stock at December 31, 2000. These options will vest and become exercisable in five equal annual installments commencing on the first anniversary of the date of grant and continuing on each such successive anniversary of such date. These options are exercisable at $7.27 per share for a period of up to ten years after the grant date.

        On June 29, 2000, the Bank also issued stock options to the Bank's board of directors totaling 4,741 shares of the total shares of common stock at December 31, 2000. These options are exercisable at $7.27 per share for a period up to ten years after the date of grant. The vesting period for these options is eleven months.

        In April 2001, 6,353 shares of common stock options were granted to the Bank's board of directors at an exercise price of $9.09 per share, of which all the shares become vested in 11 months. Options expire ten years from the date of the grant.

        In June 2001, 3,913 shares of common stock options were granted to the Bank's employees at an exercise price of $9.09 per share, of which 20% become vested each year beginning one year after grant date.

        In accordance with APB Opinion No. 25, under the intrinsic-value-based method, the Bank is required to recognize compensation expense for the excess of the quoted market price of the stock at the grant date over the amount an employee must pay to acquire the stock. All stock options were granted either equivalent to or above the market prices on the date of grant. Accordingly, no compensation cost has been recognized for the plan. Had compensation cost for the plan been determined based on the fair value of the options at the grant dates consistent with the method of SFAS No. 123, the Bank's net income and earnings per share would have been reduced to the pro forma amounts indicated below (dollars in thousands, except per-share data):


                                                  2001                         2000
                                        ------------------------     -------------------------
                                        AS REPORTED    PRO FORMA     AS REPORTED     PRO FORMA
                                        -----------    ---------     -----------     ---------
Net income (loss)                       $     361      $     317     $    (597)      $    (624)
Basic earnings (loss) per share              0.39           0.34         (0.67)          (0.70)
Dilutive earnings (loss) per share           0.38           0.34         (0.67)          (0.70)

        A summary status of the Bank's Stock Option Plans as of December 31, 2001 and 2000, and the changes during the periods then ended, is as follows (shares in thousands):


                                                  2001                         2000
                                        ---------------------------  ----------------------------
                                                        WEIGHTED                     WEIGHTED
                                                        AVERAGE                      AVERAGE
                                          SHARES         PRICE         SHARES         PRICE
                                          ------         -----         ------         -----
Outstanding, beginning of year             20,361      $       7.27       ----      $        ---
Granted                                    10,266              9.09     20,361              7.27
Exercised                                     ---               ---        ---               ---
                                        ---------                    ---------
Outstanding, end of year                   30,627      $       7.88     20,361      $       7.27
                                        =========      ============  =========      ============

Options exercisable at December 31          7,865                          ---
                                        =========                    =========
Weighted average fair value of
  options granted during the year                      $       5.00                 $       4.40
                                                       ============                 ============


        The fair value of each option grant that is estimated on the date of grant using the Black-Scholes options-pricing model was $4.93 for options granted to the board of directors after April 1, 2001; $5.10 for options granted to the Bank's employees on June 1, 2001; and $4.40 for the options granted on June 30, 2000. Significant assumptions used in the model for 2001 and 2000 grants included a risk-free interest rate of 6.21% for April 2001, 6.01% for June 2001, and 6.47% in 2000;
        assuming no cash dividends for both years; an expected life of ten years for both years; and expected volatility of 25% for April 2001, 29% for June 2001, and 21% for 2000.

        On December 19, 2001, the Bank declared a 10% stock split effected in the form of a dividend to all shareholders of record as of January 2, 2002. All of the common stock options were adjusted for the 10% stock split effected in the form of a dividend.

        At the time of the initial offering, the Bank issued warrants to purchase 88,000 shares of the Bank's common stock at $10.55 per share. These warrants are exercisable four years from the date of the original prospectus, May 17, 2000.

(17)    REGULATORY MATTERS

        The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

        Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2001 and 2000, the Bank meets all capital adequacy requirements to which it is subject.

        As of December 31, 2001, the most recent notification from the FDIC categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

        The Bank's actual capital amounts and ratios at December 31, 2001 and 2000 are presented in the following table (dollars in thousands):

                                                                                  TO BE
                                                                             WELL-CAPITALIZED
                                                                               UNDER PROMPT
                                                  FOR CAPITAL ADEQUACY         CORRECTIVE
                                ACTUAL                  PURPOSES            ACTION PROVISIONS
                          --------------------    ---------------------    ---------------------
                          AMOUNT       RATIO       AMOUNT        RATIO      AMOUNT      RATIO
                          ------       -----      -------        -----      ------      ------
At December 31, 2001
  Total capital (to
    risk weighted
    assets)               $7,005           16%     $3,557           8%      $4,446          10%
  Tier I Capital (to
    risk weighted
    assets)                6,670           15       1,778           4        2,667           6
  Tier I Capital (to
    average assets)        6,670           10       2,711           4        3,389           5

At December 31, 2000
  Total capital (to
    risk weighted
    assets)                5,298           30       1,402           8        1,752          10
  Tier I Capital (to
    risk weighted
    assets)                5,188           30         701           4        1,051           6
  Tier I Capital (to
    average assets)        5,188           19       1,082           4        1,366           5


        As a DeNovo bank, the OCC requires the Bank to maintain a level of equity capital equal to at least 8% of total assets for the first three years of operation unless written consent has been received from the OCC permitting a lower ratio.

(18) EVENTS (UNAUDITED) SUBSEQUENT TO DATE OF THE REPORT OF THE INDEPENDENT AUDITOR

        On March 5, 2002, the Bank entered into an Agreement and Plan of Reorganization and Merger (the "Merger Agreement") with 1st Colonial Bancorp, Inc. ("Bancorp"), a company formed by the Bank. Pursuant to the Merger Agreement, the Bank will, subject to necessary shareholder and regulatory approvals, become a wholly owned subsidiary of Bancorp. The transactions contemplated by the Merger Agreement are referred to here as the "Reorganization." In the Reorganization, each shareholder who has not exercised his or her right of dissent and appraisal regarding the Reorganization will exchange each share of his or her Bank common stock for one share of the common stock of Bancorp.

        The Merger Agreement was unanimously approved by the Bank's Board of Directors and was approved by the Bank's shareholders at the annual meeting held on June 12, 2002. The Reorganization will be effective on June 30, 2002.

        No person is authorized to give any information or make any representation other than as contained in this prospectus and, if given or made, such other information or representations must not be relied upon as having been authorized by the Company. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction where such offer would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since any of the dates as of which information is furnished herein or since the date hereof.

                                    UNITS

                          1ST COLONIAL BANCORP, INC.

                         ----------------------------

                                  PROSPECTUS

                         ----------------------------

                          ___________________, 2002

                              TABLE OF CONTENTS

                                                                                        Page
                                                                                        ----
Available Information................................................................
Forward-Looking Statements...........................................................
Prospectus Summary...................................................................
Summary Selected Consolidated Financial Data.........................................
Risk Factors.........................................................................
Use of Proceeds......................................................................
Market for Company's Common Stock....................................................
Dividend Policy......................................................................
Capitalization.......................................................................
Management's Discussion and Analysis of Financial Condition and Results of
     Operations......................................................................
Business.............................................................................
Supervision and Regulation...........................................................
Management...........................................................................
Description of the Company's Securities..............................................
Certain Federal Income Tax Considerations............................................
The Offering--Plan of Distribution...................................................
Legal Matters........................................................................
Experts..............................................................................
Index to Consolidated Financial Statements...........................................    F-1
Consolidated Financial Statements....................................................    F-2

        Through and including __________, 2002, all dealers effecting transactions in these securities, wether or not participating in this offering, may be required to deliver a prospectus.

                                   PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        The By-Laws of the Company provide for (1) indemnification of directors, officers, employees and agents of the Company and its subsidiaries and (2) the elimination of a director's liability for monetary damages, in each case to the fullest extent permitted by Pennsylvania law.

        Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees and agents of the corporation against liabilities they may incur in such capacities for any action taken or failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the elimination of a director's liability for monetary damages for any action taken or any failure to take any action unless
(1) the director has breached or failed to perform the duties of his or her office and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

        The Company's directors and officers are insured against certain liabilities for their actions, as such, by an insurance policy obtained by the Company.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

SEC Registration Fee.......................................    $1,090
Accounting Fees and Expenses...............................    *
Printing and Engraving.....................................    *
Legal Fees and Expenses....................................    *
Blue Sky Fees and Expenses.................................    *
Transfer Agent and Registrar Fees..........................    *
Miscellaneous Expenses.....................................    *

    Total..................................................    *


-------

*     To be completed by amendment.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

        The following information relates to securities of the Bank or the Company issued or sold within the past three years which were not registered under the Securities Act of 1933, as amended (the "Securities Act"):

        (i) In connection with the organization of the Bank, on June 29, 2000, the Bank issued a total of 811,445 shares of common stock at a price of $8.00 per share. These shares were issued without registration under the Securities Act in reliance upon the exemption provided by Section 3(a)(5) of the Securities Act. No underwriters were involved in this issuance.

        (ii) On September 7, 2001, the Bank issued 119,960 shares of common stock at a price of $9.50 per share. The shares were issued without registration under the Securities Act in reliance upon the exemption provided by Section 3(a)(5) of the Securities Act. No underwriters were involved in this issuance.

ITEM 27.  EXHIBITS

   EXHIBIT
   NUMBER                               DESCRIPTION OF EXHIBITS

     3.1 Amended and Restated Articles of Incorporation of 1st Colonial Bancorp, Inc. (Incorporated by reference from Exhibit 3.1 to the Company's Registration Statement No. 333- 84114 on Form S-
               4).

     3.2 By-Laws of 1st Colonial Bancorp, Inc. (Incorporated by reference from Exhibit 3.2 to the Company's Registration Statement No. 333- 84114 on Form S- 4).

     5.1       Opinion of Stevens & Lee re:  Legality of Shares Being
               Registered.

    10.1 1st Colonial National Bank Employee Stock Option Plan. (Incorporated by reference from Exhibit 10.1 to the Company's Registration Statement No. 333 - 84114 on Form S -4)

    10.2 1st Colonial National Bank Stock Option Plan for Outside Directors. (Incorporated by reference from Exhibit 10.2 to the Company's Registration Statement No. 333 - 84114 on Form S -4)

    10.3 Employment Agreement dated as of June 29, 2000, between 1st Colonial National Bank and Gerard M. Banmiller. (Incorporated by reference from Exhibit 10.3 to the Company's Registration Statement No. 333 - 84114 on Form S -4)

    10.4 Employment Agreement dated as of June 29, 2000, between 1st Colonial National Bank and James E. Strangfeld. (Incorporated by reference from Exhibit 10.4 to the Company's Registration Statement No. 333 - 84114 on Form S -4)

    10.5 Employment Agreement dated as of May 9, 2001, between 1st Colonial National Bank and Robert C. Faix. (Incorporated by reference from Exhibit 10.5 to the Company's Registration Statement No. 333 - 84114 on Form S -4)

    10.6       Lease Agreement dated October 1, 1999 between 1st Colonial
               National

               Bank and First States Partners No. 203, LLC. (Incorporated by reference from Exhibit 10.6 to the Company's Registration Statement No. 333 - 84114 on Form S -4)

    10.7 Data Processing Services Agreement dated December 23, 1999 between Intercept Group (successor to SLMsoft.com Inc.) and 1st Colonial National Bank. (Incorporated by reference from
               Exhibit 10.7 to the Company's Registration Statement No. 333 - 84114 on Form S -4)

    10.8 Warrant Agreement between 1st Colonial Bancorp, Inc. and StockTrans, Inc. dated July __, 2002 *

    11.1       Computation of Earnings Per Share

    21.1       Subsidiaries of the Registrant

    23.1       Consent of Stevens & Lee (included in Exhibit 5.1).

    23.2       Consent of KPMG, LLP

    23.3       Consent of Stockton Bates, LLP

    24.1 Power of Attorney of Directors and Officers (included in signature page).

-------

*     To be filed by amendment.

ITEM 28.          UNDERTAKINGS

        - Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

        - In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        - The small business issuer will supplement the prospectus, after the end of the subscription period, to include the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities that the underwriters will purchase and the terms of any later reoffering. If the underwriters make any public offering of the securities on terms different from those on the cover page of the prospectus, the small business issuer will file a post-effective amendment to state the terms of such offering.

           -   The undersigned registrant will:

               (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective; and

               (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                  SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form SB-2 and has authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Collingswood, State of New Jersey on July 5, 2002.

                                   1ST COLONIAL BANCORP, INC.

                                   By:    /s/ Gerard M. Banmiller
                                        ------------------------------
                                       Gerard M. Banmiller
                                       President and Chief Executive Officer

                              POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gerard M. Banmiller, James E. Strangfeld, Wesley R. Kelso, Esquire or Edward C. Hogan, Esquire, and each of them (with full power to act alone), as his true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

Signature                                  Title                                      Date
---------                                  -----                                      ----
/s/ Linda M. Rohrer                        Chairman of the Board                July 5, 2002
-------------------------------------
Linda M. Rohrer

/s/ Gerard M. Banmiller                    President and Chief Executive        July 1, 2002
-------------------------------------      Officer
Gerard M. Banmiller

/s/ Robert C. Faix                         Senior Vice President and Chief      July 3, 2002
-------------------------------------      Financial Officer (Principal
Robert C. Faix                             Financial and Accounting Officer)

/s/ Thomas A. Clark                        Director                             July 3, 2002
-------------------------------------
Thomas A. Clark

Letitia G. Colombi                         Director                             July 5, 2002
-------------------------------------
Letitia G. Colombi

/s/ Gerald J. DeFelicis                    Director                             July 2, 2002
-------------------------------------
Gerald J. DeFelicis

/s/ John J. Donnelly IV                    Director                             July 5, 2002
-------------------------------------
John J. Donnelly IV

/s/ Eduardo F. Enriquez                    Director                             July 5, 2002
-------------------------------------
Eduardo F. Enriquez

/s/ Stanley H. Molotsky                    Director                             July 5, 2002
-------------------------------------
Stanley H. Molotsky

                                INDEX TO EXHIBITS

   EXHIBIT
   NUMBER                               DESCRIPTION OF EXHIBITS

     3.1 Amended and Restated Articles of Incorporation of 1st Colonial Bancorp, Inc. (Incorporated by reference from Exhibit 3.1 to the Company's Registration Statement No. 333- 84114 on Form S-
               4).

     3.2 By-Laws of 1st Colonial Bancorp, Inc. (Incorporated by reference from Exhibit 3.2 to the Company's Registration Statement No. 333- 84114 on Form S- 4).

     5.1       Opinion of Stevens & Lee re:  Legality of Shares Being
               Registered.

    10.1 1st Colonial National Bank Employee Stock Option Plan. (Incorporated by reference from Exhibit 10.1 to the Company's Registration Statement No. 333 - 84114 on Form S -4)

    10.2 1st Colonial National Bank Stock Option Plan for Outside Directors. (Incorporated by reference from Exhibit 10.2 to the Company's Registration Statement No. 333 - 84114 on Form S -4)

    10.3 Employment Agreement dated as of June 29, 2000, between 1st Colonial National Bank and Gerard M. Banmiller. (Incorporated by reference from Exhibit 10.3 to the Company's Registration Statement No. 333 - 84114 on Form S -4)

    10.4 Employment Agreement dated as of June 29, 2000, between 1st Colonial National Bank and James E. Strangfeld. (Incorporated by reference from Exhibit 10.4 to the Company's Registration Statement No. 333 - 84114 on Form S -4)

    10.5 Employment Agreement dated as of May 9, 2001, between 1st Colonial National Bank and Robert C. Faix. (Incorporated by reference from Exhibit 10.5 to the Company's Registration Statement No. 333 - 84114 on Form S -4)

    10.6 Lease Agreement dated October 1, 1999 between 1st Colonial National Bank and First States Partners No. 203, LLC. (Incorporated by reference from Exhibit 10.6 to the Company's Registration Statement No. 333 - 84114 on Form S -4)

    10.7 Data Processing Services Agreement dated December 23, 1999 between Intercept Group (successor to SLMsoft.com Inc.) and 1st Colonial National Bank. (Incorporated by reference from
               Exhibit 10.7 to the Company's Registration Statement No. 333 - 84114 on Form S -4)

    10.8 Warrant Agreement between 1st Colonial Bancorp, Inc. and StockTrans, Inc. dated July __, 2002 *

    11.1       Computation of Earnings Per Share

    21.1       Subsidiaries of the Registrant

    23.1       Consent of Stevens & Lee (included in Exhibit 5.1).

    23.2       Consent of KPMG, LLP

    23.3       Consent of Stockton Bates, LLP

    24.1 Power of Attorney of Directors and Officers (included in signature page).

-------

*     To be filed by amendment.